Exhibit 99.(c)(1)

B.6

Half Year Economic and
Fiscal Update 2009

Hon Bill English, Minister of Finance

15 December 2009

ISBN     978-0-478-35003-6 (Print)

ISBN     978-0-478-35004-3 (Online)

Statement of Responsibility

On the basis of the economic and fiscal information available to it, the Treasury has used its best professional judgement in supplying the Minister of Finance with this Economic and Fiscal Update.  The Update incorporates the fiscal and economic implications both of Government decisions and circumstances as at 25 November 2009 that were communicated to me, and of other economic and fiscal information available to the Treasury in accordance with the provisions of the Public Finance Act 1989.

John Whitehead
Secretary to the Treasury

8 December 2009

This Economic and Fiscal Update has been prepared in accordance with the Public Finance Act 1989.  I accept overall responsibility for the integrity of the disclosures contained in this Update, and the consistency and completeness of the Update information in accordance with the requirements of the Public Finance Act 1989.

To enable the Treasury to prepare this Update, I have ensured that the Secretary to the Treasury has been advised of all Government decisions and other circumstances as at 25 November 2009 of which I was aware and that had material economic or fiscal implications.

Hon  Bill English
Minister of Finance

8 December 2009

1 Economic and Fiscal Update

Overview

The economic and fiscal outlook is stronger...

The economic environment presented in this Half Year Update is stronger than predicted in Budget 2009, which means the Crown’s fiscal deficits are expected to be smaller than anticipated earlier in the year.

However, the broad economic and fiscal challenges presented in the Budget persist.  Imbalances in the economy are likely to return to the fore as domestic demand leads an anticipated upturn, while ongoing fiscal deficits are expected to push government debt levels significantly higher in the years ahead.

The heightened uncertainty surrounding the outlook for the world economy has diminished in recent months, but a degree of uncertainty remains and alternative scenarios are presented alongside the main predictions.

...as the world pulls out of its deepest recession in over 60 years...

The world economy has begun to recover from its most severe recession in more than 60 years, assisted by significant international government and central bank interventions, and the rebuilding of previously-depleted inventories by firms.  Increased global optimism has already boosted the local economy through some easing of credit constraints, higher confidence levels and a recovery in world commodity prices.  A stronger world economy is expected to raise New Zealand’s terms of trade and thus national income, although a related rise in the exchange rate will continue to dampen the profits of some exporters.

A gradual recovery in the economy is now expected to be led initially by domestic demand rather than be export volume-led.  After a 0.4% contraction in the March 2010 year, real GDP is forecast to rise 2.4% in the March 2011 year owing to higher consumer spending and a recovery in residential investment.  Growth is forecast to accelerate to 3.2% in the March 2012 year owing to higher export volumes as the exchange rate is projected to fall, and the Rugby World Cup and stronger world growth boost tourism.  Price inflation, combined with stronger real activity, is forecast to lift growth in nominal GDP from 1.7% in the March 2010 year to around 5% per annum for the rest of the forecast period.  Over the four years to June 2013 as a whole, nominal GDP is predicted to be $44 billion or nearly 6% higher than expected at Budget 2009, of which a little under half reflects the impact of higher prices, including both higher terms of trade and domestic inflation.

...but the rise in tax revenue will initially be muted...

A stronger economy is expected to lead to more tax revenue over the forecast period as a whole.  However, the initial recovery in tax revenue is expected to be muted by a lower starting position and by lags between economic activity and tax revenue, both of which are associated with business income tax.  The recent recession led to declining profits and larger losses among firms than were expected at Budget.  This accumulation of tax losses will likely hinder growth in income tax paid by firms in the recovery.  Tax revenue is forecast to be $400 million lower than expected at Budget in the June 2010 year.  With growth in PAYE and GST, tax revenue is forecast to be higher than previously expected in the following four June years.

Compared to pre-recession trends, there remains a permanent loss of future output and therefore tax revenue.  Nominal GDP is $29 billion or nearly 4% smaller over the four years to June 2012 than had been forecast prior to the crisis in Budget 2008.  This loss reflects the crisis itself; for example, by reducing business investment and thus growth in the stock of capital in the economy.  It also reflects a re-evaluation of how sustainable previous growth in the economy actually was, particularly growth in consumption.  The loss is smaller than expected in Budget 2009 largely because of higher population growth and stronger terms of trade.

...while core Crown expenses are higher and surpluses do not return until 2016/17...

Core Crown expenses remain high relative to revenue across the forecast period and are higher than expected in the Budget.  The stronger economic outlook is expected to result in higher expenditure on benefit payments as higher inflation and wage growth raise payment rates.  Overall, expenses are forecast to rise despite the Government’s new operating allowance being kept unchanged at $1.1 billion from the June 2011 year (adjusted by 2% per annum to account for inflation thereafter).  A larger economy, bigger population and stronger-than-foreseen wages and inflation will place more pressure on these operating allowances than had been anticipated at Budget time.

The operating balance (before gains and losses) is expected to remain in deficit over the forecast period, peaking at 4.0% of GDP in the June 2010 year before falling gradually to 2.2% by the June 2014 year.  A large proportion of these forecast deficits is structural, reflecting the sharp rise in public spending and tax cuts in recent years and the effects of a smaller economy.  Financing the deficits is expected to push core Crown net debt higher from 9.5% of GDP at 30 June 2009 to 29.0% of GDP at 30 June 2014, the end of the forecast period.

In the medium-term projections to 2024, the operating balance is not expected to return to surplus until the June 2017 year and net debt is projected to rise further to a peak of 30.4% of GDP at 30 June 2016.  The projected return of surpluses allows net debt to fall over the remainder of the projection period — meeting the Government’s long-term objective for net debt of around 20% — and, once the surplus is of sufficient size, leads to New Zealand Superannuation Fund (NZS Fund) contributions resuming in the June 2020 year.

Table 1.1 — Economic and fiscal forecasts: Half Year Update compared with Budget

	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast

Real production GDP (Annual average % change, March year)
Budget 2008 Forecasts	1.5	2.3	3.2	3.0	—	—
Budget 2009 Forecasts	-0.9	-1.7	1.8	2.9	4.0	—
Half Year Update 2009 Forecasts	-1.1	-0.4	2.4	3.2	3.0	2.8
Nominal expenditure GDP ($billion, March year)
Budget 2008 Forecasts	184	190	199	209	—	—
Budget 2009 Forecasts	179	175	181	189	200	—
Half Year Update 2009 Forecasts	180	183	192	201	211	221
Unemployment rate (%, March quarter)
Budget 2008 Forecasts	3.7	4.4	4.5	4.3	—	—
Budget 2009 Forecasts	5.0	7.5	7.5	6.3	5.1	—
Half Year Update 2009 Forecasts	5.0	7.0	6.9	6.0	5.3	4.8
Operating balance(1) (% GDP, June year)
Budget 2008 Forecasts	0.7	0.5	0.2	0.1	—	—
Budget 2009 Forecasts	-1.6	-4.4	-5.1	-5.0	-4.2	—
Half Year Update 2009 Forecasts	-2.2	-4.0	-3.4	-2.9	-2.7	-2.2
Net debt(2) (% GDP, June year)
Budget 2008 Forecasts	8.1	9.5	10.8	11.9	—	—
Budget 2009 Forecasts	8.7	15.6	21.8	27.1	30.9	—
Half Year Update 2009 Forecasts	9.5	14.8	20.0	24.1	26.9	29.0
Net worth (% GDP, June year)
Budget 2008 Forecasts	55.3	55.0	53.7	52.5	—	—
Budget 2009 Forecasts	53.6	51.4	45.3	39.5	34.5	—
Half Year Update 2009 Forecasts	55.2	51.4	46.2	42.0	38.3	35.3

Notes:	(1)	Total Crown operating balance before gains and losses
	(2)	Net core Crown debt excluding the NZS Fund and advances

Sources: Statistics New Zealand, the Treasury

...and uncertainty continues to surround the global and domestic outlook

The most significant risks to the outlook have eased since earlier in the year but uncertainty remains, particularly around the strength and sustainability of the recovery here and abroad.  One of the key judgements made in the main forecasts is how private demand will respond when the restocking of inventories is complete and when governments and central banks around the world withdraw their stimulus measures.  Another judgement concerns how imbalances are unwound.  For nations such as New Zealand, imbalances that built up prior to the global crisis, such as large current account deficits and high household debt levels relative to income, are expected to continue to make the economy vulnerable to a loss of investor confidence.

Different paths of recovery are explored in the alternative scenarios.  Small differences in economic growth can have a large impact on the level of economic activity and the fiscal position over time.  Under a faster recovery scenario, higher trading partner growth and domestic demand in New Zealand in the short term would push nominal GDP higher by a cumulative $26 billion or 3% higher over the 2010-14 June years than in the main forecast.  The additional tax revenue generated would flow through to a lower peak in the core Crown’s net debt levels of 24.4% of GDP in 2015.  A more pessimistic assumption including a slower recovery and a weaker medium-term path for the economy would, in contrast, lower nominal GDP by a cumulative $18 billion or 2% over the June years 2010-14.  The resulting lower tax revenue would raise net debt levels to a peak of 35% of GDP in 2016, which means this lower-output medium-term scenario is nearly as weak as the main fiscal outlook presented in Budget 2009.

Main Forecasts

The economic environment is stronger than previously expected

The Half Year Update forecasts higher economic activity and prices over the forecast period relative to the Budget.  The Budget forecasts, which were finalised in mid-April, were made at a time of global pessimism and a large amount of uncertainty.  The outlook incorporated in these forecasts reflects stronger economic activity and price inflation in New Zealand and abroad than was predicted in the Budget and a judgement that the recovery in the world economy will be faster than previously expected.  The upward revision to real GDP growth is largely confined to the short term.

The New Zealand economy experienced its longest recession since the 1970s...

The New Zealand economy entered recession in early 2008 ahead of most of the developed world.  Drought reduced agricultural production, high interest rates led to a fall in residential investment, a high exchange rate constrained exports and rising food and fuel prices curtailed consumer spending.  The recession intensified in the December 2008 and March 2009 quarters reflecting the global financial crisis.  New Zealand was vulnerable to this shock and the associated world economic downturn because of international linkages and the economy’s high level of reliance on overseas borrowing.

The impact on New Zealand was transmitted through the reduced availability and higher cost of credit, a sharp drop in business confidence to a 40-year low, and a smaller drop in consumer confidence.  The global downturn also contributed to a fall in export demand and in export prices, which lowered New Zealand’s terms of trade, and declines in equity and house prices, which reduced household wealth.  As a result, real GDP fell by a total of 2.9% over five consecutive quarters in the deepest recession in New Zealand since 1991 and the longest since the 1970s.

...although, together with Australia, was less affected than most nations...

However, New Zealand’s recession was one of the shallowest in the OECD.  The most significant impacts of the global crisis were avoided as the Australasian financial system remained sound, notwithstanding the collapse of some finance companies in New Zealand.  The Reserve Bank of New Zealand reduced the Official Cash Rate by nearly six percentage points from 8.25% as recently as July 2008 to 2.5% by April 2009, while the exchange rate fell from a peak above US$0.80 in early 2008 to below US$0.50 a year later.  Fiscal policy was also stimulatory during the recession, partly reflecting personal income tax cuts on 1 October 2008 and 1 April 2009 and the bringing forward of infrastructure projects.

Additional factors underpinning the domestic economy were higher net migration inflows as departures fell when overseas job prospects weakened, a relatively small fall in house prices and an unemployment rate that remained well below levels seen in previous recessions despite rising sharply from 3.5% to 6.5%.  Overall exports also held up owing to ongoing demand from China, a recovery in agricultural output from the previous year’s drought and a lesser dependence on manufacturing exports than many other economies.

The Australian economy is expected to avoid contraction in 2009 for the 18th consecutive year and this relatively strong performance benefited New Zealand.  In particular, the number of tourists from Australia rose strongly, also attracted here by factors such as a good ski season and a favourable exchange rate, which offset weakness in other markets caused by the global downturn and H1N1 influenza.

Table 1.2 — Economic forecasts(1)

(Annual average % change, March years)	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast

Private consumption	-0.8	-0.2	2.3	2.5	1.7	1.5
Public consumption	3.3	1.1	2.0	2.0	1.2	0.7
Total consumption	0.1	0.1	2.2	2.4	1.6	1.3
Residential investment	-23.4	-7.3	24.5	16.1	6.6	1.9
Non-market investment	16.7	5.1	-3.1	-3.6	3.8	4.6
Market investment	-4.7	-11.1	8.8	7.3	4.8	6.2
Total investment	-8.8	-8.5	11.8	9.3	5.6	5.4
Stock change(2)	-0.2	-1.8	1.2	-0.1	0.0	0.2
Gross national expenditure	-2.0	-3.2	4.9	3.9	2.6	2.6
Exports	-3.3	0.4	-0.2	5.4	5.1	4.4
Imports	-4.7	-13.3	9.7	7.7	3.7	3.7
GDP (expenditure measure)	-1.5	0.8	2.5	3.1	3.0	2.8
GDP (production measure)	-1.1	-0.4	2.4	3.2	3.0	2.8
Real GDP per capita	-2.0	-1.5	1.1	2.2	2.1	1.9
Nominal GDP (expenditure basis)	1.1	1.7	4.8	5.2	4.9	4.9
GDP deflator	2.6	0.9	2.3	2.1	1.8	2.1
Output gap (% deviation, March year)(3)	0.2	-1.0	-1.0	-1.1	-0.8	-0.5
Employment	0.9	-1.8	-0.9	1.0	2.5	2.6
Unemployment(4)	5.0	7.0	6.9	6.0	5.3	4.8
Nominal wages(5)	5.3	2.8	3.1	2.8	2.7	2.9
CPI inflation(6)	3.0	2.5	2.3	2.2	2.3	2.0
Merchandise terms of trade(7)	-0.8	-8.1	3.6	2.2	1.0	1.3
Current account balance
- $billion	-14.6	-5.2	-10.3	-13.6	-14.9	-15.7
- % of GDP	-8.1	-2.9	-5.4	-6.8	-7.1	-7.1
TWI(8)	53.7	66.5	63.5	58.1	55.1	53.2
90-day bank bill rate(8)	3.7	2.9	3.9	4.9	5.4	5.8
10-year bond rate(8)	4.6	5.8	5.8	5.8	5.9	6.0

Notes:	(1)	Forecasts finalised 6 November 2009
	(2)	Contribution to GDP growth
	(3)	Estimated as the percentage difference between real GDP and potential GDP
	(4)	Household Labour Force Survey, percent of the labour force, March quarter, seasonally adjusted
	(5)	Quarterly Employment Survey, average ordinary-time hourly earnings, annual percentage change
	(6)	Annual percentage change
	(7)	SNA basis, annual average percentage change
	(8)	Average for the March quarter

A longer time series for these variables is provided on page 129.

Sources:  Statistics New Zealand, Reserve Bank of New Zealand, the Treasury

...and began recovering in the June quarter, in line with global developments

The New Zealand economy began a tentative recovery from recession in the June 2009 quarter with a rise in real production-based GDP of 0.1% after five quarters of contraction.  With most industries failing to expand, the slight rise was mainly owing to large increases in output in the forestry and mining industries as demand for logs from China rose and the Maari oilfield increased production.  Dairy exports were also boosted by demand from China, but this demand was largely met from a rundown in dairy product stocks.  The tentative recovery in New Zealand was in line with global developments.

The world economy reached a trough of activity in the March 2009 quarter and began to expand in the June quarter, with growth recorded in France, Germany, Japan and most emerging Asian economies.  Other nations such as the United States returned to growth in the September quarter.  The stabilisation in global output reflects the unprecedented loosening of monetary conditions, including quantitative easing by some central banks, large fiscal stimulus in most economies and steps to support financial institutions by authorities in the United States, United Kingdom and euro area.  International financial markets have stabilised and many indicators, such as credit spreads in the United States, have returned to pre-crisis levels.  Inventory restocking, after sharp falls in stock levels in late 2008, has also boosted output.

The recovery in the New Zealand economy is expected to continue...

The New Zealand economy is expected to recover further in the second half of this year with real GDP growth of around 0.5% per quarter.  This pace of expansion is expected to continue until late 2010, which is also when the level of real GDP is expected to return to its December 2007 quarter peak.  After a fall of 0.4% in the March 2010 year, annual average growth in real GDP is forecast to rise to 2.4% in the March 2011 year and accelerate further to 3.2% in the March 2012 year.  As output approaches its potential level at the end of the forecast period, real GDP growth is expected to ease to 3.0% in the March 2013 year and 2.8% in the March 2014 year (Figure 1.1).

Figure 1.1 — Real production GDP growth

Sources: Statistics New Zealand, the Treasury

The recovery in the economy over the coming year is expected to be more gradual than in previous recoveries, owing to factors such as continued high levels of indebtedness among households, ongoing challenges in parts of the finance sector and the rebound in the exchange rate.  Imbalances in the economy, which built up prior to the recession and made New Zealand vulnerable to external shocks, are expected to persist as domestic demand leads the recovery.  For example, the current account deficit is forecast to widen back to 7% of GDP after temporarily narrowing to 2.9% in the March 2010 year.  The Treasury does not expect growth to be supported by stronger export volumes until the March 2012 year.

...broadly in line with the outlook for trading partner growth...

The path taken by the global economy continues to be the most important factor underpinning the outlook for the New Zealand economy, as it was at Budget.  New Zealand’s top-12 trading partners are expected to contract 1.5% in the calendar year 2009 and grow 2.9% in 2010 before settling at growth of around 3.2% per annum thereafter, below rates of around 4% per annum seen in the years before the crisis.  This assumed growth is broadly in line with November 2009 Consensus Forecasts.  The short-term outlook for real GDP in New Zealand’s top-12 trading partners is notably higher than we assumed in the Budget forecasts, which were prepared near the trough of the downturn (Figure 1.2).

Figure 1.2 — Trading partner real GDP

Sources: IMF, the Treasury

Strong expansions in China and other emerging Asian economies are expected to continue to lead growth among New Zealand’s trading partners.  Australia is predicted to experience economic growth of over 3% per annum by 2011, while annual growth rises to around 2.5% in the United States but remains at or below 2% per annum in Europe and Japan.  From 2011 to 2014, most trading partners are assumed to remain slightly below their trend growth rates because of the medium-term effects of the global financial crisis on both capital accumulation and employment.

However, uncertainty remains over the strength of the global recovery, particularly over the medium term.  Key areas of uncertainty are how private sector demand responds when inventory restocking is over and monetary and fiscal stimulus is withdrawn.  There are additional concerns around the need for re-balancing both within and between economies as households, businesses and governments in most advanced economies need to reduce debt and re-orient economic activity from consumption to production and exports.  Some risks also remain to the stability of financial institutions.  Alternative assumptions regarding the global outlook and the corresponding potential impacts on the New Zealand economy are considered as scenarios presented later in the chapter.

...which flows through into higher terms of trade

As the global economy has started to recover from the effects of the financial crisis, prices for New Zealand’s export commodities have begun to rise from lows earlier in the year, especially for dairy products.  International spot prices for New Zealand’s key exports, as measured by the ANZ Commodity Price Index, rose 39% between February and November 2009, with a 75% rise for dairy products.  The lag between spot prices and prices received by New Zealand producers should see increases in export prices occurring in late 2009 and early 2010.

World prices for imports are also likely to rise over the forecast period, particularly oil prices, which are assumed to rise from US$68 a barrel in the September 2009 quarter to US$87 a barrel in mid-2014.  However, on balance, the merchandise terms of trade are expected to rise over the forecast period.   This forecast increase in the terms of trade is expected to provide a boost to national incomes.

Higher profits fail to raise business income tax owing to the build-up of losses...

Firms faced a very challenging trading environment in 2008 and 2009 owing to lower world and domestic demand.  Compressed margins, combined with lower volumes sold, have led to falling profits and losses for many businesses, particularly those in agriculture, construction, forestry and finance.  Net operating surpluses, a proxy for business profits, are forecast to fall in both the March 2009 and 2010 years and the build-up of losses has important implications for tax revenue across the forecast period.

Firms are now experiencing higher demand as overseas and domestic consumers respond to the stronger economic environment.   A rebuilding of margins and higher volumes are expected to result in rising profits, with net operating surpluses forecast to recover from the March 2011 year.  However, the amount of income tax revenue from businesses does not rebound as quickly.  Revenue from business income taxes (ie, corporate tax and other persons tax) fell sharply in the June 2009 year and is forecast to fall further this fiscal year before recovering in the remainder of the forecast period.  Income tax paid by firms is forecast to be lower than expected at Budget across the forecast period because the accumulation of tax losses during the recession appears to have been larger than expected.

...and investment is expected to recover slowly…

Business investment is forecast to recover gradually from early 2010 after a period in which major investment plans had largely been shelved.  Business surveys show investment intentions have rebounded from record lows earlier in the year but remain below historic average levels.  The availability of finance remains constrained with banks and other lenders still cautious about the level of funds they provide, although large firms have sought funds by raising equity and issuing corporate bonds.  Intangibles investment has been an area of relative strength owing to increased mining exploration and drilling, which is likely to continue based on recent reports.  Investment over the next year is also expected to be supported by a high exchange rate lowering the cost of imported capital goods.

...while unemployment rises further...

Employment is expected to lag the recovery as many firms are likely to increase the hours of their staff before hiring new workers.  Firms reduced working hours significantly in the recession, equivalent to the loss of nearly 50,000 full-time workers, through measures such as job sharing and extended leave.  A lack of job creation is expected to lead to a further rise in the unemployment rate from 6.5% in the September 2009 quarter to a peak of 7.0% in the March 2010 quarter and the remainder of that year (Figure 1.3).  This forecast is lower than a peak of 8.0% expected in the Budget.

Figure 1.3 — Unemployment rate

Sources: Statistics New Zealand, the Treasury

Higher net migration inflows are expected to provide a boost to aggregate demand growth in the short term.  Net migration inflows rose sharply from under 4,000 in 2008 to an expected 23,000 in 2009 as arrivals remained high and fewer New Zealanders departed after the global financial crisis led to weaker labour markets overseas.  Net migration inflows are forecast to fall to 10,000 per annum by early 2012 as departures are assumed to rise in line with a recovery in offshore economies and labour markets, particularly in Australia.

...and wage growth flows through to PAYE tax

Wage growth, which tends to lag changes in the economy, is expected to ease sharply over the coming year before stabilising just below 3% per annum.  Annual growth in average ordinary-time earnings rose to 5.1% in the September 2009 quarter, but this measure is overstating underlying wage pressure as it can be volatile on a quarterly basis and is subject to changes in the composition of the workforce.  An easing in the rate of wage growth, and a gradual recovery in employment growth, are expected to deliver growth in PAYE tax of 5% per annum on average over the 2010-14 June years.

Consumer spending growth is expected to rebound from next year...

Consumer spending is expected to remain subdued in the second half of 2009, as a result of relatively subdued income growth and rising unemployment, but rebound with growth of 2.3% expected in the 2011 March year and 2.5% in the next year.  This rebound reflects higher consumer confidence, a more stable employment market and a recovery in house prices.  After a fall of over 9% in the year to March 2009, house prices are expected to rise nearly 10% in the March 2010 year, of which around half has already occurred on the back of historically low short-term interest rates, higher net migration inflows and a constraint on supply.  Thereafter, an easing of house price growth to around 4% per annum, together with a tightening of monetary conditions and easing net migration inflows, is expected to lower private consumption growth to 1.7% and 1.5% in the final two years of the forecast period.

…and residential investment to recover, resulting in higher revenue from GST

Residential investment is expected to stage a recovery over the 2011 and 2012 March years from its current very low levels.  This forecast reflects greater confidence in the sector by households owing to factors outlined above, including low floating mortgage rates and population growth.  However, the volume of residential investment takes time to make up for the large 25% fall in the June 2009 year because funding for property developers remains constrained and building consents have only picked up recently after falling to their lowest level in over 25 years earlier in the year.  Therefore, an undersupply of housing in some areas is also likely to contribute to higher house prices.

A strengthening of private consumption and residential investment is expected to underpin growth in GST of 7% in the June 2011 year and 4% per annum on average over the rest of the forecast period.  This follows a lack of growth in the June 2010 year owing to weakness in both consumer spending and investment in residential buildings.

Fiscal policy continues to provide stimulus in the near term

Public consumption is expected to grow across the forecast period, but growth is forecast to slow from 2.3% in the June 2009 year to 1.7% in each of the next two years, reflecting the decision in Budget 2009 to reduce the operating allowance for new spending.

The fiscal impulse indicator provides a summary guide to the amount of fiscal stimulus across government consumption, investment, transfers and tax (where these last two areas affect household consumption).(1)  As noted above, fiscal policy was stimulatory during the recession.  In the June 2009 year, the fiscal impulse was 3.7% of GDP, which partly reflected policy decisions such as cuts in personal income taxes in October 2008 and April 2009, the bringing forward of infrastructure spending and other packages related to the recession (Figure 1.4).  The fiscal impulse is estimated to reduce but remain expansionary at 2.2% of GDP in the June 2010 year and is forecast to be negligible in the June 2011 year, before fiscal stimulus begins to be withdrawn over the remainder of the forecast period.

Figure 1.4 — Fiscal impulse

Source: The Treasury

(1)   See Additional Information to the Half Year Update on the Treasury website for details on the fiscal impulse.

Imports forecast to grow quickly as domestic demand rebounds…

Imports are forecast to begin strengthening in late 2009, led by a recovery of domestic demand in New Zealand and a higher exchange rate making imported goods and services relatively cheaper.  This follows a very large fall in import volumes in the first half of 2009 across most categories, particularly capital goods, intermediate goods and services imports, which contributed to a narrowing of the trade balance.  Imported services are expected to grow particularly strongly as more New Zealanders holiday overseas after having delayed their international trips during the recession, particularly with the high exchange rate.

…but the high exchange rate constrains exports over the next year

Exports are forecast to be relatively flat in the 2010 and 2011 March years owing to an assumption that the exchange rate remains high.  The Trade Weighted Index (TWI) is assumed to remain at 66.5 in the first half of 2010, which dilutes the effect of stronger trading partner growth.  However, the elevated exchange rate partly reflects high export commodity prices, which have boosted the terms of trade.  Also, the New Zealand dollar is high against some currencies, particularly the United States dollar and United Kingdom pound, but is below its long-term average against the Australian dollar.  A low cross rate against the Australian dollar and the strong Australian economy are particularly important for exporters of manufactured goods and of services.

Export growth is expected to accelerate to around 4% to 5% per annum over the 2012 to 2014 March years as global growth strengthens and the exchange rate is assumed to depreciate from mid-2010.  The rebound in goods exports is not expected to be as large as in other nations because agricultural production is largely determined by supply constraints.  However, service exports are expected to grow very strongly in 2011 as New Zealand hosts the Rugby World Cup towards the end of that year.

Inflation pressures contained as interest rates expected to rise from mid-2010

Consumers Price Index (CPI) inflation is expected to rebound from 1.7% in the year to September 2009 to 2.5% in the year to March 2010, largely because of past increases in retail fuel and food prices.  Inflation is then expected to ease gradually to 2.0% per annum by March 2014 as inflationary pressures are contained by a rise in interest rates from mid-2010.  As the economy recovers, interest rates are expected to increase with 90-day rates rising from below 3% towards 6% over the forecast period.  The profile for inflation includes a revised assumption for the Emissions Trading Scheme, particularly the impact on stationary energy and liquid fuels from 1 July 2010.  This assumption is outlined on page 45.

Current account deficit narrows temporarily before returning to 7% of GDP

The annual current account deficit narrowed from 8.9% at December 2008 to 5.9% at June 2009 as exports were boosted by a rundown in stocks, imports fell and interest paid to foreign investors and profits going offshore fell.  These factors are expected to drive a further fall to below 3% in the short term, partly as the fall in profits going overseas includes provisions by trading banks arising from their structured finance tax cases with Inland Revenue.  However, the fall is expected to be largely temporary as the current account deficit is forecast to rise back to 7% of GDP by 2012 (Figure 1.5).  The tax cases will only have a short-term impact, a recovery in domestic activity is forecast to lead to higher imports and a high exchange rate is expected to constrain exports.

Figure 1.5 — Annual current account balance

Sources: Statistics New Zealand, the Treasury

The economy is larger than previously expected...

Stronger real activity levels are expected over the forecast period compared to what was expected in Budget 2009 because of stronger terms of trade and higher population growth.  However, higher population growth means forecasts of real activity per capita have not changed as much (Figure 1.6).  Furthermore, there is still expected to be some permanent loss of future output compared to pre-recession trends.  This loss partly reflects a re-evaluation of how sustainable previous growth in the economy actually was, particularly growth in consumption, both private and public.  It also reflects the crisis itself; for example, by reducing business investment and thus growth in the stock of capital in the economy.  These forecasts still incorporate a level of real GDP per capita that is 5.5% lower in the June 2012 quarter than had been forecast in Budget 2008, prior to the crisis.  This judgement is subject to considerable uncertainty.

Figure 1.6 — Real production GDP per capita

Sources: Statistics New Zealand, the Treasury

Price developments, including higher terms of trade and domestic inflation, combined with stronger real activity levels, result in higher nominal GDP.  Nominal GDP over the four years to June 2013 as a whole is expected to be around $44 billion or 5.9% higher than forecast in the Budget.  However, the level of nominal GDP in the June 2012 quarter remains 3.7% below the level expected in Budget 2008 (Figure 1.7).

Figure 1.7 — Nominal expenditure GDP

Sources: Statistics New Zealand, the Treasury

...and generates more tax revenue...

The increase in core Crown tax revenue across the 2010 to 2013 June years is around $7 billion relative to the Budget forecasts.  As discussed above, weakness in business income taxes has muted the forecast increase in tax revenue compared to the increase in the size of the economy.  However, most other taxes are higher than in the Budget forecasts.  Forecasts of source deductions (mostly PAYE) and GST have increased in line with compensation of employees and domestic consumption respectively, and forecasts of resident withholding tax on interest have increased as a result of higher interest rates.

Table 1.3 — Movement in core Crown tax revenue

Year ended 30 June $ billion	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast

Nominal GDP
Budget 2008 Forecasts	192.1	201.8	211.8	—	—
Forecast changes	-17.1	-19.1	-20.3	—	—
Budget 2009 Forecasts	175.1	182.7	191.5	202.5	—
Forecast changes	9.4	11.2	12.3	11.2	—
Half Year Update 2009 Forecasts	184.5	194.0	203.9	213.7	224.0
Core Crown tax revenue
Budget 2008 Forecasts	58.2	60.3	62.7	—	—
Forecast changes	-5.5	-8.2	-7.9	—	—
Policy changes	-1.1	-0.3	-0.2	—	—
Budget 2009 Forecasts	51.6	51.8	54.6	58.4	—
Forecast changes	-0.4	2.5	2.6	2.0	—
Half Year Update 2009 Forecasts	51.2	54.3	57.2	60.4	63.8
Composition of Half Year Update 2009 Forecasts:
Source deductions	22.4	22.8	24.0	25.4	27.1
Corporate tax	7.5	9.2	9.7	10.3	10.8
GST	11.4	12.2	12.9	13.4	13.9
Other taxes	9.9	10.1	10.5	11.3	12.0

Note:  Forecast changes calculated from unrounded values so numbers may not add to total

Source:  The Treasury

Inland Revenue tax forecasts

In line with established practice, Inland Revenue has also prepared a set of tax forecasts, which, like the Treasury’s tax forecasts, is based on the Treasury’s macroeconomic forecasts.  Inland Revenue’s forecasts are shown here for comparative purposes.

Table 1.4 — The Treasury and Inland Revenue core Crown tax revenue forecasts

Year ended 30 June $ billion	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast

Source deductions
Treasury	22.4	22.8	24.0	25.4	27.1
Inland Revenue	22.1	22.6	23.8	25.3	27.1
Difference	0.3	0.2	0.2	0.1	—
Net other persons tax
Treasury	2.5	2.7	2.9	3.1	3.3
Inland Revenue	2.4	2.6	2.7	2.9	3.3
Difference	0.1	0.1	0.2	0.2	—
Corporate taxes
Treasury	7.5	9.2	9.7	10.3	10.8
Inland Revenue	8.0	9.5	9.8	10.2	10.5
Difference	(0.5)	(0.3)	(0.1)	0.1	0.3
Goods and services tax
Treasury	11.4	12.2	12.9	13.4	13.9
Inland Revenue	11.4	12.1	12.7	13.2	13.7
Difference	-	0.1	0.2	0.2	0.2
Other taxes
Treasury	7.4	7.4	7.6	8.2	8.7
Inland Revenue	7.1	7.2	7.8	8.3	8.6
Difference	0.3	0.2	(0.2)	(0.1)	0.1
Total tax
Treasury	51.2	54.3	57.2	60.4	63.8
Inland Revenue	51.0	54.0	56.8	59.9	63.2
Difference	0.2	0.3	0.3	0.5	0.6
Total tax (% of GDP)
Treasury	27.8	28.0	28.0	28.3	28.5
Inland Revenue	27.6	27.8	27.8	28.0	28.2
Difference	0.2	0.2	0.2	0.3	0.3

Sources:  The Treasury, Inland Revenue

As can be seen from the table above, the Treasury’s tax forecasts are higher than those of Inland Revenue.  The largest differences are that the Treasury has forecast higher taxation on individuals and GST across most of the forecast period and lower corporate taxes until the June 2013 year than Inland Revenue.

…although higher inflation contributes to a rise in government expenses...

Core Crown expenses, which represent the operating spending of the government excluding State-Owned Enterprises (SOEs) and Crown Entities (CEs), are forecast to rise by 19.1% from $64.0 billion in the June 2009 year to $76.2 billion in the June 2014 year (Figure 1.8).  This forecast rise is an easing from growth of 52.8% in the five years to June 2009, mainly reflecting the decision in Budget 2009 to reduce the operating allowance for new spending to $1.1 billion per annum from the June 2011 year, growing at 2% per annum thereafter to account for inflation.

Figure 1.8 — Core Crown expenses and revenue

Source: The Treasury

The operating allowance for new spending is one of the main drivers of growth in core Crown expenses in the forecast period (Figure 1.9).  Growth in expenses of a similar size comes from an increase in benefit costs.  Excluding unemployment benefits, these benefit costs are expected to rise from $19.7 billion in the June 2009 year to $24.1 billion in the June 2014 year, largely reflecting payments being adjusted for inflation or wages.  Expenses are also expected to be driven by higher unemployment benefit costs, as unemployment rises further, and higher finance costs, which are forecast to rise from $2.4 billion to $4.6 billion in the next five years as cash deficits are financed.  Excluding unemployment benefits and finance costs, core Crown expenses are expected to rise by 15.9% or $9.7 billion between the years to June 2009 and 2014.

Figure 1.9 — Forecast new operating spending

Source: The Treasury

Core Crown expenses are expected to be higher than in the Budget 2009 forecasts.  In particular, benefit costs and New Zealand Superannuation are expected to be higher than previously forecast, owing to higher-than-expected inflation and wages, and education costs are above forecast, owing to increased demand for early childhood education and higher teacher salaries.  Expenses have been revised higher despite operating allowances being unchanged.  The larger economy, bigger population and stronger than previously forecast wage and price inflation are all expected to place more pressure on the operating allowances than anticipated in Budget 2009.

...leading to a sustained period of operating deficits...

With expenses exceeding revenue in the forecast period, the total Crown operating balance (before gains and losses) is expected to remain in deficit, peaking at $7.5 billion (4.0% of

GDP) in the June 2010 year.  By the June 2014 year, the operating deficit (before gains and losses) is expected to fall to $4.9 billion (2.2% of GDP) as a result of a rise in tax revenue, increased revenue generated from ACC levies, and slower spending growth.  Compared with the Budget forecasts, the operating deficit was slightly larger than expected in the June 2009 year, but is now forecast to be smaller, reflecting the stronger economic outlook (Figure 1.10).  The total Crown operating balance (including gains and losses) is also in deficit across the forecast period.   The deficit is forecast to be smaller when gains and losses are included because Crown financial institutions such as the NZS Fund are forecasting to make gains on average over the forecast period.

Figure 1.10 — Total Crown operating balance
(before gains and losses)

Source:  The Treasury

The medium-term projections in the next section show the total Crown operating balance (before gains and losses) is projected to be in surplus from the June 2017 year, two years earlier than projected in the Budget.

Table 1.5 — Fiscal forecasts(2)

Year ended 30 June $ billion	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast

Core Crown revenue	59.5	56.8	60.0	63.1	66.9	70.3
Core Crown expenses	64.0	65.5	68.9	70.7	74.0	76.2
Core Crown operating balance (before gains & losses)	-4.5	-8.8	-8.9	-7.6	-7.1	-5.9
Total Crown operating balance (before gains & losses)	-3.9	-7.5	-6.7	-6.0	-5.8	-4.9
Total Crown operating balance incl. gains & losses	-10.5	-4.8	-5.1	-4.2	-3.7	-2.7
Residual cash	-8.6	-10.1	-11.3	-10.4	-8.7	-7.4
Net debt(b)	17.1	27.4	38.8	49.0	57.5	64.9
Gross debt(c)	43.4	53.7	64.4	69.1	73.4	80.5
Net worth	99.5	94.8	89.7	85.6	81.8	79.2
% of GDP
Core Crown revenue	33.0	30.8	31.0	31.0	31.3	31.4
Core Crown expenses	35.5	35.5	35.5	34.7	34.6	34.0
Core Crown operating balance (before gains & losses)	-2.5	-4.8	-4.6	-3.7	-3.3	-2.6
Total Crown operating balance (before gains & losses)	-2.2	-4.0	-3.4	-2.9	-2.7	-2.2
Total Crown operating balance incl. gains & losses	-5.8	-2.6	-2.6	-2.0	-1.7	-1.2
Residual cash	-4.8	-5.5	-5.9	-5.1	-4.1	-3.3

(2)   On 19 November 2009, after the economic forecasts were finalised, Statistics New Zealand released data, relating to March years, which revised up the level of annual nominal GDP.  At the time of publication, these revisions have not been incorporated in the quarterly data and hence June year figures.  Although the revised GDP numbers would not affect the dollar amounts in Table 1.5, the percentage of GDP figures would be slightly lower.

Net debt(a)	9.5	14.8	20.0	24.1	26.9	29.0
Gross debt(b)	24.1	29.1	33.2	33.9	34.3	36.0
Net worth	55.2	51.4	46.2	42.0	38.3	35.3

Notes:    (a)   Net core Crown debt excluding the NZS Fund and advances

(b)  Gross sovereign-issued debt excluding Reserve Bank bills and settlement cash

A glossary and longer time series for these variables are provided on pages 124 to 128.

Source:  The Treasury

…and cash deficits are met by increased borrowing and so increase net debt

As with the operating balance, residual cash is expected to be in deficit over the forecast period.   Residual cash deficits are predicted to rise from $8.6 billion in the June 2009 year to over $10 billion in the 2010-12 fiscal years before reducing to $7.4 billion in the June 2014 year (Table 1.6).  Cash deficits are expected to be higher than operating deficits as the cash indicator is a core Crown measure and also includes capital spending.  The recovery in cash deficits is weaker than the operating balance because the cash forecasts include the impact of expected defaults under the deposit guarantee scheme already provided for and exclude higher ACC revenue.

The Government is expected to invest close to $20.8 billion in capital over the forecast period.  The capital spending comprises around $7.3 billion to purchase physical assets primarily so departments can maintain their current level of assets to deliver services.  The government is also expected to provide loans and capital injections of around $9 billion.  Around two-thirds of this funding is to SOEs and CEs, which is generally used to purchase physical assets in the health, education, housing and transport sectors.  The rest of the funding primarily relates to student loans.  In addition, the Government has set aside $4.5 billion for future new capital spending.  The allowance for new capital spending is $1.45 billion for Budgets 2010 to 2012, increasing to $1.65 billion for Budget 2013.

Table 1.6 — Reconciliation from operating balance to residual core Crown cash

Year ending 30 June $billion	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast

Core Crown revenue	59.5	56.8	60.0	63.1	66.9	70.3
Core Crown expenses	(64.0)	(65.5)	(68.9)	(70.7)	(74.0)	(76.2)
Core Crown gains/(losses) and other items	(1.3)	1.8	1.2	1.2	1.2	1.2
Net surpluses/(deficits) of SOEs and CEs	(4.7)	2.1	2.6	2.2	2.2	2.0
Operating balance	(10.5)	(4.8)	(5.1)	(4.2)	(3.7)	(2.7)
Net total Crown (gains)/losses and other items	6.6	(2.7)	(1.6)	(1.8)	(2.1)	(2.2)
Operating balance before gains and losses	(3.9)	(7.5)	(6.7)	(6.0)	(5.8)	(4.9)
Net retained surpluses of SOEs, Ces and NZS Fund	(0.9)	(1.4)	(2.2)	(1.6)	(1.3)	(1.1)
Non-cash items and working capital movements	2.8	3.4	1.9	1.3	2.5	2.6
Net core Crown cash flow from operations	(2.0)	(5.5)	(7.0)	(6.3)	(4.6)	(3.4)
Contribution to NZS Fund	(2.2)	(0.3)	—	—	—	—

Year ending 30 June $billion	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast	5 Year Total
Net core Crown cash flow from operations after contributions to NZS Fund	(4.2)	(5.8)	(7.0)	(6.3)	(4.6)	(3.4)	(27.1)
Purchase of physical assets	(1.6)	(1.8)	(1.8)	(1.4)	(1.2)	(1.1)	(7.3)
Advances and capital injections	(2.8)	(2.5)	(1.8)	(1.6)	(1.6)	(1.5)	(9.0)
Forecast for future new capital spending	—	—	(0.7)	(1.1)	(1.3)	(1.4)	(4.5)
Core Crown residual cash	(8.6)	(10.1)	(11.3)	(10.4)	(8.7)	(7.4)	(47.9)

Source:  The Treasury

Cash deficits represent the amount the Government has to fund, either by raising debt or reducing financial assets.  Over the forecast period as a whole, cash deficits are expected to be nearly $48 billion and, as a result, net debt is expected to rise from $17.1 billion

(9.5% of GDP) at 30 June 2009 to $64.9 billion (29.0% of GDP) at 30 June 2014.  Net debt at 30 June 2009 was slightly higher than expected in the Budget.  Although forecasts of net debt are now lower than expected at Budget owing to slightly smaller cash deficits, a large rise in net debt is still expected (Figure 1.11).  As a proportion of GDP, medium-term projections in the next section show that net debt is expected to continue rising to a peak of just over 30% at 30 June 2016.

Figure 1.11 — Net debt

Source:  The Treasury

The expected cash shortfall is forecast to be met by additional borrowings and the run-down of financial assets held by the New Zealand Debt Management Office (NZDMO) which have been built up over recent years.  The majority of the borrowing requirement will be met through the issuance of bonds (Table 1.7).  Issuances total $53.7 billion over the forecast period (taking the current year into account).  After meeting debt maturities, net bond issuances total $34.4 billion (including net non-market issuances to the Earthquake Commission).

Table 1.7 — Net increase in domestic bonds

Year ended 30 June $billion	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast	Total
Issue of domestic bonds (market)	10.8	10.8	12.6	12.5	7.0	53.7
Repayment of domestic bonds (market)	(4.2)	—	(8.0)	(8.0)	—	(20.2)
Net increase in domestic bonds (market)	6.6	10.8	4.6	4.5	7.0	33.5
Issue of domestic bonds (non-market)	0.8	0.2	1.1	1.3	0.2	3.6
Repayment of domestic bonds (non-market)	(0.7)	—	(0.9)	(1.1)	—	(2.7)
Net increase in domestic bonds (non-market)	0.1	0.2	0.2	0.2	0.2	0.9
Net bond issuance	6.7	11.0	4.8	4.7	7.2	34.4

Source:  The Treasury

Net worth declines as operating deficits are ongoing

Net worth is forecast to fall from $99.5 billion (55.2% of GDP) as at 30 June 2009 to $79.2 billion (35.3% of GDP) as at 30 June 2014.  The fall reflects the flow-on impact to assets and liabilities from the operating deficits expected in the forecast period.  The forecast fall in net worth is slightly smaller than expected in the Budget owing to smaller operating deficits.

The underlying nature of these deficits can be measured by the cyclically-adjusted, or structural, balance, which gauges how much of the operating balance before gains and losses reflects temporary cyclical factors rather than long-lasting factors.  The cyclically-adjusted balance is estimated to remain in deficit in the forecast period, rising from 1.8% in the June 2009 year to 3.7% in the June 2010 year before falling to 2.0% in the June 2014 year, which means that operating deficits are largely structural.(3)

Medium-term Projections

Projections take forecasts forward a further 10 years to 2024...

This section takes the main forecasts covering the period through to June 2014 in the previous section and projects them forward to June 2024.  Projections differ from forecasts in both the manner they are produced and the sense of accuracy they portray.  The projections grow forward economic and fiscal variables from the forecast base, using both demographic projections and assumptions, with the latter usually based on long-term averages.  Some variables require a transitional period in the early projected years to reach stable, long-term values.  These assumptions are discussed on page 46.

Projections are very sensitive to changes in the assumptions and changes in the forecast base.  For this reason, and owing to inherent uncertainty in such medium-term projections, it is best to focus on the general trajectory over time, particularly the near term.  Alternative medium-term scenarios are presented in the next section.

The main projections assume an easing of growth in real GDP from 2.8% in the June 2014 year to around 2% in the June 2024 year.  Labour productivity growth is assumed to average around 1.5% per annum over the later years of the projection period, while annual labour force growth is projected to fall from 2% in June 2014 to 0.4% by June 2024 because of an ageing population. With real GDP growth projected to ease to around 2%

(3)   For more details, see the Additional Information to the Half Year Update on the Treasury website.

and inflation of 2% per annum, projected growth in nominal GDP falls to 4% per annum from 2018.

...and show that surpluses are not projected to return until 2016/17...

The total Crown operating balance (before gains and losses) is projected to be zero in the June 2016 year and return to surplus in the June 2017 year for the first time since 2008.  The projected operating balance returns to surplus two years earlier than was projected at Budget 2009, driven by changes in the forecast period that flow into projections of higher revenue that more than offset higher expenses.  The core Crown operating balance returns to surplus in the June 2018 year and is of sufficient size for a full contribution to the NZS Fund in the June 2020 year, a year earlier than projected at Budget 2009.

...while net debt is projected to peak at around 30% of GDP...

Net debt is projected to continue lifting until the June 2016 year, when it peaks at just above 30% of nominal GDP (Figure 1.12).  After this, it is projected to fall to just below 20% of GDP by June 2024.  The peak of net debt is both lower and slightly earlier than was projected at Budget.  By the June 2023 year, the last year shared by both projections, net debt is around 10 percentage points of GDP lower than the Budget projection.

Figure 1.12 — Net debt

Source:  The Treasury

The projections of net debt assume an operating allowance of $1.1 billion per annum from the June 2011 year, growing by 2% per annum in future years to account for inflation.  This is significantly lower than operating allowances in recent years and will be challenging to maintain over the medium term.  The net debt projections also assume full fiscal drag on tax on wages and salaries for the entire projection period.  This assumption, combined with rising incomes, results in a substantial increase in tax revenue and would mean the average wage earner would have some of their income taxed at the top marginal tax rate by 2024.

Ongoing operating deficits are reflected in declining total net worth, until surpluses return in 2016/17 (Figure 1.13).  To complement net worth, the Treasury is introducing a new fiscal indicator to provide a more complete picture of the Crown’s position.  Net worth excluding social assets provides the Government with an idea of how its assets that earn a financial return match the Government’s liabilities.  The measure consists of the financial assets of core Crown and CEs, all assets of SOEs and total liabilities, but excludes the physical assets of KiwiRail.  Net worth excluding social assets follows a similar pattern to overall net worth.

Figure 1.13 — Net worth indicators

Source:  The Treasury

...and then fall towards 20% of GDP, in line with the Government’s long-term fiscal objectives

The decline in net debt to around 20% of GDP towards the end of the projection period is in line with the Government’s long-term fiscal objective.  Meeting this objective would mean the Crown is better placed to absorb economic shocks.  It would also put New Zealand in a better position when the long-term fiscal pressures from an ageing population and other factors begin to escalate.  The Treasury recently published its Long-term Fiscal Statement, which showed significant fiscal challenges posed by an ageing population and the unsustainable nature of growth in government spending in recent years.  The Statement also showed ongoing cost pressures and an ageing population would likely require reductions in some areas of services, even with annual operating allowances of $1.1 billion (growing at 2% per annum) and growth in public sector productivity.

Given the uncertainty around the Half Year Update projections, and the forecasts these projections build on, the next section examines alternative scenarios that fall within the range of possible outcomes.  Economic and fiscal indicators could turn out to be stronger than outlined in the main projections above.  It is also possible to conceive a situation in which the fiscal position worsens by nearly as much as projected in Budget 2009.

Alternative Scenarios

The most significant risks to the outlook have eased since the Budget.  However, the level of uncertainty associated with any forecast made in the current environment remains larger than has typically been the case.  Particular uncertainty surrounds the strength and sustainability of recovery in the world economy, including New Zealand.  The amount of stimulus from monetary and fiscal policy currently supporting the global recovery is unprecedented and the impact in the short and medium term is uncertain.  Although activity may be stronger than forecast in the near term, growth could weaken more sharply further out if private demand falls when policy stimulus is removed and the restocking of inventories is complete.

Two alternative scenarios are presented below to show how the most significant risks to the main forecast could play out.  The scenarios are extended into the projection period in the same way as the main forecasts were in the preceding section.  While the scenarios below do not represent the most likely track for the economy, the possibility of such outcomes occurring should not be ignored and the scenarios should be considered an integral part of the Half Year Update.  The scenarios below consider how the economy and fiscal position could differ from the main predictions presented above under different paths of recovery.

Upside Scenario

The upside scenario focuses on a stronger recovery.  Real GDP in New Zealand’s trading partners in this scenario is assumed to rise 3.6% in the 2010 calendar year after a smaller decline of 1.1% in 2009 owing to a greater response to monetary and fiscal stimulus and the recovery in confidence levels.  Although less than in 2010, there is still uncertainty over real GDP in 2009 as actual outturns are currently only available for two to three quarters of the year.  The stronger recovery could be led by growth in emerging markets, particularly China, and trading partners that would benefit from this growth, including Australia.  There is also uncertainty as to how the New Zealand economy will recover.  Therefore, the upside scenario includes a judgement that domestic demand in New Zealand rises more strongly over the next year in response to low interest rates and high confidence levels.

A stronger world economy raises the terms of trade…

A stronger global recovery would lead to higher demand for New Zealand’s exports, particularly non-commodity goods and services, and to higher export prices.  Higher export prices raise the terms of trade by around 6% on average over the next five years relative to the main forecast (Figure 1.14).  Higher terms of trade are a distinct possibility, with world dairy prices as measured by Fonterra’s globalDairyTrade auction up 95% since July 2009.

Figure 1.14 — Merchandise terms of trade (SNA)

Source:  Statistics New Zealand, the Treasury

…and domestic demand recovers earlier

In this scenario, domestic demand is also assumed to rebound more strongly than in the main forecast, reflecting greater momentum in consumer spending from higher levels of consumer confidence and rising house prices.  Higher export incomes and confidence abroad are also assumed to flow through to domestic demand, including higher business investment.  As a result, consumption would likely recover more quickly in the second half of the March 2010 year and then rise by just over 3% per annum in the following two years, compared with peak annual average growth of around 2.5% in the main forecasts.  Investment also grows more strongly over the coming year in the upside scenario.

Table 1.8 — Key economic and fiscal features of the upside scenario

(Annual average % change, Year ended 31 March)	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Real GDP components:
Private consumption	-0.8	0.0	3.1	3.2	2.4	1.9
Residential investment	-23.4	-7.3	32.4	17.1	2.5	-1.4
Market investment	-4.7	-10.8	11.6	11.2	4.5	3.8
Gross national expenditure	-2.0	-3.0	6.2	5.2	2.9	2.3
Exports of goods and services	-3.3	0.4	0.0	6.6	5.4	3.3
Imports of goods and services	-4.7	-13.2	11.2	10.8	5.3	3.1
GDP (production measure)	-1.1	-0.2	3.2	3.9	2.8	2.3

Unemployment rate(1)	5.0	7.0	6.3	5.3	4.7	4.6
90-day bank bill rate(2)	3.7	2.9	5.5	6.0	6.1	6.1
TWI(2)	53.7	66.5	65.1	62.2	59.1	56.7
CPI(3)	3.0	2.5	2.4	2.3	2.6	2.2
Current account balance (% GDP)	-8.1	-2.5	-4.4	-5.5	-6.1	-6.6
Nominal GDP level (deviation from main forecast, $billion)	0.0	1.1	4.4	7.0	7.4	6.3
(% of GDP, Year ended 30 June)
Operating balance before gains and losses	-2.2	-3.8	-2.6	-1.5	-1.3	-1.0
Core Crown net debt	9.5	14.5	18.5	21.0	22.5	23.8

Notes:    (1)  Percent of labour force, March quarter, seasonally adjusted

(2)  Average for March quarter

(3)  Annual percentage change, March quarter

Sources:  Statistics New Zealand, Reserve Bank of New Zealand, the Treasury

A stronger recovery sees unemployment fall more rapidly...

The stronger outlook would flow through to higher real GDP than in the main economic forecasts, with a smaller contraction of 0.2% in the March 2010 year followed by a larger rebound in growth to 3.2% and 3.9% in the 2011 and 2012 March years.  Higher levels of activity would result in the unemployment rate falling more quickly from a peak of 7.0% in the March 2010 quarter, the same as in the main forecast, to 6.3% a year later, compared with 6.9% in the main forecast.

...and leads to higher nominal GDP and more tax revenue…

Stronger real activity, higher terms of trade and increased inflation lead to nominal GDP being much higher than in the main forecasts.  Nominal GDP in the final June year of the forecast period is $6.3 billion higher and the cumulative difference over the 2010 to 2014 June years is $27.5 billion.  As a result, core Crown tax revenue would likely be $2.4 billion higher than in the main forecast by the end of the forecast period, with a cumulative difference of around $10 billion across the 2010 to 2014 June years.  Higher tax revenue relative to the main forecast reflects higher personal and corporate income tax revenue owing to higher incomes, more GST revenue from stronger domestic demand and a larger increase in tax on interest income as interest rates rise by more.  Fiscal drag also has a larger impact in this scenario than in the main predictions because of faster wage growth.

Government expenses are only slightly lower than in the main forecasts.  While there are fewer people on the unemployment benefit in this scenario, higher inflation adjustments for benefits and the impact of higher inflation and wage growth on superannuation payments would see overall welfare payments rise.  This is offset by lower debt-servicing costs as a result of lower debt levels.

…resulting in lower deficits and a slower build-up of debt

Owing to the impact of higher tax revenue, the operating deficit would be slightly smaller than in the main forecast at 3.8% in the June 2010 year and would narrow over the following two years (Figure 1.15).  The operating balance (before gains and losses) in the upside scenario reaches balance in the June 2015 year and returns to surplus in the following year, which would be one year earlier than predicted in the main projections.  With smaller deficits in the upside scenario, core Crown net debt would be expected to rise by less than in the main predictions, rising to a peak of 24.4% in the June 2015 year before falling below 10% of GDP at the end of the projection period.  However, it would be harder to live within the $1.1 billion operating allowance given a stronger economy would, for example, put more pressure on public sector wages.

Figure 1.15 — Operating balance (before gains and losses)

Source:  The Treasury

Downside Scenario

The downside scenario outlined below centres on risks to medium-term growth in New Zealand and overseas.  It assumes the recovery continues in the short term as in the main forecasts, but that growth in the New Zealand economy weakens in line with the world economy once monetary and fiscal stimulus are removed around the world, the inventory cycle is complete and household demand does not fill the gap because of a desire to deleverage and rebuild balance sheets.  In this scenario, New Zealand’s top-12 trading partners are assumed to contract by 1.5% in the 2009 calendar year as in the main forecasts, but grow only 2.6% in 2010 and 2.9% in 2011.  This slower recovery could result from renewed credit difficulties or a larger impact from monetary and fiscal tightening.  Domestic demand in New Zealand also weakens in late 2010 as stimulus begins to be removed.  The implications of this scenario continue to flow through in the medium-term projections.

Table 1.9 — Key economic and fiscal features of the downside scenario

(Annual average % change, Year ended 31 March)	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Real GDP components:
Private consumption	-0.8	-0.2	2.0	1.5	1.2	1.4
Residential investment	-23.4	-7.3	22.6	13.6	5.7	2.5
Market investment	-4.7	-11.1	7.1	3.3	5.3	9.4
Gross national expenditure	-2.0	-3.2	4.4	2.5	2.3	3.0
Exports of goods and services	-3.3	0.4	-0.4	4.5	4.9	5.0
Imports of goods and services	-4.7	-13.3	9.1	5.0	2.6	4.5
GDP (production measure)	-1.1	-0.4	2.0	2.5	3.0	3.2
Unemployment rate(1)	5.0	7.0	7.5	6.4	5.7	5.1
90-day bank bill rate(2)	3.7	2.8	2.9	3.2	3.9	4.8
TWI(2)	53.7	66.5	62.2	55.5	53.0	51.9
CPI(3)	3.0	2.4	2.1	1.8	1.7	1.5
Current account balance (% GDP)	-8.1	-2.9	-5.6	-7.0	-6.7	-6.3
Nominal GDP level (deviation from main forecast, $billion)	0.0	0.0	-1.5	-4.3	-5.2	-5.5
(% of GDP, Year ended 30 June)
Operating balance before gains and losses	-2.2	-4.0	-3.8	-3.8	-3.7	-3.1
Core Crown net debt	9.5	14.8	20.5	25.6	29.5	32.4

Notes:	(1)	Percent of labour force, March quarter, seasonally adjusted
	(2)	Average for March quarter
	(3)	Annual percentage change, March quarter

Sources:  Statistics New Zealand, Reserve Bank of New Zealand, the Treasury

A weaker recovery in the world economy would impact on New Zealand’s trade and contribute to a weakening of domestic demand in late 2010...

Lower growth in the world economy contributes to a smaller rise in the terms of trade relative to the main forecasts, with the terms of trade just over 2% lower than in the main forecasts on average over the forecast period.  Lower demand from abroad would also adversely affect

New Zealand’s exports.  As a result, export volumes are forecast to be weaker than in the main forecasts in the years to March 2011 and 2013, with tourism particularly affected.  The more subdued recovery in the world economy would also flow through to weaker domestic demand in New Zealand via its impacts on confidence and asset prices.

There are also questions about how sustainable the recovery in New Zealand is for any given level of global demand, particularly if there is lower growth in credit.  Credit growth could be affected either because of difficulties accessing finance as banks and finance companies become more cautious in their lending or because of lower demand as households look to rebuild their balance sheets.  With lower growth in credit, the downside scenario includes an assumption in the medium-term projections that labour productivity growth takes longer to get back up to 1.5% per annum than in the main projections owing to lower growth in the stock of capital.

...resulting in slower economic growth…

Under the downside scenario, real GDP growth rebounds only to 2.0% in the 2011 March year and 2.5% the next year, compared to 2.4% and 3.2% respectively in the main forecasts.  An eventual recovery in trading partner growth coupled with relatively low interest rates and a lower exchange rate would eventually result in increased investment, export and consumption growth at the end of the forecast period.  However, the level of nominal GDP is predicted to be significantly lower than the main forecast across the entire forecast period.  Over the 2010 to 2014 fiscal years, nominal GDP would be a cumulative $18 billion or nearly 2% lower.

…and lower tax revenue and higher net debt

The effect on tax revenue in the final year would be similar in magnitude, but in the opposite direction to that of the upside scenario as tax revenue is estimated to be $2.3 billion lower than the main forecast in the 2014 June year.  However, the overall difference in revenue calculated across the forecast period, at around $6.5 billion, is smaller than in the upside scenario because this scenario has more effect in the medium term.  Lower incomes and domestic demand in the downside scenario would produce less income tax and GST revenue, and a lower interest rate profile would result in less tax on interest income.

More people would receive benefits in the downside scenario, but the adjustments to benefit rates because of inflation would be lower.  The operating deficit (before gains and losses) under the downside scenario in the June 2010 year is estimated at 4.0% of GDP, the same as in the main forecast, but declines more slowly to 3.1% of GDP by 2014.  The downside scenario then shows the operating balance (before gains and losses) returning to surplus in the June 2017 year, the same as predicted in the main projections.  However, these surpluses would be smaller, rising to around 3% of GDP in the June 2024 year.  Larger deficits relative to the main predictions mean borrowing would be higher under the downside scenario and would result in net debt peaking at 35.0% of GDP by the June 2016 year (Figure 1.16).  This scenario is not dissimilar to the main projections in Budget 2009, in which net debt peaked at 35.9% in the June 2017 year.

Figure 1.16 – Net debt

Source: The Treasury

Other paths for the economy are also possible

Other paths for the economy are certainly possible.  Global financial markets have experienced a high degree of volatility over the past two years, particularly since the global financial crisis in late 2008.  A stronger recovery, led by higher domestic confidence and a stronger international recovery, is also possible.  The situation has stabilised over the past six months, but there is a risk of further difficulties being experienced and New Zealand remains vulnerable to a loss of investor confidence because of its high reliance on overseas debt.

The exchange rate has been volatile in 2009.  The TWI of the New Zealand dollar fell to a monthly trough of 52.3 in February 2009, but a recovery in the global outlook resulted in a return of risk appetite that saw the TWI rebound to 66.5 in October 2009, before easing slightly to 65.2 in November 2009.  The Half Year Update assumes the exchange rate remains around 66.5 until mid-2010 but it is always a major uncertainty in economic forecasts and recent volatility highlights how quickly sentiment can change.  The exchange rate could fall sooner than assumed in our main forecast, especially if there is renewed risk aversion among financial market participants.  Conversely, increased appetite for risk among financial market participants, a resurgence in domestic demand or higher commodity prices could lift the exchange rate back to the post-float high reached in July 2007.

Fiscal Sensitivities

Table 1.10 provides some “rules of thumb” on the sensitivities of the fiscal position to changes in specific variables.

Table 1.10 — Fiscal sensitivity analysis

Year ended 30 June ($ million)	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast

1% lower nominal GDP growth per annum on
Tax revenue	(535)	(550)	(580)	(615)	(650)
Revenue impact of a 1% decrease in growth of
Wages and salaries	(260)	(525)	(815)	(1,140)	(1,520)
Taxable business profits	(125)	(260)	(405)	(565)	(735)
One percentage point lower interest rates
Interest income	(128)	(173)	(100)	(35)	55
Expenses	(128)	(303)	(381)	(461)	(521)
Impact of interest rates on the operating balance	0	130	281	426	576

Source:  The Treasury

Finalisation dates and assumptions for the forecasts and projections

Economic and fiscal forecasts — finalisation dates

Economic forecasts	6 November
Tax revenue forecasts	12 November
Fiscal forecasts	25 November
Text finalised	8 December

Economic forecast assumptions

Trading partner growth — The global outlook has changed significantly since the low point in activity earlier in the year when Budget forecasts were finalised.  After an estimated contraction of 1.5% in 2009, the economies of New Zealand’s top-12 trading partners are expected to grow 2.9% in 2010, 3.2% in 2011 and 3.4% in 2012, before settling at growth of 3.2% in the final two years of the forecast period.  These are similar to growth rates in Consensus Forecasts for October 2009, although are slightly lower than those for November 2009 released after the economic forecasts were finalised.  Given there is continued uncertainty around these numbers, we consider scenarios based on different rates of trading partner growth.

Global inflation and interest rates — Inflation has declined dramatically from a year ago in most economies and the outlook remains subdued as the recovery in the world economy is expected to be gradual.  The subdued inflation environment is expected to lead to low interest rates over the forecast period, although they are expected to be gradually normalised over time.

Oil prices — The average price of West Texas Intermediate (WTI) oil on a quarterly basis troughed at US$43/barrel in the March 2009 quarter and rose to US$68/barrel in the September quarter as demand picked up in line with the world economy.  Based on the average futures prices for WTI oil in October 2009, the price of oil is assumed to rise to US$87/barrel by the end of the forecast period.  Over most of the forecast period, the oil price assumption contained in the Half Year Update is approximately 25% above that assumed in the Budget forecasts (Figure 1.17).

Figure 1.17 – WTI oil prices

Sources: Datastream, the Treasury

Terms of trade — The merchandise terms of trade (as measured in the System of National Accounts) are estimated to trough in the September 2009 quarter, nearly 14% below their March 2008 peak.  They are then assumed to rise gradually over the forecast period to be 11% higher in the June 2013 quarter than in the September 2009 quarter.

Monetary conditions — The New Zealand dollar exchange rate is expected to have appreciated to 66.5 on the TWI in the December 2009 quarter and is assumed to remain at this level throughout the first half of 2010.  The TWI is then assumed to depreciate over the forecast period to 53.  Ninety-day interest rates are expected to rise to 3.3% in the June quarter of 2010 and 4.3% a year later and continue to increase to 5.9% at the end of the forecast period.

External migration — The net inflow of permanent and long-term migrants is assumed to increase from just under 17,000 in the year to September 2009 to 24,400 in the year to March 2010 before falling to 10,000 per annum by early 2012.

Policy — The Emissions Trading Scheme (ETS) is assumed to impact on consumer prices both directly and indirectly over the forecast period.  We estimate an impact on consumer price inflation of about 0.4 percentage points in the June 2011 year as the ETS impacts on the price of stationary energy (eg, coal, gas and geothermal) and fuel prices, with a further impact of about 0.4 percentage points in the 2013 calendar year, as waste is included from January 2013 and the transition phase ends.

Fiscal forecast assumptions

The fiscal forecasts are based on assumptions and judgements developed from the best information available on 25 November 2009, when the forecasts were finalised.  Actual events are likely to differ from some of these assumptions and judgements.  Furthermore, uncertainty around the forecast assumptions and judgements increases over the forecast period.

The fiscal forecasts are prepared on the basis of underlying economic forecasts.  Such forecasts are critical for determining revenue and expense estimates.  For example:

•                  a nominal GDP forecast is needed in order to forecast tax revenue

•                  a forecast of CPI inflation is needed because social assistance benefits are generally indexed to inflation

•                  an unemployment forecast is needed to underpin the projected number of unemployment benefit recipients, and

•                  forecasts of interest rates are needed to forecast finance costs, interest income and discount rates.

A summary of the key economic forecasts that are particularly relevant to the fiscal forecasts is provided in the table below (on a June-year-end basis to align with the Government’s balance date).

Table 1.11 — Summary of key economic forecasts used in fiscal forecasts

	2009/10		2010/11	2011/12	2012/13	2013/14
June years	Budget Forecasts	Half Year Forecasts	Half Year Forecasts	Half Year Forecasts	Half Year Forecasts	Half Year Forecasts
Real GDP (P) (ann avg % chg)	-0.8	0.7	2.6	3.3	3.0	2.8
Nominal GDP (E) ($m)	175,051	184,466	193,966	203,873	213,738	223,980
CPI (annual avg % change)	1.9	2.2	2.1	2.2	2.2	2.1
Govt 10-year bonds (ann avg %)	5.2	5.8	5.8	5.8	5.9	6.0
5-year bonds (ann avg %)	4.4	5.0	5.4	5.6	5.8	5.9
90-day bill rate (ann avg %)	2.5	2.9	3.8	4.8	5.3	5.7
Unemployment rate (HLFS) basis ann avg %)	7.1	6.9	6.9	6.1	5.4	4.9
Total employment (ann avg % change)	-3.8	-1.9	-0.5	1.5	2.7	2.5
Current account (% of GDP)	-6.6	-3.6	-5.8	-6.9	-7.2	-6.8

Projection assumptions

The projection period begins in the June 2015 year.  These post-forecast fiscal projections are based on long-run technical and policy assumptions outlined below.  The projection model can be found on the Treasury website.

Table 1.12 — Summary of economic and demographic assumptions(1)

	2010	2011	2012	2013	2014	2015	2016	2017	2018	...	2024
June year	Forecasts					Projections
Population	1.3	1.2	1.0	0.9	0.9	0.9	0.9	0.8	0.8	...	0.7
Labour force	0.1	-0.5	0.7	1.8	2.0	1.6	1.5	1.4	0.5	...	0.4
Unemployment rate(2)	6.9	6.9	6.1	5.4	4.9	4.5	4.5	4.5	4.5	...	4.5
Employment	-1.9	-0.5	1.5	2.7	2.5	2.0	1.5	1.4	0.5	...	0.4
Labour productivity(3)	3.7	3.4	1.5	0.1	0.2	0.6	1.0	1.4	1.5	...	1.5
Real GDP	0.7	2.6	3.3	3.0	2.8	2.9	2.8	3.1	2.0	...	1.9
Consumer price index (annual % change)	2.3	2.4	2.2	2.3	1.9	2.0	2.0	2.0	2.0	...	2.0
Government 5-year bonds (% rate)	5.0	5.4	5.6	5.8	5.9	6.0	6.0	6.0	6.0	...	6.0
Average hourly wage	3.6	2.8	2.9	2.6	2.9	2.6	3.0	3.4	3.5	...	3.5

Notes:

(1)     Annual average % change unless otherwise stated

(2)     Level of the unemployment rate (% of labour force)

(3)     Hours worked measure

Source:  The Treasury

Given the difficulty in projecting cycles and shocks beyond the forecast horizon, the projections use trend or long-run averages for the growth rates or levels of key economic variables.  In the Half Year Update 2009, some of these variables are not predicted to return to their trend levels within the five-year forecast period because of the persistent effects of the recession.  However, these variables are assumed to return to these trend rates or levels in the first few years of the projections.  These variables are: age-and-gender group labour force participation rates; CPI inflation; unemployment rate; average hours worked; and labour productivity growth.  For labour force participation rates, projections produced by Statistics New Zealand are targeted.  For the other variables, a rate of transition to the long-run trend rate or level is determined.  These variables all contribute to the projection of nominal GDP, which is both a driver of a number of important fiscal variables, such as tax revenue, and the denominator in key fiscal ratios (eg, debt-to-GDP).

Table 1.13 — Summary of fiscal assumptions for forecasts and projections

	Forecast period						Projection period
Government decisions	• Incorporate government decisions up to 25 November 2009.						• Based on existing policy and do not assume policy change.

Operating allowance	• Net $1.1 billion in 2010/11, growing by the rate of 2% per annum for subsequent Budgets. • Page 55 outlines indicative decisions against Budget 2010.

•        Also based on annual increments of a 2010/11 base of $1.1 billion, grown at 2% per annum. Some expenditure (eg, health, education) has been allocated some of the allowance based on demographic growth.

Capital allowance	• $1.45 billion from Budget 2010 to 2012 and $1.65 billion for Budget 2013.						• Continues at $1.65 billion for one year, 2014/15.

	$ billion	2010	2011	2012	2013	2014	• Then resorts to a track of a $900 million starting point, in 2013/14, growing at 2% p.a. Value in 2015/16 is $936 million.
	Budget 10	0.02	0.63	0.45	0.35
	Budget 11	—	0.02	0.63	0.45	0.35
	Budget 12	—	—	0.02	0.63	0.45
	Budget 13	—	—	—	0.02	0.73

Emissions Trading Scheme (ETS)

•        The forecasts take into account recent legislative changes to the ETS and the effects of these changes on the predicted ETS position over the first commitment period (CP1).  These policy changes include: revised entry dates of 1 July 2010 for transport, energy and industrial sectors; a transitional phase until 1 January 2013 with 50% obligation price options for the transport, energy and industrial sectors; an intensity-based approach to allocations for trade-exposed, emissions-intensive businesses.

•        The carbon price assumption used is €10 at an exchange rate of 0.4915 (a carbon price of NZ$20.35).  The forecast assumes a 50% uptake of post-1989 foresters into the ETS over CP1.  Beyond 2012, ETS net revenues have been modelled as neutral (revenues equal expenses), as New Zealand currently has no international commitments beyond this period.  Net revenue (the value of credits received after free allocation of credits to participating industries and after meeting future emission liabilities) is assumed to be recycled back to the public through fiscally equivalent, unspecified tax reductions or spending increases.

•        Modelled to have no fiscal impact in projections, as a policy of full recycling of net revenue is assumed.

•        This assumes the government will be able to meet its post-2012 commitments without any net additional fiscal cost.

Kyoto position	• The Kyoto position included in fiscal forecasts reflects the Government’s obligation for CP1, which is for the period 2008 to 2012.						• Kyoto Protocol ends in the forecast period, so no future provision is modelled in the projection period.

	Forecast period						Projection period
NZS Fund contributions	• $250 million contribution in 2009/10. • Assume no contribution beyond the 2010 fiscal year.						• Contributions calculated via separate NZS Fund model. • Assumed to recommence at $2.8 billion in 2019/20 when projected core Crown operating balance can cover the contribution.

Investment rates of return	• Incorporate the actual results to 30 September 2009. Beyond 30 September 2009, gains on financial instruments are based on long-term benchmark rates of return for each portfolio.						• NZS Fund returns are based on long-run average return rates, while other investment returns grow at the rate of the projected assets generating them.

Finance cost on new bond issuances	• Based on 5-year rate from the central economic forecasts and adjusted for differing maturity.						• Based on the projected 5-year Government bond rate.

Borrowing requirements	• The forecast cash deficits would be met by reducing financial assets and issuing debt.						• The cash position itself is not projected, but the growth of core Crown debt is based on the balance between asset growth and the operating balance.

Top-down adjustment	• Top-down adjustment to operating and capital as follows:						• The end-of-forecast values are projected as part of expenditure and physical asset growth respectively.

	$ billion	2010	2011	2012	2013	2014
	Operating	1.15	0.20	0.05	0.05	0.05
	Capital	0.55	—	—	—	—

Property, plant and equipment

•        For the purposes of the forecast financial statements, no revaluations of property, plant and equipment are projected beyond the current year. Valuations as recorded for the 2009 annual financial statements and any additional valuations that have occurred up to 30 September 2009 are included in these forecasts.

• No revaluations are projected.

Student loans

•        The carrying value of student loans is based on a valuation model that has been adapted to reflect current student loans policy. The carrying value over the forecast period is sensitive to changes in a number of underlying assumptions, including future income levels, repayment behaviour and macroeconomic factors such as inflation and discount rates used to determine the effective interest rate for new borrowers. Any change in these assumptions would affect the fiscal forecast.

• All variables related to student loans are projected from the forecast base using growth rates from long-term projections provided by the Ministry of Education.

	Forecast period	Projection period
Government Superannuation Fund and ACC liabilities

•        The Government Superannuation Fund and ACC liabilities included in these forecasts have been valued as at 31 October 2009 and 30 June 2009 respectively, with the ACC valuation being adjusted for the 30 September 2009 discount rate. Both liabilities are valued by projecting future cash payments, and discounting them to present value. These valuations rely on historical data to predict future trends and use of economic assumptions such as inflation and discount rates. Any change in actual payments or economic assumptions would affect the present fiscal forecast (eg, if the discount rate decreases, the value of the liabilities would increase). Pages 108 and 107 outline the key economic assumptions used for both valuations. The Government Superannuation Fund’s assets are offset against the gross liability and have been updated to reflect market values at 31 October 2009. The value of assets over the forecast period reflects long-run rate of return assumptions appropriate to the forecast portfolio mix.

• Projections of the Government Superannuation Fund are based on long-term tracks provided by the Government Actuary.

Fiscal Drag

•        Forecasts of source deductions tax, chiefly derived from salaries and wages, build in assumptions for growth beyond that assumed for compensation of employees. This extra growth relates to fiscal drag and the amount assumed may differ across the forecast horizon.

• Projecting source deductions involves employed labour force growth plus nominal average wage growth, supplemented by a fiscal drag elasticity of 1.35.

2 Fiscal Risks

Introduction

This chapter describes the fiscal risks to the Government, including specific fiscal risks, and contingent liabilities, and notes charges against the fiscal forecasts.

Legislative Requirements

The Public Finance Act 1989 (PFA) requires an economic and fiscal update to incorporate, to the fullest extent possible consistent with the limits on disclosure requirements set out below, all government decisions and other circumstances that may have a material effect on the fiscal and economic outlook.  If the fiscal implications of government decisions and other circumstances can be quantified for particular years with reasonable certainty, these fiscal implications must be included in the forecast financial statements.  If the fiscal implications of government decisions and other circumstances cannot be quantified for particular years with reasonable certainty, those government decisions or other circumstances must be disclosed in the statement of specific fiscal risks.

The PFA requires the Minister of Finance and the Secretary to the Treasury to sign a statement of responsibility for each economic and fiscal update that:

•      the Minister of Finance has communicated to the Secretary to the Treasury before the economic and fiscal update is finalised, all policy decisions with material economic or fiscal implications that the Government has made, and all other circumstances with material economic or fiscal implications of which the Minister is aware, and

•      the Secretary to the Treasury has incorporated in the economic and fiscal update the fiscal and economic implications of those decisions and other circumstances, using the Treasury’s best professional judgement (on the basis of the economic and fiscal information available to the Treasury on the day before the economic and fiscal update was finalised).

The PFA also requires the statement of specific fiscal risks of the Government to disclose the rules used to determine what is and what is not a specific fiscal risk.

The PFA requires that the fiscal forecasts must be prepared in accordance with generally accepted accounting practice (GAAP).

FRS-42 Prospective Financial Statements provides GAAP guidance for preparing fiscal forecasts.  The general principle of the standard is that forecasts should be prepared using the best information that is reasonable and supportable.  To ensure the accuracy of the fiscal forecasts the forecast assumptions:

•      are based on the best information that is available at the time the forecasts are prepared (eg, latest economic conditions)

•      are consistent with the current plans of the Government (eg, include current policies and other policies the Government are considering), and

•      have a reasonable and supportable basis (eg, events are probable and measurable).

There will always be an element of judgement surrounding the assumptions that are made in preparing the fiscal forecasts.  To provide a more comprehensive picture of the fiscal position FRS-42 also requires disclosure of factors that may lead to a material difference between the forecasts and the actual results.  This includes matters such as new policies the Government may be considering and sensitivity around key assumptions (eg, economic conditions).

Criteria and Rules for Disclosure in the Fiscal Forecasts or as Specific Fiscal Risks

All government decisions and other circumstances that may have a material effect on the fiscal and economic outlook are considered against the criteria and rules set out below to determine if they are to be incorporated into the fiscal forecasts, disclosed as specific fiscal risks, or in some circumstances excluded from disclosure.

Criteria for including matters in the fiscal forecasts

Matters are incorporated into the fiscal forecasts provided they meet all of the following criteria:

•      The quantum is more than $10 million in any one year.

•      The matter can be quantified for particular years with reasonable certainty.

•      A decision has been taken; or a decision has not yet been taken, but it is reasonably probable(4) the matter will be approved, or it is reasonably probable the situation will occur.

Additionally, any other matters may be incorporated into the forecasts if the Secretary to the Treasury considers, using his or her best professional judgement, that the matters may have a material effect on the fiscal and economic outlook and are certain enough to include in the fiscal forecasts.

Rules for the disclosure of specific fiscal risks

Matters are disclosed as specific fiscal risks if:

•      the likely cost is more than $10 million in any one year, and either

•      a decision has not yet been taken, but it is reasonably possible(5) (but not probable) that the matter will be approved or the situation will occur, or

•      it is reasonably probable that the matter will be approved or the situation will occur, but the matter cannot be quantified for or assigned to particular years with reasonable certainty.

Additionally, any other matters may be disclosed as specific fiscal risks if the Secretary to the Treasury considers, using his or her best professional judgement, that the matters may have a material effect (more than $10 million in any one year) on the fiscal and economic outlook, but are not certain enough to include in the fiscal forecasts.

(4)   For these purposes “reasonably probable” is taken to mean that the matter is more likely than not to be approved within the forecast period (by considering, for example, whether there is a better than 50% chance of the matter occurring or being approved).

(5)   For these purposes “reasonably possible” is taken to mean that the matter might be approved within the forecast period (by considering, for example, whether there is a 20% to 50% chance of the matter occurring or being approved).

Exclusions from disclosure

Matters are excluded from disclosure as specific fiscal risks if they fail to meet the materiality criteria (ie, are less than $10 million in every year), or if it is unlikely(6) they will be approved or occur within the forecasting period.

Additionally, the Minister of Finance may determine that an item included in the fiscal forecasts or a specific fiscal risk not be disclosed, if such disclosure would be likely to:

•      prejudice the substantial economic interests of New Zealand

•      prejudice the security or defence of New Zealand or international relations of the Government

•      compromise the Crown in a material way in negotiation, litigation or commercial activity, or

•      result in a material loss of value to the Crown.

Furthermore, the Minister of Finance has to determine that there is no reasonable or prudent way the Government can avoid this prejudice, compromise or material loss by making a decision on the fiscal risk before the finalisation of the forecasts, or by disclosing the forecast item or fiscal risk without reference to its fiscal implications.

Information Relating to all Disclosed Risks

Allowances for additional operating and capital spending in future Budgets are incorporated into the fiscal forecasts.  From Budget 2010 the operating allowance is $1.1 billion per Budget (grown forward at 2% per annum) and the capital allowance is $1.45 billion per Budget from 2010 to 2012, increasing to $1.65 billion in Budget 2013.

The risks outlined in this chapter, should they eventuate, would only have an effect on the operating balance and/or net debt to the extent that they were not funded from within the allowances, by reprioritising existing expenditure, or through third party revenue.

Policy options for many risks require further development, and the quantum of the risk is often uncertain.  Consequently, the final cost or saving may differ from the amounts disclosed in this chapter.

Charges Against the Fiscal Forecasts

The PFA requires that if the fiscal implications of government decisions and other circumstances can be quantified for particular years with reasonable certainty, these fiscal implications must be included in the forecast financial statements.  This applies irrespective of whether or not a decision has been taken by the Government to provide additional funding for the matter.

ACC Non-Earner’s Account

Based on the criteria outlined on pages 52 and 53 it is probable that additional funding for the ACC Non-Earners Account will be approved by the Government during the forecast

(6)   For these purposes “unlikely” is taken to mean that the matter will probably not be approved within the forecast period (by considering, for example, whether there is a less than 20% chance of the matter occurring or being approved).

period.  Consequently, this matter has been incorporated into the fiscal forecasts as a potential charge against the operating allowances for future Budgets.

ACC updated its scheme valuation as at 30 June 2009 and has advised of potential changes to the Non-Earner’s Account baselines in 2009/10 and outyears.

Budget to be charged ($million)	2009/10	2010/11	2011/12	2012/13	2013/14
Budget 2010	139.829	81.324	56.324	80.984	123.886

ACC Levy Increases

The Government is yet to consider ACC’s final advice on levy rates for 2010/11 and the levies ultimately approved may differ from those in ACC’s consultation documents.

Based on the criteria outlined on pages 52 and 53 it is probable that increases to ACC levies will be approved by the Government during the forecast period.  Consequently, the effects of these increases have been recognised in the fiscal forecasts as a potential increase in the operating balance.

It is important to note that the Government has not yet taken any decision on ACC levy rates for 2010/11.  The amounts below that have been recognised in the fiscal forecasts are Treasury’s best estimate (at this time) of the likely effect of proposed levy increases, inclusive of the legislative changes now before Parliament.

Amount to be recognised ($million)	2009/10	2010/11	2011/12	2012/13	2013/14
	687	1,180	1,159	1,264	1,431

An unquantified Specific Fiscal Risk has been included in this chapter (see page 61) to recognise the fact that the final 2010/11 levy rates may be different to those from which the amounts recognised in the forecasts were derived.

Specific Fiscal Risks

The matters listed below are disclosed as specific fiscal risks as they meet the rules for disclosure outlined on pages 52 and 53.

Quantified and unquantified risks are listed separately.  Within each list the risks have been categorised as new or changed/unchanged since the last economic and fiscal update.

Risks are unquantified if the amount of the risk is unknown, or if the matter is partially disclosed as an unquantified risk (as full disclosure would be likely to prejudice New Zealand’s substantial economic interests, security, defence or international relations; or compromise the Crown in a material way in negotiation, litigation or commercial activity; or result in a material loss of value to the Crown).

Fuller descriptions of the risks listed below are included on pages 61 to 73.

Quantified Risks

If they were to eventuate the risks outlined in these tables would, to the extent that they cannot be funded from future Budget allowances, by reprioritising existing expenditure, or through third party revenue, impact the Government’s forecast financial position (as indicated in the table below).

A negative fiscal impact means an increase in net debt and possibly a decrease in the operating balance.

Quantified risks as at 25 November 2009	Impact on fiscal position	Value of risk ($million)

New risks

Economic Development - Large Budget Screen Production Fund	Negative	$34m in 2009/10

Justice - Family Court Professional Services	Negative	$8m operating in 2009/10 rising to $22m per annum by 2012/13

Changed risks

Corrections - Community Probation and Psychological Services	Negative	$78m operating per annum by 2013/14 and $61m capital

Corrections - Prison Construction	Negative	$150m operating per annum by 2018/19 and $915m capital between 2009/10 and 2017/18

Customs - Joint Border Management System Replacement	Negative	$15m operating in 2011/12 reducing to $9m per annum from 2012/13 and $66m capital

Education - Additional Funding for School Property	Negative	$168m capital

Education - Broadband Investment: Schools	Negative	$116m capital

Education - Trades Academies	Negative	$10m to $20m capital

Immigration - Immigration New Zealand Change Programme	Negative	$65m capital

Justice — Review of the Legal Aid System	Negative	$18m operating in 2009/10 rising to $178m by 2013/14

New Zealand Defence Force - Future Operationally Deployed Forces Activity	Negative	$30m operating per annum from 2010/11

New Zealand Defence Force - Sale of Skyhawks and Aermacchi Trainers	Positive	$130m capital

Police - Digital Radio Network Full Implementation	Negative	$7m operating in 2011/12 rising to $18m in 2013/14 and $66m capital

Transport — NZRC Operating Support and Loans	Negative	Up to $260m in operating and/or capital

Unchanged risks

Economic Development — Broadband Investment Initiative	Negative	$1,210m capital

Education - Early Childhood Education Ratio Changes	Negative	$55m operating per annum

Education - School Staffing Entitlements	Negative	$45m operating in 2011/12 and $50m in 2012/13 and outyears

Education - Youth Guarantee	Negative	Up to $51m operating per annum

Quantified risks as at 25 November 2009	Impact on fiscal position	Value of risk ($million)

Education, Social Development, Health and Revenue - Medical Training Places	Negative	$11m operating and $3m capital per annum by 2012/13, growing beyond the forecast period

Finance - Crown Overseas Properties	Negative	$150m capital between 2009/10 and 2013/14

Health - Additional WellChild Visits	Negative	$15m operating per annum

Health - Building Dedicated Elective Theatres	Negative	$20m operating in 2010/11, $40m operating per annum from 2011/12 and $36m capital

Health - Funding Increase for Subsidised Medicines	Negative	$60m operating in 2010/11, and $80m operating per annum from 2011/12

Immigration - Redevelopment of Mangere Refugee Centre	Negative	$5m operating, $25m capital one-off and $25m operating per annum

Justice - Greater Auckland Region Service Delivery Strategy	Negative	$265m operating or capital

Revenue - GST - Business to Business Transactions	Positive	$50m operating per annum

Revenue - Impairment of Crown Debt Administered by Inland Revenue	Positive or Negative	$200m capital decrease to $50m capital increase

Revenue - Reinstatement of Deferred Tax Cuts	Negative	$900m operating per annum

Social Development - Increasing the Abatement-free Income Threshold	Negative	$27m operating per annum

Unquantified Risks

If they were to eventuate the risks outlined in these tables would, to the extent that they cannot be funded from future Budget allowances, by reprioritising existing expenditure, or through third party revenue, impact the Government’s forecast financial position (as indicated in the table below).

A negative fiscal impact means an increase in net debt and possibly a decrease in the operating balance.

Unquantified risks as at 25 November 2009	Impact on fiscal position

New risks

ACC - Levy Increases	Positive or Negative

Defence - Project Protector Warranty Issues	Positive

Economic Development - Investment in Tourism Infrastructure	Negative

Education - Additional Funding for Defective School Buildings	Negative

Finance — NZ Post Equity Injection	Negative

Housing - Weathertight Homes	Negative

Unquantified risks as at 25 November 2009	Impact on fiscal position

Revenue — Tax Issues Relating to Auckland Governance Reform	Positive or Negative

Transport - Tauranga Eastern Corridor	Negative

Changed risks

Climate Change - International Climate Change Obligations	Positive or Negative

Economic Development - Radio Spectrum Rights	Positive

Education - Demand for Tertiary Education	Negative

Education - Early Childhood Education Funding	Negative

Education - School Operational Grants	Negative

Finance - Crown Retail Deposit Guarantee Scheme	Negative

Health - Purchase of Pandemic Strain Vaccine	Negative

Housing - Hobsonville Urban Development	Negative

Housing - Tamaki	Negative

Unchanged risks

Education - Early Childhood Education Participation	Negative

Education - Integrated School Property	Negative

Education - Te Whare Wānanga o Awanuiārangi	Negative

Finance - Government Commitments to International Financial Institutions	Negative

Finance - New Zealand Superannuation Fund	Positive or Negative

Health - Caregiver Employment Conditions	Negative

Health - District Health Board Deficits	Negative

Health - National Systems Development Programme	Negative

Health - Payment of Family Caregivers	Negative

Unquantified risks as at 25 November 2009	Impact on fiscal position

New Zealand Defence Force - Defence Review 2009	Negative

Revenue - Cash Held in Tax Pools	Negative

Revenue - Charitable Giving	Negative

Revenue - Child Support - Shared Care	Negative

Revenue - Imputation	Negative

Revenue - International Tax Review	Negative

Revenue - Investment in the Tax System and Related Business	Positive

Revenue - KiwiSaver	Positive or Negative

Revenue - Mutual Recognition and the Australian Tax Review	Negative

Revenue - Possible Structural Tax Changes	Positive

Revenue - Potential Tax Policy Changes	Positive or Negative

Revenue - Reducing Compliance Costs for SMEs	Negative

Revenue - Revenue Implications of Recommendations from the Capital Market Development Taskforce	Positive or Negative

Revenue - Tax Treatment of Social Assistance Programmes	Positive

Reviews of the Delivery of Public Services	Positive

Risks to Third Party Revenue	Negative

State Sector Employment Agreements	Negative

Risks Removed Since the 2009 Budget Economic and Fiscal Update

The following risks have been removed since the 2009 Budget Economic and Fiscal Update:

Expired risks	Reason

ACC - Revaluation of Outstanding Claim Liabilities	Outstanding claim liabilities have been revalued and incorporated into forecasts.

Finance - Potential Merger of Lincoln University and AgResearch	The Government has decided not to merge Lincoln University and AgResearch.

Health - Demographic and Cost Pressures	This risk has been incorporated into the District Health Board Deficits risk.

Health - Sector Capital	A general pressure rather than a specific risk

Housing - Gateway Housing	This risk is no longer considered to be material

Police and Corrections - Property and Flow-on Impacts of Additional Police Staff	Has been incorporated into the Prison Construction and Community Probation and Psychological Services risks

Revenue - Aligning PIE Rates with New Personal Tax Rates	Approved by Cabinet, funding in baselines

Revenue - Inland Revenue Operations	Has been incorporated into the Investment in the Tax System and Related Business risk

Expired risks	Reason

Revenue - Rebuild of the Student Loan IT System	Approved by Cabinet, funding in baselines

Revenue - Renegotiation of Double Tax Agreements	Cost of remaining DTAs expected to be less than $10m pa

Revenue - Resident Withholding Tax Alignment	Approved by Cabinet, funding in baselines

Revenue - Revenue Implications of Recommendations from the Jobs Summit	No longer relevant, all matters have been addressed.

Revenue - Tax Consequences of Residential Mortgage Backed Securities	Legislation enacted, now in baselines

Social Development — Extending Part-Time Work Obligations	No longer considered to be material.

Transport - Auckland Metro Rail	Approved by Cabinet, included in forecasts

Treaty Negotiations - Office of Treaty Settlements Landbank	Approved by Cabinet, funding in baselines

Statement of Specific Fiscal Risks

ACC - Levy Increases (new, unquantified risk)

Treasury’s best estimate of the likely effect of proposed levy increases (inclusive of the legislative changes now before Parliament) has been recognised in the fiscal forecasts. The finalised levy rates for 2010/11 may differ from the proposed rates on which the amounts recognised in the forecasts were derived, with either a positive or negative impact on revenue and expenses.

Climate Change - International Climate Change Obligations (changed, unquantified risk)

There is uncertainty in the level of fiscal impact the ETS and Kyoto obligation place on the Government. The net impact of variables including carbon prices, levels of net-emissions, the uptake of post-1989 foresters and allocation levels to emitters are unknown. The Government may need to purchase Kyoto Protocol emission units before 2015 to meet its Kyoto obligations.

Currently no obligation is recognised in the Government’s accounts for any post 2012 international climate change agreement, given the Government has yet to ratify any such agreement and the high levels of uncertainty around its potential nature and size.  Any agreement entered into will need to be recognised at the time of signing alongside ETS revenues and expenses.

Corrections - Community Probation and Psychological Services (changed, quantified risk)

The draft 2009-2017 Criminal Justice Forecast predicts a significant increase in the number of sentences and orders served in the community over the forecast period. The Department of Corrections estimates that this would require an additional 500 Probation Officers, Programme Facilitators and Psychologists over the forecast period based on current levels of service delivery. This would result in additional operating costs of $78 million per annum by 2013/14 and capital expenditure of $61 million.

Corrections - Prison Construction (changed, quantified risk)

The Government is considering options to address forecast growth in the prison population. The Department of Corrections faces prison capacity demands over the next 10 years, and has developed a plan to respond to this demand by increasing prison capacity and replacing obsolete capacity. If the Government’s chosen response to the growth in the prison population is to increase prison capacity, it is estimated that this would cost up to $915 million capital over the next ten years, and up to $150 million operating per annum by 2018/19. These figures are subject to change depending on the procurement methods chosen by the Government.

Customs - Joint Border Management System Replacement (changed, quantified risk)

Customs is developing a proposal to replace the Border Management System. In accordance with the two-stage approval process for major information technology projects, funding is dependent on approval of a Stage 2 Business case, and the outcome of Budget 2010 funding decisions. The Stage 2 Business case is complete and is scheduled to be considered by Cabinet. The current funding requested is $66 million capital over the period 2009/10 to 2013/14, with operating funding of $15 million in 2011/12 and reducing to $9 million for 2012/13 and outyears.

Defence - Project Protector Warranty Issues (new, unquantified risk)

The Crown is currently in negotiations over warranty issues relating to the some of the Project Protector vessels. It has been agreed that both parties will go back to mediation to try and reach a final settlement. The likely outcome would result in an increase to revenue.

Economic Development - Broadband Investment Initiative (unchanged, quantified risk)

The Government has committed to spend $1.5 billion on a new broadband network delivering “ultra fast” broadband services. Of this amount, $290 million has been appropriated through Budget 2009. The timing and amount of further funding has not yet been determined.

Economic Development - Investment in Tourism Infrastructure (new, unquantified risk)

The Government is considering investing in tourism infrastructure. This includes possibly funding the construction of a National Convention Centre and a cruise ship terminal in Auckland. These may be either wholly or partly funded by the Government.

Economic Development - Large Budget Screen Production Fund (new, quantified risk)

The Large Budget Screen Production Fund is a fund to assist film production companies.  The appropriation is set at $35.556 million, however the Fund is a demand driven programme and actual costs are dependent upon the number of productions.  In any given year the number of productions underway can vary and associated costs can vary. The estimated shortfall in the Fund in 2009/10 is around $34 million.

Economic Development - Radio Spectrum Rights (changed, unquantified risk)

The Government sets the processes for the renewal or auction of property rights to radio spectrum in consultation with industry. Offers for rights of renewal to existing owners of spectrum rights are set approximately five years in advance of rights expiring from 2010 onwards with settlement being required prior to granting the new right. If any offers are rejected then they will be allocated by way of auction on the open market. In this update estimated radio spectrum sales revenue has been included in the forecasts. However there is a portion of radio spectrum sales revenue which cannot be forecast at this time.

Education - Additional Funding for Defective School Buildings (new, unquantified risk)

As in other areas of the building sector, the school property portfolio has a portion of the building stock built between 1995 and 2005 which is subject to the “leaky buildings” (defective building) issues as result of poor design, inappropriate materials, poor workmanship and deficient building project oversight.

Education - Additional Funding for School Property (changed, quantified risk)

In Budget 2009 the Government provided $434.5 million in capital funding for the school property infrastructure programme. The Government has previously indicated that this programme could total $500 million and is considering providing a further $65.5 million for school property.

The Ministry of Education advises that an additional $168 million may be required over the next two financial years to meet roll growth and demographic change. In addition, the Ministry also advises that the annual property portfolio revaluation may increase the depreciation and therefore require further funding. The Government is also committed to increasing the range of schools that parents can choose to send their children to, which could potentially increase the level of property funding required.

Education - Broadband Investment: Schools (changed, quantified risk)

Government has signalled an investment of $150 million to support the introduction of ultra-fast broadband into schools. The capital cost of upgrading school internal networks for all state, and state integrated schools has been estimated at $235 million. More comprehensive costings will be prepared as part of a Broadband in Schools business case prior to the 2010 budget process. The Government has to date committed $34 million towards this objective. The financial implications of the broadband investment in schools on other complementary actions will be reflected in the business case.

Education - Demand for Tertiary Education (changed, unquantified risk)

The current tuition subsidy baseline allows for some growth in participation, based upon demographic changes, and increases in participation in key areas. The demand for tertiary education has increased as a result of the labour market downturn. The Government will need to consider whether to manage these pressures through reprioritisation or investment of additional funding. Additional enrolments would result in flow-on student loan and allowance costs.

Education - Early Childhood Education Funding (changed, unquantified risk)

Cost pressures in early childhood education (ECE) may lead the Government to consider increasing rates in future years. Any costs would depend on the option chosen and the ability to fund proposals from within existing baselines. There is also a risk that unanticipated changes may cause forecasts to be too low (for example unanticipated increases in registered teachers and hours of participation) resulting in cost pressures for the Government.

Education - Early Childhood Education Participation (unchanged, unquantified risk)

The Government is considering ways in which ECE participation of groups which are currently under-represented might be increased. Any costs would depend on the option chosen and the ability of the proposal to be funded within existing baselines.

Education - Early Childhood Education Ratio Changes (unchanged, quantified risk)

The Government is considering decreasing the adult to child ratio in ECE centres for under-two-year-olds from 1:5 to 1:4. The Ministry of Education has estimated that the cost of implementing this ratio change would be approximately $55 million per annum.

Education - Integrated School property (unchanged, unquantified risk)

Requests have been made by integrated schools for the Government to provide funding support for property costs at new schools. The Government has not yet considered these proposals; any costs would depend on the decisions taken by the Government.

Education - School Operational Grants (changed, unquantified risk)

The Government has historically increased school operating grants in each Budget. Any funding for school operations grants would depend on the circumstances and the ability of the proposal to be funded within existing baselines.

Education - School Staffing Entitlements (unchanged, quantified risk)

Budget 2009 provided for reductions in schooling appropriations of $45 million in 2011/12 and $50 million in 2012/13.  If no policy changes are made in schooling, or wider education spending to realise these savings, the appropriations may have to be increased to their previous levels.

Education - Te Whare Wānanga o Awanuiārangi (unchanged, unquantified risk)

Te Whare Wānanga o Awanuiārangi has declared its wish to discuss in the context of the Wai 718 treaty settlement process the repatriation of funding from the Crown based on its concern that there may have been a breach of the Deed of Settlement. This is in addition to the $8.5 million that was agreed with Te Whare Wānanga o Awanuiārangi as part of its settlement with the Crown in 2003.

Education - Trades Academies (changed, quantified risk)

The Government intends to establish at least five (possibly eleven) trades academies by the end of 2011. Trades academies will offer secondary students new options for training towards vocational qualifications and transitions to employment. Capital funding of $6 million for the first Trades Academy at Southern Cross Campus was included in Budget 2009, subject to approval of a detailed business case and implementation plan. The cost of establishing the further trades academies will depend on how they are designed and operated, and to what extent they can be funded from existing capital and operating appropriations, but could range between $10 and $20 million. Work is ongoing to develop funding arrangements and establish their cost.

Education - Youth Guarantee (unchanged, quantified risk)

Decisions are required on the timing and nature of the full roll-out of the Youth Guarantee. The programme could eventually have an operating cost of as much as $65 million per annum.  In Budget 2009 the Government provided $94 million between 2009/10 and 2013/14 for the Youth Guarantee programme.  Any further funding would depend on the development of the Youth Guarantee programme and the ability to fund proposals within existing baselines.

Education, Social Development, Health and Revenue - Medical Training Places (unchanged, quantified risk)

The Government has considered funding 200 additional medical training places over five years. Sixty additional medical places have been funded in Budget 2009.  Proceeding with the remaining 140 places would require additional funding, although final costs would depend on the option chosen and the ability of the proposal to be funded within existing baselines. This is currently estimated to be $10.9 million per annum operating and $2.5 million per annum capital by 2013/14, and grows beyond the forecast period.

Finance - Crown Overseas Properties (unchanged, quantified risk)

The Government holds New Zealand House in London on a long-term lease from the Crown Estate (UK). Depending on the Government’s future intentions for this building, an upgrade may be required.  Preliminary cost estimates for this upgrade total $150 million over the period 2009/10 to 2013/14.

Finance - Crown Retail Deposit Guarantee Scheme (changed, unquantified risk)(7)

The Government operates an opt-in Retail Deposit Guarantee Scheme over financial institution deposits. The objective of the scheme is to ensure ongoing retail depositor confidence in New Zealand’s financial system, given the international financial market turbulence. A total of 73 financial institutions have been approved under the scheme. These are listed on the Treasury website. Deposits totalling $133.1 billion are under guarantee.

The Crown also continually updates the likelihood of further default actions triggering the guarantee and assesses the expected loss given default. Based on these assessments, the Crown has provided for a net loss given default of $899 million as at 31 October 2009, being the cost of future payments under this scheme after expected recoveries. The policy decision to extend and amend the Retail Deposit Guarantee Scheme to 31 December 2011 was announced on 25 August 2009.

While the provision represents a best estimate of likely loss, a significant range of outcomes are possible under the scheme in terms of which entities may default and the eventual loss to the Crown following an a default. This reflects the significant uncertainty as to the value that can be realised from an entity’s assets following a default. Except as provided on the Treasury web site, further information on the Retail Deposit Guarantee Scheme cannot be provided due to commercial sensitivity.

(7)          The Government has also established a Wholesale Funding Guarantee Facility. This facility is not included as a specific fiscal risk as the Government assesses the likelihood of a call on this scheme as remote.

Finance - Government Commitments to International Financial Institutions (unchanged, unquantified risk)

The forecast level of government commitments to international financial institutions is subject to change, depending on the Government’s response to any changed financial plans on the part of these institutions.

Finance - New Zealand Post Equity Injection to Fund Expansion (new, unquantified risk)

A decision to fund New Zealand Post’s business expansion through the Government underwriting New Zealand Post’s balance sheet or through an equity injection is currently being sought.

Finance - New Zealand Superannuation Fund (unchanged, unquantified risk)

The Government has suspended contributions to the New Zealand Superannuation Fund for the period until the operating balance returns to a sufficient surplus. The Government made a one-off contribution to the fund of $250 million in 2009/10 and will consider, on an annual basis, whether to make any further one-off contributions before the required rates of contribution are resumed. The level of contribution to the fund, and any changes to the rate of return or remeasurements of the fund, would have fiscal implications which could increase or decrease net debt.

Health - Additional WellChild Visits (unchanged, quantified risk)

The Government is considering providing funding for three additional WellChild visits during the first nine weeks of a baby’s life. The initiative has not been funded in Budget 2009, and has been deferred for consideration in future Budgets.

If approved, the indicative cost of this initiative would be $15.360 million operating in 2010/11 and outyears.

Health - Building Dedicated Elective Theatres (unchanged, quantified risk)

The Government is considering funding 20 dedicated elective surgery theatres, with associated beds and facilities. In Budget 2009, $20 million in 2009/10 and outyears has been allocated to ensure that the appropriate number and mix of staff for the new theatres are trained. However, funding has not been allocated for the operating costs and capital funding above what is being provisioned for these theatres in Budget 2009.

If approved, the indicative cost of this initiative would be $20 million operating in 2010/11 and $40 million in 2011/12 and outyears and $36 million capital.

Health - Caregiver Employment Conditions (unchanged, unquantified risk)

An Employment Court case regarding caregiver sleepover employment conditions for third party employed caregivers is currently awaiting judgement. A judgement in favour of the caregivers would require consideration of the repercussions for the Crown.

Health - District Health Board Deficits (unchanged, unquantified risk)

Several District Health Boards (DHBs) have projected operating deficits in 2009/10. The Government has stated that it does not view projected DHB operating deficits as acceptable and the Ministry of Health is working with DHBs to develop financial recovery plans. The Government has set aside funding in Vote Health to meet deficit requirements in 2009/10, anticipating that the DHB deficit position will improve in future years.

Health - Funding Increase for Subsidised Medicines (unchanged, quantified risk)

Budget 2009 provided $40 million per annum to increase spending on pharmaceuticals.  The Government is considering an increase of $180 million over three years.  If approved, the indicative cost of this initiative would be $60 million operating in 2010/11, and $80 million in 2011/12 and outyears.

Health - National Systems Development Programme (unchanged, unquantified risk)

The National Systems Development Programme (NSDP) is a major IT project to stabilise and upgrade core national health systems and collections. The project was originally scoped and signalled to Cabinet as a $104 million capital project, of which $35 million has been appropriated to date. The deliverables for the programme are currently under review and the scope and total cost may change.

Health - Payment of Family Caregivers (unchanged, unquantified risk)

A Human Rights Tribunal case regarding compensation for family member carers of disabled children is currently awaiting judgement. Further policy work will need to be developed should the Human Rights Tribunal find in favour of family caregivers.

Health - Purchase of Pandemic Strain Vaccine (changed, unquantified risk)

In the event of a H1N1 pandemic, the Government may review and widen the access and availability criteria of the seasonal influenza vaccination programme, which now includes H1N1. There may also be other fiscal impacts as a result of an increase in demand for Tamiflu and antibiotics, and an increase in the utilisation of medical facilities.

Housing - Hobsonville Urban Development (changed, unquantified risk)

The Government has commenced the development of an integrated urban community at Hobsonville within an area known as the Buckley precinct. Funding was provided in Budget 2008 for this precinct, as well as any other costs that will be incurred concurrently in order to enable broader site works and whole of project infrastructure. Additional capital funding may be required for the subsequent precincts in future Budgets. This would increase net debt in the next four years (to 2013) when the development will begin providing a return to the Crown. This risk is unquantified as disclosure could compromise the Government in negotiations with potential private sector partners.

Housing - Tamaki (changed, unquantified risk)

The Government is considering the Tamaki Transformation Programme, a multi-agency initiative to regenerate this Auckland suburb over 20 years. The initial phase of the redevelopment proposal will be undertaken over the next three years within the existing baselines of the agencies involved. There is a risk that some options for the remainder of the development, beyond the initial phase, may require additional capital and operating funding.

Housing - Weathertight Homes (new, unquantified risk)

The Government is considering options to facilitate assistance to homeowners to repair homes affected by the weathertightness issues that occurred as a result of changes to building regulations and industry practices in the late 1990s and early 2000s.

Immigration - Immigration New Zealand Change Programme (changed, quantified risk)

The Immigration New Zealand Change Programme proposes an integrated approach to upgrading immigration services. Some work is already underway, but further work is proposed, particularly a significant upgrade of existing IT systems. Were the IT component to proceed, estimated capital costs are around $65 million. Ongoing costs of the project would be funded from fees.

Immigration - Redevelopment of Mangere Refugee Centre (unchanged, quantified risk)

The existing refugee facilities at Mangere may need refurbishment. Initial estimated costs of the refurbishment are $5 million operating and $25 million capital, with ongoing operating costs of $25 million per annum.

Justice - Family Court Professional Services (new, quantified risk)

Trends in judicial sentencing have placed increased pressure on Family Court Professional Services resources in the Family Court.

If current trends continue, it is estimated that costs will increase by $8 million in 2009/10 rising to $22 million by 2012/13.

Justice - Greater Auckland Service Delivery Strategy (unchanged, quantified risk)

The Government is developing a strategy to address court needs in the greater Auckland region. A wide range of stakeholders are currently being consulted over a variety of service delivery options.

Initiatives that are likely to be put forward for consideration as part of this strategy include establishing dedicated civil and family courthouses, establishing specialist and purpose-built jury courthouses, establishing a service centre to deal with customer enquiries and process bulk work, moving to electronic filing and an electronic court record, moving file storage offsite to a specialist external provider and establishing Community Justice Centre(s). As the strategy develops, full business cases are expected to identify priority projects and provide detailed costings.

The total cost could be up to $265 million.

Justice - Review of the Legal Aid System (changed, quantified risk)

Current forecasts of overall expenditure on legal aid, within current policy settings, are substantially higher than the amounts included in the fiscal forecasts. Without any change to policy settings for legal aid, it is estimated that overall costs will increase by $18 million in 2009/10, $72 million in 2010/11, $96 million in 2011/2012, $135 million in 2012/2013 and $178 million in 2013/2014.

New Zealand Defence Force - Defence Review 2009 (unchanged, unquantified risk)

The Government has approved terms of reference for a Defence Review and subsequent Defence White Paper. This process is expected to be completed by 30 March 2010. Included in the Defence Review is an examination of financial management procedures to meet long-term defence funding requirements.

The Defence Review is likely to present a range of options with different funding implications.

New Zealand Defence Force - Future Operationally Deployed Forces Activity (changed, quantified risk)

There are currently over 400 New Zealand Defence Force personnel deployed overseas on peace-keeping and United Nations missions. Existing baseline funding is expected to provide for the deployments in Afghanistan, East Timor, the Solomon Islands and several other locations during 2009/10.

The forthcoming Defence Review 2009 will consider future funding requirements for a range of operational commitments in the context of Government’s wider defence, foreign policy and fiscal position. Maintaining existing deployment levels would result in an increased annual operating balance impact of some $30 million from 2010/11 subject to any decisions to reduce existing deployments.

New Zealand Defence Force - Sale of Skyhawks and Aermacchi Trainers (changed, quantified risk)

New Zealand’s application to sell the former Air Combat Force aircraft has been approved by the US Congress and now depends on the successful conclusion of commercial negotiations.

Should the sale proceed, at a contract value of US$110 million, the net proceeds from the sale are expected to be around NZ$130 million.

Police - Digital Radio Network Full Implementation (changed, quantified risk)

The Government has previously funded the partial implementation of a Digital Radio Network in Wellington, Auckland and Christchurch, to be completed by December 2010. Police are still considering options for the further rollout of a National Digital Radio Network, possibly beginning in the 2011/12 fiscal year.

Earlier estimates suggested costs of up to $150 million, comprised of $28 million in capital in 2011/12, rising to $38 million in 2013/14; and $7 million of operating in 2011/12, rising to $18 million in 2013/14.

Revenue - Cash Held in Tax Pools (unchanged, unquantified risk)

Funds held in tax pools are recognised as an asset to the Crown. There is a risk that funds held in these pools, over and above a customer’s provisional tax liability, may be withdrawn, resulting in an unquantified cash loss to the Crown.

Revenue - Charitable Giving (unchanged, unquantified risk)

Officials are investigating possible tax incentives for charitable giving, including gift aid and changes in the tax treatment of non-monetary gifts.

Revenue - Child Support - Shared Care (unchanged, unquantified risk)

A government discussion document will be released on shared care in the child support formula, including taking into account the incomes of both parents and the costs of children. Any changes would have administrative costs for Inland Revenue.

Revenue - Goods and Services Tax - Business to Business Transactions (unchanged, quantified risk)

The Government is considering options around GST on property transactions. The options considered include both administrative and legislative changes, and could increase revenue collections by up to $50 million per annum.

Revenue - Impairment of Crown Debt Administered by Inland Revenue (unchanged, quantified risk)

Inland Revenue administers Crown debt relating to general tax and family support.  The Crown debt included in these forecasts was last tested for impairment at 30 June 2009.  The asset will next be tested for impairment at 30 June 2010. The outcome of the valuation could have a negative impact of up to $200 million or a positive impact of up to $50 million.

Revenue - Imputation (unchanged, unquantified risk)

Aspects of the current imputation system are being reviewed. This includes whether companies should be able to stream imputation credits, and the refundability of imputation credits, particularly to charities.

Revenue - International Tax Review (unchanged, unquantified risk)

A number of proposals will be considered, and possibly progressed, as part of Phase II of the international tax review. Since all these proposals involve exempting income in particular circumstances, they may, if progressed, have a negative impact on tax revenue.

Revenue - Investment in the Tax System and Related Business (unchanged, unquantified risk)

Inland Revenue is investigating options around investment in the tax system and related business processes, including replacing the FIRST tax system. Part of this work includes investigating options for transforming employer information and payments. Part of this work includes investigating options for modernising the tax system (FIRST) and redesigning the Pay As You Earn and Personal Tax Summary systems.

Revenue - KiwiSaver (unchanged, unquantified risk)

The forecasts in relation to KiwiSaver policies are dependent on a number of assumptions and projections, such as uptake and contribution rates, all of which may change through time. In the current economic environment, factors such as reduced automatic enrolment, financial market disruption and low consumer confidence increase forecast uncertainty.

Revenue - Mutual Recognition and the Australian Tax Review (unchanged, unquantified risk)

The Government made a submission in October 2008 to the review, Australia’s Future Tax System, making a case for mutual recognition of imputation/franking credits.  The review will be reported to the Australian Government in December 2009. The outcome of the review may affect tax revenue in New Zealand.

Revenue - Possible Structural Tax Changes (unchanged, unquantified risk)

The Government will consider the findings of the Tax Working Group, which is assessing the medium-term direction of the tax system and policy options. Options being considered include introducing new taxes to broaden and maintain the tax base and changes to the structure of personal tax and corporate tax. Any changes would either decrease or increase tax revenue, depending on the options chosen.

Revenue - Potential Tax Policy Changes (unchanged, unquantified risk)

The Government is considering changes to various tax policies as indicated in the 18 month tax policy work programme. Measures on the current work programme are expected to be revenue neutral in aggregate. Measures enacted to date, and included in revenue forecasts, have increased tax revenue by around $50 million per annum. The remaining items are expected to be revenue negative up to the same extent. It is unclear exactly what additional policy changes, if any, will be made at this stage.

Revenue - Reducing Compliance Costs for Small- and Medium-sized Enterprises (unchanged, unquantified risk)

The Government is considering measures to simplify the tax rules for small- and medium-sized enterprises, pursuant to a government discussion document released in December 2007. Any measures that are pursued could have a material impact on tax revenue.

Revenue - Reinstatement of Deferred Tax Cuts (unchanged, quantified risk)

The Government has agreed to delay the April 2010 and April 2011 tranches of the planned tax cuts. The Government will reconsider these tax cuts when economic and fiscal conditions permit.

Reinstating these particular tax cuts would cost around $900 million per annum (dependent on when they are reintroduced).

Revenue - Revenue Implications of Recommendations from the Capital Market Development Taskforce (unchanged, unquantified risk)

The Capital Markets Development Taskforce is expected to report to Government later in the year.  Recommendations could include tax changes and regulatory changes which impact on tax revenue.

Depending on the options chosen, any changes implemented would either decrease or increase tax revenue.

Revenue - Tax Issues Relating to Auckland Governance Reform (new, unquantified risk)

New entities are likely to emerge from the reform of local governance in Auckland. Some of these new entities could have tax liabilities different to the tax liabilities of existing entities, which would impact on the total tax paid by Auckland local government entities beyond the 1 November 2010 transition date. Depending on the shape of entities adopted, the changes could either increase or decrease tax revenue.

Revenue - Tax Treatment of Social Assistance Programmes (unchanged, unquantified risk)

The Government is investigating legislative solutions to fix loopholes in the tax treatment of social assistance programmes. Specific measures have not yet been identified but any changes are likely to have a positive impact on tax revenue.

Reviews of the Delivery of Public Services (unchanged, unquantified risk)

The Government has announced its intention to deliver more public services, more effectively, for fewer resources.  The Government may undertake one or a number of value-for-money in-depth reviews over the next 12 months.  Reviews may be tasked with identifying areas of expenditure that are not efficient, effective or aligned to government policy, or could be delivered differently.  Reviews may recommend changes to service delivery and/or free up resources for reprioritisation within the vote (or within the organisation) or be returned to the centre to meet pressures in other areas. Reviews of government activities which result in improved cost-effectiveness are likely to have a positive impact on the fiscal position.

Risk to Third Party Revenue (unchanged, unquantified risk)

A wide range of government activities are funded through third party fees and charges. With a decrease in economic activity, there is a risk that decreases in third party revenue streams will require changes to service delivery with transitional costs to the Crown. For example, decreases in Customs revenue or in levies on building activity may mean that some activities are temporarily unable to be fully cost-recovered and the Government will need to transition out of an activity or temporarily subsidise that activity.

Social Development - Increasing the Abatement-free Income Threshold (unchanged, quantified risk)

The Government is considering increasing the abatement-free income threshold for main benefits from $80 per week to $100 per week, including non-qualifying spouses of people receiving New Zealand Superannuation.

Increasing the abatement-free threshold to $100 would mean that people who receive a main benefit will be able to earn an additional $20 a week before their benefit payment is reduced.

If approved, the cost of this initiative would be approximately $26.5 million per annum.

State Sector Employment Agreements (unchanged, unquantified risk)

A number of large collective agreements are due to be renegotiated in the short to medium term. As well as direct fiscal implications from any changes to remuneration, the renegotiation of these agreements can have flow-on effects to remuneration in other sectors. The Government has signalled an expectation for restraint given the current economic environment and conditions in the private sector.

Transport - Tauranga Eastern Corridor (new, unquantified risk)

The Crown may be asked to provide a loan to the New Zealand Transport Agency to advance the construction of the Tauranga Eastern Corridor Roading Project. It is intended that the loan will be repaid by toll revenue from the road.

Contingent Liabilities

Contingent liabilities are costs that the Government will have to face if a particular event occurs.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.  The contingent liabilities facing the Government are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation.

In general, if a contingent liability were realised it would reduce the operating balance and increase net debt. However, in the case of contingencies for uncalled capital, the negative impact would be restricted to net debt.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost.  It does not represent either an admission that the claim is valid or an estimation of the amount of any award against the Crown.

Only contingent liabilities involving amounts of over $10 million are separately disclosed.  Contingent liabilities below $10 million are included in the “other quantifiable contingent liabilities” total.

Contingent liabilities have been stated as at 31 October 2009, being the latest set of contingent liabilities received.

Quantifiable Contingent Liabilities

Guarantees and indemnities	Status(8)	($million)
Air New Zealand — letters of credit and performance bonds	Changed	32
Cook Islands — Asian Development Bank loans	Changed	15
Indemnification of receivers and managers — Terralink Limited	Unchanged	10
Ministry of Transport — funding guarantee	Unchanged	10
Guarantees and indemnities of SOEs and Crown entities	Changed	21
Other guarantees and indemnities	Changed	12
		100
Uncalled capital
Asian Development Bank	Changed	1,070
Bank for International Settlements	Changed	27
European Bank for Reconstruction and Development	Changed	16
International Bank for Reconstruction and Development	Changed	1,121
Other	Changed	4
		2,238
Legal proceedings and disputes
Health — legal claims	Unchanged	15
Kapiti West Link Road	Unchanged	25
Tax in dispute	Changed	1,655
Other legal claims	Changed	51
		1,746
Other quantifiable contingent liabilities
Air New Zealand partnership	Unchanged	68
Crown Health Financing Agency	Unchanged	28
Inland Revenue — unclaimed monies	Unchanged	46
International finance organisations	Changed	1,561
Kyoto Protocol Units	Changed	1,871
New Zealand Export Credit Office — export guarantees	Changed	175
Reserve Bank — demonetised currency	Unchanged	23
Other quantifiable contingent liabilities of SOEs and Crown entities	Changed	80
Other quantifiable contingent liabilities	Changed	24
		3,876
Total quantifiable contingent liabilities		7,960

(8)          Relative to reporting in the 30 June 2009 Financial Statements of the Government of New Zealand.

Unquantifiable Contingent Liabilities

Guarantees and indemnities	Status

Airways New Zealand	Unchanged
Asure Quality New Zealand Limited	Unchanged
At Work Insurance Limited	Unchanged
Bona Vacantia property	Unchanged
Building Industry Authority	Unchanged
Contact Energy Limited	Unchanged
Earthquake Commission (EQC)	Unchanged
Electricity Corporation of New Zealand Limited (ECNZ)	Unchanged
Ministry of Fisheries — indemnity provided for delivery of registry services	Changed
Genesis Power Ltd (Genesis Energy)	Unchanged
Genesis Power Ltd — financial guarantees	Unchanged
Genesis Power Ltd — Letters of credit and performance bonds	Unchanged
Geothermal carbon tax indemnity	Unchanged
Housing New Zealand Corporation (HNZC)	Unchanged
Indemnities against acts of war and terrorism	Unchanged
Justices of the Peace, Community Magistrates and Disputes Tribunal Referees	Unchanged
Landcorp Farming Limited	Unchanged
Maui Partners	Unchanged
National Provident Fund	Unchanged
New Zealand Railways Corporation	Unchanged
Persons exercising investigating powers	Unchanged
Public Trust	Unchanged
Reserve Bank of New Zealand	Unchanged
Synfuels-Waitara Outfall Indemnity	Unchanged
Tainui Corporation	Unchanged

Other unquantifiable contingent liabilities
Abuse claims	Unchanged
Accident Compensation Corporation (ACC) litigations	Unchanged
Air New Zealand litigation	Unchanged
Environmental liabilities	Unchanged
Kordia Group Limited	Unchanged
Maui Contracts	Unchanged
Rugby World Cup 2011 — joint venture arrangements	Unchanged
Television New Zealand	Unchanged
Treaty of Waitangi claims	Unchanged
Treaty of Waitangi claims — settlement relativity payments	Unchanged
Westpac Banking Corporation	Unchanged
Other contingencies
Foreshore and seabed	Unchanged

Contingent Liabilities: The following unquantified contingent liabilities have been removed from the above list:

•                  Crown Retail Deposit guarantee scheme

•                  Indemnification of touring exhibitions

•                  State Insurance and Rural Bank — Tax liabilities

Statement of Contingent Liabilities

Quantifiable Contingent Liabilities

Guarantees and Indemnities

Guarantees and indemnities are disclosed in accordance with NZ IAS 37 Provisions, Contingent Liabilities and Contingent Assets.  In addition, guarantees given under Section 65ZD of the Public Finance Act 1989 are disclosed in accordance with Section 26Q(3)(b)(i)(B) of the same Act.

Air New Zealand — Letters of credit and performance bonds

The letters of credit are primarily given in relation to passenger charges, airport landing charges and indemnities provided to financial institutions on limits provided on staff credit cards. The performance bonds are primarily given in respect to engineering contracts.

$32 million at 31 October 2009 ($37 million at 30 June 2009)

Cook Islands — Asian Development Bank (ADB) loans

Before 1992, the New Zealand Government guaranteed the Cook Islands’ borrowing from the ADB.  These guarantees have first call on New Zealand’s Official Development Assistance.

$15 million at 31 October 2009 ($16 million at 30 June 2009)

Indemnification of receivers and managers — Terralink Limited

The Crown has issued a Deed of Receivership indemnity to the appointed receivers of Terralink Limited against claims arising from the conduct of the receivership.

$10 million at 31 October 2009 ($10 million at 30 June 2009)

Ministry of Transport — funding guarantee

The Minister of Finance has issued a guarantee of $10 million to the Transport Accident Investigation Commission.  The guarantee allows the Commission to assure payment to suppliers of specialist salvage equipment in the event of the Commission initiating an urgent investigation of any future significant transport accident.

$10 million at 31 October 2009 ($10 million at 30 June 2009)

Legal proceedings and disputes

The amounts under quantifiable contingent liabilities for legal proceedings and disputes are shown exclusive of any interest and costs that may be claimed if these cases were decided against the Crown.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost.  It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

Tax in dispute

Tax in dispute represents the outstanding debt of those tax assessments raised, against which an objection has been lodged and legal action is proceeding.  When a taxpayer disagrees with an assessment issued following the dispute process, the taxpayer may challenge that decision by filing proceedings with the Taxation Review Authority or the High Court.

The Crown is currently in dispute with a number of financial institutions regarding the tax treatment of certain structured finance transactions.  Due to a High Court ruling for one structured finance case, all structured finance assessments have been recognised as revenue in the 2009 financial year ($1,423 million). However, as legal proceedings are still ongoing, the assessed tax has been recognised as a contingent liability.

A contingent asset has also been disclosed in relation to these transactions (refer page 88).

$1,655 million at 31 October 2009 ($1,661 million at 30 June 2009)

Kapiti West Link Road

Court action has been filed against New Zealand Transport Agency to have the land held for the Kapiti West Link Road released for sale. The maximum liability is $25 million.

$25 million at 31 October 2009 ($25 million at 30 June 2009)

Health — legal claims

Claims against the Crown in respect of alleged negligence for failing to screen blood for Hepatitis C when screening had first become available, resulting in people allegedly contracting Hepatitis C through contaminated blood and blood products.

$15 million at 31 October 2009 ($15 million at 30 June 2009)

Other Quantifiable Contingent Liabilities

Kyoto protocol

During the first commitment period the Ministry of Agriculture and Fisheries estimate that 92.3 million tonnes of carbon credits will be generated by carbon removals via forests.  To the extent that these forests are harvested in subsequent commitments periods there will be an associated liability generated that will need to be repaid.

$1,871 million at 31 October 2009 ($1,995 million at 30 June 2009)

International finance organisations

The Crown has lodged promissory notes with the International Monetary Fund.  Payment of the notes depends upon the operation of the rules of the organisation.

$1,561 million at 31 October 2009 ($1,995 million at 30 June 2009)

New Zealand Export Credit Office — export guarantees

The New Zealand Export Credit Office (NZECO) provides a range of guarantee products to assist New Zealand exporters.  These NZECO guarantees are recorded by the Crown as contingent liabilities.  The amount of future liabilities arising from these guarantees is expected to be minor.

$175 million at 31 October 2009 ($155 million at 30 June 2009)

Air New Zealand Limited

The Air New Zealand Group has a partnership agreement with Christchurch Engineering Centre in which it holds 49 per cent interest.  By the nature of the agreement joint and several liability exists between the two parties.

$68 million at 31 October 2009 ($68 million at 30 June 2009)

Inland Revenue — Unclaimed monies

Under the Unclaimed Monies Act 1971, companies (eg, financial institutions, insurance companies) hand over money not claimed after six years to Inland Revenue. The funds are repaid to the entitled owner on proof of identification.

$46 million at 31 October 2009 ($46 million at 30 June 2009)

Crown Health Financing Agency

The agency is subject to potential legal claims plus associated legal fees in respect of the actions of the former Area Health Boards.  The agency is defending those claims that have resulted in litigation and will defend any of the others that result in litigation.  The agency does not accept liability for the claims.

$28 million at 31 October 2009 ($28 million at 30 June 2009)

Reserve Bank — demonetised currency

The Crown has a contingent liability for the face value of the demonetised currency issued which have yet to be repatriated.

$23 million at 31 October 2009 ($23 million at 30 June 2009)

Unquantifiable Contingent Liabilities

Accounting standard NZ IAS 37 Provisions, Contingent Liabilities and Contingent Assets requires that contingent liabilities be disclosed unless the possibility of an outflow of resources embodying economic benefits is remote.  Disclosure of remote contingent liabilities is only required if knowledge of the transaction or event is necessary to achieve the objectives of general purpose financial reporting. This part of the Statement provides details of those contingent liabilities of the Crown which cannot be quantified (remote contingent liabilities are excluded).

Guarantees and Indemnities

Airways New Zealand

The Crown has indemnified Airways Corporation of New Zealand Limited as contained in Airways’ contract with New Zealand Defence Force for the provision of air traffic control services. The indemnity relates to any claim brought against Airways by third parties arising from military flight operations undertaken by the Royal New Zealand Air Force

AsureQuality Limited

The Crown has indemnified the directors of AsureQuality Limited in the event that they incur any personal liability for redundancies arising from any agreement by international trading partners that allows post-mortem meat inspection by parties other than the Ministry of Agriculture and Forestry, or its sub-contractor.

At Work Insurance Limited

The Crown has indemnified the liquidators of At Work Insurance Limited (Deloitte Touche Tohmatsu) against various employment-related claims.

Bona Vacantia property

P&O NZ Ltd sought a declaratory judgement that property disclaimed by a liquidator is bona vacantia.   A settlement has been reached, which includes a Crown indemnity in favour of New Zealand Aluminium Smelters and Comalco in relation to aluminium dross disposed of in their landfill, for costs that may be incurred in removing the dross and disposing of it at another site if they are required to do so by an appropriate authority.  The Minister of Finance signed the indemnity on 24 November 2003.  In February 2004, a similar indemnity was signed in respect of aluminium dross currently stored at another site in Invercargill.

Building Industry Authority

The Building Industry Authority (BIA) is a joint defendant in a number of claims before the courts and the Weathertight Homes Resolution Service relating to the BIA’s previous role as regulator of the building industry. The BIA has been disestablished and absorbed into the Department of Building and Housing and, to prevent conflicts of interest, Treasury was given responsibility for managing weathertight claims against the BIA on behalf of the Crown from 1 July 2005.

Contact Energy Limited

The Crown and Contact Energy signed a number of documents to settle in full Contact’s outstanding land rights and geothermal asset rights at Wairakei.  Those documents contained two reciprocal indemnities between the Crown and Contact to address the risk of certain losses to the respective parties’ assets arising from the negligence or fault of the other party.

Earthquake Commission (EQC)

The Crown is liable to meet any deficiency in the EQC’s assets in meeting the Commission’s financial liabilities (section 16 of the Earthquake Commission Act 1993).  In the event of a major natural disaster the Crown may be called upon to meet any financial shortfall incurred by the Commission.

Electricity Corporation of New Zealand Limited (ECNZ)

The ECNZ Sale and Purchase Agreement provides for compensation to ECNZ for any tax, levy, or royalty imposed on ECNZ for the use of water or geothermal energy for plants in existence or under construction at the date of the Sale and Purchase Agreement.  The Agreement also provides for compensation for any net costs to ECNZ arising from resumption of assets pursuant to the Treaty of Waitangi (State Enterprises) Act 1988.

The Deed of Assumption and Release between ECNZ, Contact Energy Limited and the Crown provides that the Crown is no longer liable to ECNZ in respect of those assets transferred to it from ECNZ.  As a result of the split of ECNZ in 1999, Ministers have transferred the benefits of the Deed to ECNZ’s successors — Meridian Energy Limited, Mighty River Power Limited and Genesis Power Limited.

Under the Transpower New Zealand Limited (Transpower) Sale and Purchase and Debt Assumption Agreements, the Crown has indemnified ECNZ for any losses resulting from changes in tax rules applicable to transactions listed in the Agreements.  Additionally, the Crown has indemnified the directors and officers of ECNZ for any liability they may incur in their personal capacities as a result of the Transpower separation process.

Following the split of ECNZ in 1999 into three new companies, the Crown has indemnified ECNZ in relation to all ECNZ’s pre-split liabilities, including:

•                  existing debt and swap obligations

•                  hedge contracts and obligations

•                  any liabilities that arise out of the split itself.

Ministry of Fisheries — indemnity provided for delivery of registry services

The Crown has indemnified Commercial Fisheries Services Limited against claims made by third parties arising from Commercial Fisheries Services undertaking registry services under contract to the Chief Executive of the Ministry of Fisheries.  This indemnity, provided under the Fisheries Acts 1983 and 1996, expires on 30 September 2010.

Genesis Power Ltd (Genesis Energy)

The Crown has entered into a deed with Genesis Energy to share a specified and limited amount of risk around the sufficiency of Genesis Energy’s long term supply of gas to cover the Huntly e3p’s (a 385 MW combined cycle gas turbine power station) minimum needs.  The agreement sees the Crown compensate Genesis Energy in the event it has less gas than it needs.

Genesis Power Ltd (Genesis Energy) — Financial guarantees

The company issued financial guarantees to the alliance contractor and other agents of the Kupe joint venture for the full and faithful performance of it’s subsidiaries in their capacities as joint venture partners, to the extent of their several liabilities under the development agreement.

The company issued a financial guarantee to Energy Clearing House Limited for the full and faithful performance of its subsidiary Energy Online Limited, to the extent of its liabilities for its retail electricity purchases.

These guarantees may give rise to liabilities in the company if the subsidiaries do not meet their obligations under the terms of the respective arrangements.

Genesis Power Ltd (Genesis Energy) — Letters of credit and performance bonds

The company, as a participant in the electricity market, issued letters of credit to the Energy Clearing House Limited under the markets’ security requirements.  These letters of credit are issued as part of normal trading conditions and are to ensure there is no significant credit risk exposure to any one market participant.

The company has also issued letters of credit and performance bonds to certain suppliers and services providers under normal trading conditions.  The liabilities covered by these arrangements are already provided for in the statement of financial position, and therefore not expected to create any adverse effects on the financial results presented.  These are not material to the financial statements.

Geothermal carbon tax indemnity

As part of the sale and purchase agreement between the Crown and Mighty River Power (MRP), the Crown has agreed to provide an indemnity for the payment of carbon taxes, should legislation be passed that does not allow for an automatic pass-through of the charges to end-users.  The indemnity is time bound and contractually limited in the amount that can be claimed.  The indemnity is not limited to MRP and will be available to any subsequent owner of the Crown’s Kawerau geothermal assets.

Housing New Zealand Corporation (HNZC)

HNZC is liable to the owners (ANZ National Bank Limited, Ichthus Limited and Westpac Banking Corporation) of mortgages sold by HNZC during 1992 to 1999 for credit losses they may incur from specified limited aspects of their ownership of those mortgages with the Crown standing behind this obligation.

The Crown has provided a warranty in respect of title to the assets transferred to Housing New Zealand Limited (HNZL) (HNZL was incorporated into the HNZC group as a subsidiary in 2001 as part of a legislated consolidation of government housing functions) and has indemnified HNZL against any breach of this warranty.  In addition, the Crown has indemnified HNZL against any third-party claims that are a result of acts or omissions prior to 1 November 1992.  It has also indemnified the directors and officers of HNZL against any liability consequent upon the assets not complying with statutory requirements, provided it is taking steps to rectify any non-compliance.

Indemnities against acts of war and terrorism

The Crown has indemnified Air New Zealand against claims arising from acts of war and terrorism that cannot be met from insurance, up to a limit of US$1 billion in respect of any one claim.

Justices of the Peace, Community Magistrates and Disputes Tribunal Referees

Section 197 of the Summary Proceedings Act 1957, requires the Crown to indemnify Justices of the Peace and Community Magistrates against damages or costs awarded against them as a result of them exceeding their jurisdiction, provided a High Court Judge certifies that they have exceeded their jurisdiction in good faith and ought to be indemnified.

Section 58 of the Disputes Tribunal Act 1988 confers a similar indemnity on Disputes Tribunal Referees.

Landcorp Farming Ltd

The Protected Land Agreement provides that the Crown will pay Landcorp any accumulated capital costs and accumulated losses or Landcorp will pay the Crown any accumulated profit, attributed to a Protected Land property that is required to be transferred to the Crown or that the Crown releases for sale.  The Crown will also be liable to pay Landcorp, at the time of sale or transfer of any property deemed to be Protected Land, the amount of any outstanding equity payments on the Initial Value of the property.

Maui Partners

The Crown has entered into confidentiality agreements with the Maui Partners in relation to the provision of gas reserves information.  The deed contains an indemnity against any losses arising from a breach of the deed.

National Provident Fund

The National Provident Fund (NPF) has been indemnified for certain potential tax liabilities.   Under the NPF Restructuring Act 1990, the Crown guarantees:

•                  the benefits payable by all NPF schemes (section 60)

•                  investments and interest thereon deposited with the NPF Board prior to 1 April 1991 (section 61)

•                  payment to certain NPF defined contribution schemes where application of the 4% minimum earnings rate causes any deficiency or increased deficiencies in reserves to arise (section 72).

A provision has been made in these financial statements in respect of the actuarially assessed deficit in the DBP Annuitants’ Scheme (refer page 109).

New Zealand Railways Corporation

The Crown has indemnified the directors of NZ Railways Corporation against any liability arising from the surrender of the licence and lease of the Auckland rail corridor.  The liability expires in 2009.

The Crown has further indemnified the directors of NZ Railways Corporation against all liabilities in connection with the Corporation taking ownership and/or responsibility for the national rail network and any associated assets and liabilities on 1 September 2004.  Section 10 of the Finance Act 1990 guarantees all loan and swap obligations of the New Zealand Railways Corporation.

Persons exercising investigating powers

Section 63 of the Corporations (Investigation and Management) Act 1989 indemnifies the Securities Commission, the Registrar and Deputy Registrar of Companies, members of advising committees within the Act, every statutory manager of a corporation, and persons appointed pursuant to sections 17 to 19 of the Act, in the exercise of investigating powers, unless the power has been exercised in bad faith.

Public Trust

Section 52 of the Public Trust Act 2001 provides for the Crown to meet any deficiency in the Public Trust’s Common Fund in meeting lawful claims on the Fund.  This is a permanent (legislated) liability.  On 7 November 2008 the Minister of Finance guaranteed interest payable on estates whose money constitutes the Common Fund.

Reserve Bank of New Zealand

Section 21(2) of the Reserve Bank of NZ Act 1989 requires the Crown to pay the Reserve Bank the amount of any exchange losses incurred by the Bank as a result of dealing in foreign exchange under Sections 17 and 18 of the Act. This is a permanent (legislated) liability.

Synfuels-Waitara Outfall Indemnity

As part of the 1990 sale of the Synfuels plant and operations to New Zealand Liquid Fuels Investment Limited (NZLFI), the Crown transferred to NZLFI the benefit and obligation of a Deed of Indemnity between the Crown and Borthwick-CWS Limited (and subsequent owners) in respect of the Waitara effluent transfer line which was laid across the Waitara meat processing plant site.

The Crown has the benefit of a counter indemnity from NZLFI which has since been transferred to Methanex Motunui Limited.

Tainui Corporation

Several leases of Tainui land at Huntly and Meremere have been transferred from ECNZ to Genesis Power.  The Crown has provided guarantees to Tainui Corporation relating to Genesis Power’s obligations under the lease agreements.

Other Unquantifiable Contingent Liabilities

Abuse Claims

There is ongoing legal action against the Crown in relation to historical abuse claims.  At this stage the number of claimants and outcome of these cases are uncertain.

Accident Compensation Corporation (ACC) litigations

There are several legal actions against ACC in existence, arising in the main from challenges to operational decisions made by ACC.  ACC will be vigorously defending these claims.

Air New Zealand litigation

Air New Zealand has been named in four class actions.  One class action (in Australia) claims travel agents’ commissions on fuel surcharges. Two class actions (one in Australia and the other in the United States) make allegations against more than 30 airlines, of anti competitive conduct in relation to pricing in the air cargo business.  The allegations made in relation to the air cargo business are also the subject of investigations by regulators in a number of jurisdictions including the United States and the European Union.  A formal Statement of Objections has been issued by the European Commission to 25 airlines including Air New Zealand and has been responded to.  In the event that a court determined, or it was agreed with a regulator, that Air New Zealand had breached relevant laws, the Company would have potential liability for pecuniary penalties and to third party damages under the laws of the relevant jurisdictions.  The fourth class action alleges (in the United States) that Air New Zealand together with 11 other airlines conspired in respect of fares and surcharges on trans-Pacific routes.  All class actions are being defended.

Environmental liabilities

Under common law and various statutes, the Crown may have responsibility to remedy adverse effects on the environment arising from Crown activities.

Departments managing significant Crown properties have implemented systems to identify, monitor and assess potential contaminated sites.

In accordance with NZ IAS 37:  Provisions, Contingent Liabilities and Contingent Assets any contaminated sites for which costs can be reliably measured have been included in the statement of financial position as provisions.

Kordia Group Limited

As part of its contractual obligations with clients, Kordia Limited has an undertaking to provide services at a certain level and should this not be achieved, Kordia Limited may be liable for contract penalties.  It is not possible to quantify what these may be until an event has occurred.  The Company does not expect any liabilities to occur as a result of these contractual obligations.

The Company makes advances to its subsidiary companies.  The Company’s loan facility comprises a syndicated revolving cash advance facility between three banks, committed to a maximum amount of $136 million (2008: $150 million).  The facility is supported by a negative pledge by the Company and its guaranteeing subsidiaries over their assets and undertakings.  Under the negative pledge, each guaranteeing subsidiary may be liable for indebtedness incurred by the Company and other guaranteeing subsidiaries.  The Company considers the negative pledge to be an insurance contract.  Such contracts and cross guarantees are treated as a contingent liability and only recognised as a liability if a payment is probable.

Maui Contracts

Contracts in respect of which the Crown purchases gas from Maui Mining companies and sells gas downstream to Contract Energy Limited, Vector Gas Limited and Methanex Waitara Valley Limited provide for invoices to be re-opened in certain circumstances within two years of their issue date as a result of revisions to indices.  These revisions may result in the Crown refunding monies or receiving monies from those parties.

Rugby World Cup 2011

The Crown has agreed in joint venture arrangements with the New Zealand Rugby Union to an uncapped underwrite of the costs of hosting the 2011 Rugby World Cup, on a loss sharing basis (Crown 67%, NZRU 33%).  A provision for the forecast losses has been made in the Government’s financial statements.

The Crown has agreed to reimburse New Zealand income tax that might be incurred by the joint venture entity (Rugby New Zealand 2011 Limited) or the NZRU in relation to the joint venture entity, and has also agreed to reimburse the NZRU for New Zealand withholding tax that might be incurred on certain payments made in relation to the tournament.

The Crown has further agreed to review its level of support to the tournament if the actual tax revenue arising from the tournament exceeds forecasts.

Television New Zealand

The Company is subject to a number of legal claims.  Given the stage of proceedings and uncertainty as to outcomes of the cases, no estimate of the financial effect can be made and no provision for any potential liability has been made in the Financial Statements.

Treaty of Waitangi claims

Under the Treaty of Waitangi Act 1975, any Māori may lodge claims relating to land or actions counter to the principles of the Treaty with the Waitangi Tribunal.  Where the Tribunal finds a claim is well founded, it may recommend to the Crown that action be taken to compensate those affected.  The Tribunal can make recommendations that are binding on the Crown with respect to land which has been transferred by the Crown to an SOE or tertiary institution, or is subject to the Crown Forest Assets Act 1989.

Treaty of Waitangi claims — settlement relativity payments

The Deeds of Settlement negotiated with Waikato-Tainui and Ngai Tahu include a relativity mechanism.  The mechanism provides that, where the total redress amount for all historical Treaty settlements exceeds $1 billion in 1994 present-value terms, the Crown is liable to make payments to maintain the real value of Ngai Tahu’s and Waikato-Tainui’s settlements as a proportion of all Treaty settlements.  The agreed relativity proportions are 17% for Waikato-Tainui and approximately 16% for Ngai Tahu.  The non-quantifiable contingent liability relates to the risk that total settlement redress, including binding recommendations from the Waitangi Tribunal, will trigger these relativity payments.

Westpac Banking Corporation

Under the Domestic Transaction Banking Services Master Agreement with Westpac Banking Corporation, dated 30 November 2004, the Crown has indemnified Westpac:

•                  In relation to letters of credit issued on behalf of the Crown.

•                  For costs and expenses incurred by reason of third party claims against Westpac relating to indirect instructions, direct debits, third party cheques, departmental credit card merchant agreements, use of online banking products and IRD processing arrangements.

Other contingencies

Foreshore and seabed

The Foreshore and Seabed Act 2004 (FSA):

•                  vests the full legal and beneficial ownership of the public foreshore and seabed in the Crown

•                  provides for the recognition and protection of ongoing customary rights with respect to the public foreshore and seabed

•                  enables applications to the High Court to investigate if previously held common law rights have been adversely impacted, and if so, providing for those affected either to participate in the administration of a foreshore and seabed reserve or else enter into formal discussions on redress, and

•                  provides for general rights of public access and recreation in, on, over, and across the public foreshore and seabed and general rights of navigation within the foreshore and seabed.

The public foreshore and seabed means the marine area that is bounded on the landward side by the line of mean high water spring; and on the seaward side by the outer limits of the territorial sea, but does not include land subject to a specified freehold interest (refer section 5 of the FSA).

The FSA codifies the nature of the Crown’s ownership interest in the public foreshore and seabed on behalf of the public of New Zealand.  Although full legal and beneficial ownership of the public foreshore and seabed has been vested in the Crown, there are significant limitations to the Crown’s rights under the FSA.  As well as recognising and protecting customary rights, the FSA significantly restricts the Crown’s ability to alienate or dispose of any part of the public foreshore and seabed and significantly restricts the Crown’s ability to exclude others from entering or engaging in recreational activities or navigating in, on or within the public foreshore and seabed.  Because of the complex nature of the Crown’s ownership interest in the public foreshore and seabed and because we are unable to obtain a reliable valuation of the Crown’s interest, the public foreshore and seabed has not been recognised as an asset in these financial statements.

Contingent Assets

Contingent assets are potential assets dependent on a particular event occurring.  As at 31 October 2009, the Crown held quantifiable contingent assets totalling $1,563 million ($1,582 million at 30 June 2009).

The major components being:

Inland Revenue — legal proceedings and disputes

Legal proceedings and disputes are contingent assets in relation to Inland Revenue pending assessments.  Contingent assets arise where Inland Revenue has advised a taxpayer of a proposed adjustment to their tax assessment.  There has been no amended assessment issued at this point or revenue recognised so these are recorded on page 79 as legal proceedings and disputes — non-assessed.  The taxpayer has the right to dispute this adjustment and a disputes resolution process is entered into.  Inland Revenue quantifies a contingent asset based on the likely outcome of the disputes process based on experience and similar prior cases.

A contingent asset of $1,171 million at 31 October 2009 ($1,191 million at 30 June 2009) has been disclosed in relation to use of money interest on the structured finance transactions discussed on page 79.  The interest has been calculated based on the maximum amount which the taxpayers are due to pay to the department at that date.

However some of these taxpayers may have money in the tax pooling account which they could transfer at an earlier date, thereby reducing the actual interest received.

Shortfall penalties that Inland Revenue may impose have not been quantified as they are too uncertain at this stage.  These penalties would not meet the asset definition or recognition criteria due to the fundamental uncertainty as to what penalty would be applied and the value of the penalty that Inland Revenue would impose.  Penalties would be recognised following a final court decision once all appeals are exhausted.

$1,488 million at 31 October 2009 ($1,502 million at 30 June 2009)

Ministry of Education — suspensory loans

Suspensory loans issued by the Minister of Education to integrated schools.

$69 million at 31 October ($74 million at 30 June 2009)

3 Forecast Financial Statements

These forecasts have been prepared in accordance with the Public Finance Act 1989.

They are based on the accounting policies and assumptions that follow.  As with all such assumptions, there is a degree of uncertainty surrounding them.  This uncertainty increases as the forecast horizon extends.

The forecasts have been prepared in accordance with the Statement of Responsibility and reflect the judgements and information known at the time they were prepared.  They reflect all Government decisions and circumstances communicated to 25 November 2009.

The finalisation dates and key assumptions that underpin the preparation of the Forecast Financial Statements are outlined on pages 93 to 117.

Statement of Accounting Policies and

Forecast Assumptions

Significant Accounting Policies

These Forecast Financial Statements have been prepared in accordance with the accounting policies that are expected to be used in the comparable audited actual Financial Statements of the Government.

These Forecast Financial Statements comply with generally accepted accounting practice (GAAP) as required by the Public Finance Act 1989 and have been prepared in accordance with New Zealand equivalents to International Financial Reporting Standards (NZ IFRS), as appropriate for public benefit entities.

All forecasts use the accrual basis of accounting.  Forecasts have been prepared for the consolidated financial statements of the Government reporting entity, which includes all entities controlled by the Government (as defined by applicable financial reporting standards).

Changes in Accounting Policies

All policies have been applied on a consistent basis during the forecast period.  There have been no changes in accounting policies during the period.

Forecast Policies

These Forecast Financial Statements have been prepared on the basis of Treasury’s best professional judgment.  Key assumptions used are set out on pages 44 to 49.

For the purposes of the Forecast Financial Statements, no revaluations of property, plant and equipment are projected beyond the current year.

Detailed Accounting Policies and Forecast Assumptions

The specific accounting and forecasting policies are reproduced in full on Treasury’s website at http://www.treasury.govt.nz/publications/guidance/instructions/2009.

Government Reporting Entity as at 25 November 2009

These forecast financial statements are for the Government reporting entity as specified in Part III of the Public Finance Act 1989.  This comprises Ministers of the Crown and the following entities:

Departments		State-owned enterprises
Agriculture and Forestry Archives New Zealand Building and Housing Conservation Corrections	Māori Development National Library of New Zealand New Zealand Customs Service New Zealand Defence Force New Zealand Food Safety Authority	Airways Corporation of New Zealand Limited Animal Control Products Limited AsureQuality Limited Electricity Corporation of New Zealand Limited

Crown Law Office

Culture and Heritage

Defence

Economic Development

Education

Education Review Office

Environment

Fisheries

Foreign Affairs and Trade

Government Communications Security Bureau

Health

Inland Revenue

Internal Affairs

Justice

Labour

Land Information New Zealand

New Zealand Police

New Zealand Security Intelligence Service

Office of the Clerk

Pacific Island Affairs

Parliamentary Counsel Office

Parliamentary Service

Prime Minister and Cabinet

Research, Science and Technology

Serious Fraud Office

Social Development

State Services Commission

Statistics

Transport

Treasury

Women’s Affairs

Genesis Power Limited

Kordia Group Limited

Landcorp Farming Limited

Learning Media Limited

Meridian Energy Limited

Meteorological Service of New Zealand Limited

Mighty River Power Limited

New Zealand Post Limited

New Zealand Railways Corporation*

Quotable Value Limited

Solid Energy New Zealand Limited

Terralink Limited (in liquidation)

Timberlands West Coast Limited

Transpower New Zealand Limited

Others New Zealand Superannuation Fund Reserve Bank of New Zealand	Offices of Parliament Office of the Controller and Auditor-General Office of the Ombudsmen Parliamentary Commissioner for the Environment

Air New Zealand Limited (included for disclosure purposes as if it were an SOE)

(* KiwiRail Holdings was acquired on 1 July 2008 and in turn was transferred to New Zealand Railways Corporation on 1 October 2008 as its operating unit)

Organisations named or described in Schedule 4 of the Public Finance Act 1989

Agriculture and Marketing Research and Development Trust

Asia New Zealand Foundation

Auckland Transition Agency

Fish and game councils (12)

Leadership Development Centre Trust

National Pacific Radio Trust

New Zealand Fish and Game Council

New Zealand Game Bird Habitat Trust Board

New Zealand Government Property Corporation

New Zealand Lottery Grants Board

Ngāi Tahu Ancillary Claims Trust

Pacific Co-operation Foundation

Pacific Island Business Development Trust

Research and Education Advanced Network New Zealand Limited

Reserves boards (24)

Road Safety Trust

Sentencing Council

The Māori Trustee

Crown entities

Accident Compensation Corporation

Accounting Standards Review Board

Alcohol Advisory Council of New Zealand

Arts Council of New Zealand Toi Aotearoa

Broadcasting Commission

Broadcasting Standards Authority

Career Services

Charities Commission

Children’s Commissioner

Civil Aviation Authority of New Zealand

Commerce Commission

Crown Health Financing Agency

Crown research institutes (8)

District health boards (21)

New Zealand Film Commission

New Zealand Fire Service Commission

New Zealand Historic Places Trust (Pouhere Taonga)

New Zealand Lotteries Commission

New Zealand Qualifications Authority

New Zealand Symphony Orchestra

New Zealand Teachers Council

New Zealand Tourism Board

New Zealand Trade and Enterprise

New Zealand Transport Agency

New Zealand Venture Investment Fund Limited

New Zealand Walking Access Commission

Drug Free Sport New Zealand

Earthquake Commission

Electoral Commission

Electricity Commission

Energy Efficiency and Conservation Authority

Environmental Risk Management Authority

Families Commission

Foundation for Research, Science and Technology

Government Superannuation Fund Authority

Guardians of New Zealand Superannuation

Health and Disability Commissioner

Health Research Council of New Zealand

Health Sponsorship Council

Housing New Zealand Corporation

Human Rights Commission

Independent Police Conduct Authority

Law Commission

Legal Services Agency

Maritime New Zealand

Mental Health Commission

Museum of New Zealand Te Papa Tongarewa Board

New Zealand Antarctic Institute

New Zealand Artificial Limb Board

New Zealand Blood Service

Office of Film and Literature Classification

Pharmaceutical Management Agency

Privacy Commissioner

Public Trust

Radio New Zealand Limited

Real Estate Agents Authority

Retirement Commissioner

School boards of trustees (2,454)

Securities Commission

Social Workers Registration Board

Sport and Recreation New Zealand

Standards Council

Takeovers Panel

Te Reo Whakapuaki Irirangi (Te Māngai Pāho)

Te Taura Whiri i te Reo Māori (Māori Language Commission)

Television New Zealand Limited

Tertiary Education Commission

Tertiary education institutions (31)

Testing Laboratory Registration Council

Transport Accident Investigation Commission

Crown entity subsidiaries are consolidated by their parents and not listed separately in this table

Forecast Statement of Financial Performance

for the years ending 30 June

	Note	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Revenue
Taxation revenue	1	54,145	51,052	50,843	53,897	56,653	59,822	63,111
Other sovereign revenue	1	4,118	4,860	4,634	5,847	6,047	6,422	6,804
Total revenue levied through the Crown’s sovereign power		58,263	55,912	55,477	59,744	62,700	66,244	69,915
Sales of goods and services		15,356	16,049	14,005	15,135	16,122	16,861	17,309
Interest revenue and dividends	2	3,419	3,159	3,659	4,039	4,377	4,603	4,617
Other revenue		2,890	2,814	2,831	2,801	2,873	2,937	3,044
Total revenue earned through the Crown’s operations		21,665	22,022	20,495	21,975	23,372	24,401	24,970
Total Revenue (excluding gains)		79,928	77,934	75,972	81,719	86,072	90,645	94,885
Expenses
Transfer payments and subsidies	3	19,962	21,175	21,533	22,456	23,230	24,061	24,773
Personnel expenses	4	18,064	18,324	18,201	18,545	18,925	19,070	19,162
Depreciation and amortisation	5	4,305	4,126	4,201	4,508	4,681	4,761	4,839
Other operating expenses	5	34,116	34,855	33,487	33,957	33,478	34,384	34,935
Interest expenses	6	3,492	3,349	3,906	4,626	5,366	6,011	6,344
Insurance expenses	7	3,882	3,890	3,246	3,483	4,265	4,898	5,358
Forecast new operating spending	8	—	254	13	1,028	2,177	3,285	4,391
Top-down expense adjustment	8	—	(300)	(1,150)	(200)	(50)	(50)	(50)
Total Expenses (excluding losses)		83,821	85,673	83,437	88,403	92,072	96,420	99,752
Operating Balance before gains/(losses)		(3,893)	(7,739)	(7,465)	(6,684)	(6,000)	(5,775)	(4,867)
Net gains/(losses) on financial instruments	9	(2,634)	1,416	2,685	1,157	1,436	1,637	1,782
Net gains/(losses) on non-financial instruments	10	(4,167)	205	(112)	226	235	238	240
Total gains/(losses)		(6,801)	1,621	2,573	1,383	1,671	1,875	2,022
Net surplus from associates and joint ventures		212	390	99	174	177	173	173
Operating Balance from continuing activities		(10,482)	(5,728)	(4,793)	(5,127)	(4,152)	(3,727)	(2,672)
Gain/(loss) from discontinued operations		2	(1)	(1)	(1)	(1)	(1)	(1)
Operating Balance (including minority interest)		(10,480)	(5,729)	(4,794)	(5,128)	(4,153)	(3,728)	(2,673)
Attributable to minority interest		(25)	—	—	—	—	—	—
Operating balance	11	(10,505)	(5,729)	(4,794)	(5,128)	(4,153)	(3,728)	(2,673)

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Financial Performance (continued) — Functional Expense Analysis for the years ending 30 June

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Total Crown Expenses
By functional classification
Social security and welfare	23,273	25,073	24,268	25,699	27,374	28,825	29,937
GSF pension expenses	655	370	368	408	537	599	588
Health	12,042	12,815	12,889	12,859	12,795	12,769	12,811
Education	12,465	12,147	12,358	12,471	12,596	12,622	12,685
Core government services	5,137	3,582	3,957	3,982	3,800	3,831	3,830
Law and order	3,250	3,515	3,473	3,526	3,527	3,548	3,557
Defence	1,712	1,761	1,796	1,807	1,769	1,768	1,767
Transport and communications	9,023	8,868	8,421	8,237	8,314	8,541	9,000
Economic and industrial services	7,695	8,246	7,690	7,777	8,184	8,300	8,451
Primary services	1,487	1,510	1,628	1,541	1,555	1,565	1,548
Heritage, culture and recreation	2,397	2,806	2,358	2,804	2,761	3,405	3,188
Housing and community development	1,075	1,115	1,031	1,098	1,171	1,155	1,133
Other	118	562	431	740	196	246	572
Finance costs	3,492	3,349	3,906	4,626	5,366	6,011	6,344
Forecast for future new spending	—	254	13	1,028	2,177	3,285	4,391
Top-down expense adjustment	—	(300)	(1,150)	(200)	(50)	(50)	(50)
Total Crown Expenses excluding losses	83,821	85,673	83,437	88,403	92,072	96,420	99,752

Below is an analysis of core Crown expenses by functional classification. Core Crown expenses include expenses incurred by the Crown, Departments, Reserve Bank and the NZS Fund, but not Crown entities and SOEs.

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Core Crown Expenses
By functional classification	2009		2010	2011	2012	2013	2014
Social security and welfare	19,382	21,139	21,155	22,243	23,055	23,876	24,591
GSF pension expenses	655	370	357	396	525	587	575
Health	12,368	13,397	13,434	13,452	13,415	13,387	13,407
Education	11,455	11,284	11,649	11,766	11,812	11,813	11,858
Core government services	5,293	3,620	4,071	4,034	3,856	3,891	3,888
Law and order	3,089	3,267	3,269	3,314	3,300	3,315	3,315
Defence	1,757	1,810	1,844	1,856	1,819	1,819	1,819
Transport and communications	2,663	2,253	2,807	2,217	2,051	2,042	2,051
Economic and industrial services	2,960	2,673	3,167	2,672	2,634	2,615	2,631
Primary services	534	611	589	524	532	539	519
Heritage, culture and recreation	1,002	1,507	1,142	1,470	1,355	1,962	1,708
Housing and community development	297	365	338	354	358	344	336
Other	118	562	431	740	196	246	572
Finance costs	2,429	2,470	2,404	3,080	3,686	4,303	4,617
Forecast for future new spending	—	254	13	1,028	2,177	3,285	4,391
Top-down expense adjustment	—	(300)	(1,150)	(200)	(50)	(50)	(50)
Total Core Crown Expenses excluding losses	64,002	65,282	65,520	68,946	70,721	73,974	76,228

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Cash Flows

for the years ending 30 June

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Cash Flows From Operations
Cash was provided from
Taxation receipts	51,119	50,268	50,967	53,274	55,882	59,051	62,331
Other sovereign receipts	3,716	4,290	4,379	5,159	5,232	5,437	5,298
Sales of goods and services	16,592	16,472	14,704	15,410	16,516	17,173	17,765
Interest and dividend receipts	2,792	2,697	2,642	3,167	3,487	3,686	3,679
Other operating receipts	2,204	2,734	2,288	2,436	2,507	2,578	2,854
Total cash provided from operations	76,423	76,461	74,980	79,446	83,624	87,925	91,927
Cash was disbursed to
Transfer payments and subsidies	19,673	21,159	21,462	22,552	23,357	24,200	24,936
Personnel and operating payments	50,391	54,128	52,791	53,486	53,629	53,817	54,696
Interest payments	2,880	3,042	2,986	4,075	4,994	5,729	6,025
Forecast for future new spending	—	254	13	1,028	2,177	3,285	4,391
Top-down expense adjustment	—	(300)	(1,150)	(200)	(50)	(50)	(50)
Total cash disbursed to operations	72,944	78,283	76,102	80,941	84,107	86,981	89,998
Net cash flows from operations	3,479	(1,822)	(1,122)	(1,495)	(483)	944	1,929
Cash Flows From Investing Activities
Cash was provided from/(disbursed to)
Net purchase of physical assets	(5,437)	(7,679)	(7,357)	(6,901)	(6,223)	(5,157)	(4,545)
Net purchase of shares and other securities	(2,338)	3,887	761	(2,003)	3,130	1,279	(1,956)
Net purchase of intangible assets	(433)	(350)	(381)	(330)	(266)	(233)	(218)
Net repayment/(issues) of advances	(1,129)	(651)	(801)	(314)	(916)	(829)	(968)
Net acquisition of investments in associates	(399)	(46)	(127)	(43)	29	(5)	190
Forecast for new capital spending	—	(72)	(38)	(675)	(1,120)	(1,277)	(1,377)
Top-down capital adjustment	—	100	550	—	—	—	—
Net cash flows from investing activities	(9,736)	(4,811)	(7,393)	(10,266)	(5,366)	(6,222)	(8,874)
Net cash flows from operating and investing activities	(6,257)	(6,633)	(8,515)	(11,761)	(5,849)	(5,278)	(6,945)
Cash Flows From Financing Activities
Cash was provided from/(disbursed to)
Issues of circulating currency	475	181	16	101	103	106	108
Net issue/(repayment) of Government stock(1)	2,344	3,870	6,721	10,867	4,772	4,642	7,112
Net issue/(repayment) of foreign-currency borrowing	(1,836)	(3,708)	(5,098)	(1,464)	(899)	(503)	(287)
Net issue/(repayment) of other New Zealand dollar borrowing	7,752	5,968	8,885	2,397	1,944	1,304	271
Net cash flows from financing activities	8,735	6,311	10,524	11,901	5,920	5,549	7,204
Net movement in cash	2,478	(322)	2,009	140	71	271	259
Opening cash balance	3,804	5,353	6,268	7,997	8,023	7,980	8,137
Foreign-exchange gains/(losses) on opening cash	(14)	11	(280)	(114)	(114)	(114)	(114)
Closing cash balance	6,268	5,042	7,997	8,023	7,980	8,137	8,282

(1) Net issues of Government stock include movements in the government stock holdings of entities such as NZS Fund, ACC and EQC. Further information on the proceeds and repayments of Government stock (“domestic bonds”) is available in note 22.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Cash Flows (continued)

for the years ending 30 June

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Reconciliation Between the Net Cash Flows from Operations and the Operating Balance
Net Cash Flows from Operations	3,479	(1,822)	(1,122)	(1,495)	(483)	944	1,929
Items included in the operating balance but not in net cash flows from operations
Gains/(losses)
Gains/(losses) on other financial instruments	(2,634)	1,416	2,685	1,157	1,436	1,637	1,782
Gains/(losses) on other non-financial instruments	(4,167)	205	(112)	226	235	238	240
Total Gains/(losses)	(6,801)	1,621	2,573	1,383	1,671	1,875	2,022
Other Non-cash Items in Operating Balance
Depreciation and amortisation	(4,305)	(4,126)	(4,201)	(4,508)	(4,681)	(4,761)	(4,839)
Write-down on initial recognition of financial assets	(630)	(578)	(847)	(901)	(918)	(926)	(935)
Impairment on financial assets (excl receivables)	(851)	3	4	—	—	—	—
Decrease/(increase) in defined benefit retirement plan liabilities	(41)	274	279	286	169	113	126
Decrease/(increase) in insurance liabilities	(1,592)	(1,209)	(509)	(811)	(1,488)	(2,029)	(1,737)
Other	212	390	99	176	176	174	169
Total other non-cash Items	(7,207)	(5,246)	(5,175)	(5,758)	(6,742)	(7,429)	(7,216)
Movements in Working Capital
Increase/(decrease) in receivables	461	305	(1,756)	67	259	258	(312)
Increase/(decrease) in accrued interest	16	155	98	321	518	635	620
Increase/(decrease) in inventories	118	67	50	62	17	25	54
Increase/(decrease) in prepayments	31	8	(36)	(17)	2	—	3
Decrease/(increase) in deferred revenue	(134)	5	124	105	67	30	24
Decrease/(increase) in payables	(468)	(822)	450	204	538	(66)	203
Total movements in working capital	24	(282)	(1,070)	742	1,401	882	592
Operating Balance	(10,505)	(5,729)	(4,794)	(5,128)	(4,153)	(3,728)	(2,673)

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Comprehensive Income

for the years ending 30 June

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Revaluation of physical assets	4,235	(1)	232	—	—	—	—
Effective portion of changes in value of cash flow hedges	333	(18)	(148)	6	5	1	1
Net change in fair value of cash flow hedges transferred to operating balance	—	—	—	1	1	—	—
Net change in fair value of cash flow hedges transferred to the hedged item	(153)	3	(21)	—	—	—	—
Foreign currency translation differences for foreign operations	15	—	25	13	—	—	—
Valuation gain/(losses) on investments available for sale taken to reserves	55	79	(7)	—	—	—	—
Other movements	—	(1)	7	4	—	—	—
Other comprehensive income for the year	4,485	62	88	24	6	1	1
Operating Balance (including minority interest)	(10,480)	(5,729)	(4,794)	(5,128)	(4,153)	(3,728)	(2,673)
Total comprehensive income	(5,995)	(5,667)	(4,706)	(5,104)	(4,147)	(3,727)	(2,672)
Attributable to:
- minority interest	34	—	—	—	—	—	—
- the Crown	(6,029)	(5,667)	(4,706)	(5,104)	(4,147)	(3,727)	(2,672)
Total comprehensive income	(5,995)	(5,667)	(4,706)	(5,104)	(4,147)	(3,727)	(2,672)

This statement reports changes in net worth due to the operating balance, items of income or expense that are recognised directly in net worth, the effect of certain accounting changes and corrections of errors.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Financial Position

as at 30 June

	Note	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Assets
Cash and cash equivalents	12	6,268	5,042	7,997	8,023	7,980	8,137	8,282
Receivables	12	14,619	14,093	12,862	12,930	13,188	13,447	13,135
Marketable securities, deposits and derivatives in gain	12	45,708	49,683	45,149	45,275	41,767	40,093	42,905
Share investments	12	11,160	11,867	13,357	14,772	16,232	18,044	19,171
Advances	12	15,604	17,268	18,132	20,225	22,504	22,804	23,068
Inventory		1,082	1,165	1,132	1,194	1,211	1,236	1,290
Other assets		1,630	1,836	1,507	1,490	1,464	1,421	1,435
Property, plant & equipment	14	110,135	110,251	114,221	117,641	120,194	121,802	122,273
Equity accounted investments(1)		8,777	9,197	8,960	9,133	9,144	9,025	9,033
Intangible assets and goodwill	15	2,168	2,133	2,312	2,421	2,460	2,388	2,311
Forecast for new capital spending		—	72	38	713	1,833	3,110	4,487
Top-down capital adjustment		—	(375)	(550)	(550)	(550)	(550)	(550)
Total assets		217,151	222,232	225,117	233,267	237,427	240,957	246,840
Liabilities
Issued currency		4,005	4,220	4,021	4,122	4,225	4,331	4,439
Payables	17	9,139	10,296	10,530	10,932	10,605	10,841	11,394
Deferred revenue		1,426	1,213	1,302	1,197	1,130	1,100	1,075
Borrowings		61,953	76,423	73,389	86,176	93,445	97,976	104,190
Insurance liabilities	18	26,567	25,345	27,037	27,848	29,336	31,365	33,102
Retirement plan liabilities	19	8,993	10,307	8,921	8,635	8,466	8,352	8,226
Provisions	20	5,553	4,479	5,108	4,652	4,662	5,161	5,255
Total liabilities		117,636	132,283	130,308	143,562	151,869	159,126	167,681
Total assets less total liabilities		99,515	89,949	94,809	89,705	85,558	81,831	79,159
Net Worth
Taxpayer funds	21	36,382	31,803	31,702	26,578	22,426	18,698	16,025
Property, plant and equipment revaluation reserve	21	62,612	57,723	62,737	62,737	62,736	62,736	62,736
Other reserves	21	74	41	(77)	(57)	(51)	(50)	(49)
Total net worth attributable to the Crown		99,068	89,567	94,362	89,258	85,111	81,384	78,712
Net worth attributable to minority interest		447	382	447	447	447	447	447
Total net worth		99,515	89,949	94,809	89,705	85,558	81,831	79,159

(1) Tertiary education institutions constitute most equity accounted investments.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Borrowings

as at 30 June

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Borrowings
Government stock	21,164	25,629	27,033	37,535	41,809	45,905	52,602
Treasury bills	7,432	9,550	9,535	9,515	9,499	9,491	9,481
Government retail stock	491	581	435	435	435	435	435
Settlement deposits with Reserve Bank	6,908	9,432	6,338	6,338	6,338	6,338	6,338
Derivatives in loss	2,158	3,237	1,259	1,217	1,173	1,109	1,060
Finance lease liabilities	1,002	1,247	1,046	1,092	1,414	1,468	1,335
Other borrowings	22,798	26,747	27,743	30,044	32,777	33,230	32,939
Total borrowings	61,953	76,423	73,389	86,176	93,445	97,976	104,190
Total sovereign-guaranteed debt	44,448	58,076	53,007	64,117	68,746	73,099	80,039
Total non sovereign-guaranteed debt	17,505	18,347	20,382	22,059	24,699	24,877	24,151
Total borrowings	61,953	76,423	73,389	86,176	93,445	97,976	104,190
Net Debt:
Core Crown borrowings(1)	50,545	64,116	59,919	70,821	75,488	79,842	86,986
Add back NZS Fund holdings of sovereign-issued debt and NZS Fund borrowings	428	(559)	166	19	23	(7)	(24)
Gross sovereign-issued debt(2)	50,973	63,557	60,085	70,840	75,511	79,835	86,962
Less core Crown financial assets(3)	55,769	61,467	58,600	59,398	55,192	52,623	53,794
Net core Crown debt (incl. NZS Fund)(4)	(4,796)	2,090	1,485	11,442	20,319	27,212	33,168
Add back NZS Fund holdings of core Crown financial assets and NZS Fund financial assets(5)	11,486	13,258	14,811	15,801	16,811	18,063	19,031
Net core Crown debt (excl. NZS Fund)(4)	6,690	15,348	16,296	27,243	37,130	45,275	52,199
Advances	10,429	11,971	11,075	11,545	11,903	12,271	12,711
Net core Crown debt (excl. NZS Fund and advances)(6)	17,119	27,319	27,371	38,788	49,033	57,546	64,910
Gross Debt:
Gross sovereign-issued debt(2)	50,973	63,557	60,085	70,840	75,511	79,835	86,962
Less Reserve Bank settlement cash and bank bills	(9,217)	(14,184)	(8,034)	(8,034)	(8,034)	(8,034)	(8,034)
Add back changes to DMO borrowing due to settlement cash(7)	1,600	1,600	1,600	1,600	1,600	1,600	1,600
Gross sovereign-issued debt excluding Reserve Bank settlement cash and bank bills(4)	43,356	50,973	53,651	64,406	69,077	73,401	80,528

Notes on Borrowings

Total Borrowings can be split into sovereign-guaranteed and non-sovereign-guaranteed debt. This split reflects the fact that borrowings by State-owned enterprises and Crown entities are not explicitly guaranteed by the Crown.  Sovereign-guaranteed debt excludes Kiwibank deposits guaranteed under the retail deposit guarantee scheme.  No other debt of State-owned enterprises and Crown entities is currently guaranteed by the Crown.

(1)  Core Crown borrowings in this instance includes unsettled purchases of securities (classified as accounts payable in the statement of financial position).

(2)  Gross Sovereign-Issued Debt (GSID) represents debt issued by the sovereign (the core Crown) and includes Government stock held by the New Zealand Superannuation Fund (NZS Fund), ACC and EQC.

(3)  Core Crown financial assets exclude receivables.

(4)  Net Core Crown Debt represents GSID less financial assets.  This can provide information about the sustainability of the Government’s accounts, and is used by some international agencies when determining the credit-worthiness of a country.

(5)  Adding back the NZS Fund assets provides the financial liabilities less financial assets of the Core Crown, excluding those assets set aside to meet part of the future cost of New Zealand superannuation.

(6)  Net Core Crown Debt (excluding NZS Fund and advances) excludes financial assets which are held for public policy rather than treasury management purposes.

(7)  The Reserve Bank has used $1.6 billion of settlement cash to purchase reserves that were to have been funded by the NZ Debt Management Office borrowing. Therefore, the impact of settlement cash on GSID is adjusted by this amount.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Statement of Actual Commitments

as at 31 October 2009

	As at 31 October 2009 $m	As at 30 June 2009 $m
Capital Commitments
Specialist military equipment	699	699
Land and buildings	1,358	699
Other property, plant and equipment	4,668	4,859
Other capital commitments	609	429
Tertiary Education Institutions	245	245
Total capital commitments	7,579	6,931
Operating Commitments
Non-cancellable accommodation leases	2,816	2,366
Other non-cancellable leases	2,135	2,630
Non-cancellable contracts for the supply of goods and services	2,309	2,256
Other operating commitments	10,311	9,731
Tertiary Education Institutions	335	335
Total operating commitments	17,906	17,318
Total commitments	25,485	24,249
Total Commitments by Segment
Core Crown	16,903	20,300
Crown entities	17,489	15,972
State-owned Enterprises	5,473	5,706
Inter-segment eliminations	(14,380)	(17,729)
Total commitments	25,485	24,249

Statement of Actual Contingent Liabilities and Assets

as at 31 October 2009

	As at 31 October 2009 $m	As at 30 June 2009 $m
Quantifiable Contingent Liabilities
Guarantees and indemnities	100	96
Uncalled capital	2,238	2,506
Legal proceedings and disputes	1,746	1,754
Other contingent liabilities	3,876	4,133
Total quantifiable contingent liabilities	7,960	8,489
Total Quantifiable Contingent Liabilities by Segment
Core Crown	7,704	8,287
Crown entities	145	90
State-owned Enterprises	111	112
Inter-segment eliminations	—	—
Total quantifiable contingent liabilities	7,960	8,489
Quantifiable Contingent Assets by Segment
Core Crown	1,560	1,579
Crown entities	3	3
Total quantifiable contingent assets	1,563	1,582

The accompanying Notes and Accounting policies are an integral part of these Statements.

More information on contingent liabilities (quantified and unquantified) is outlined on pages 74 to 88 of the Fiscal Risks chapter.

Notes to the Forecast Financial Statements

Note 1:  Revenue Collected Through the Crown’s Sovereign Power

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Taxation Revenue (accrual)
Individuals
Source deductions	22,587	21,699	22,353	22,763	23,983	25,354	27,045
Other persons	4,408	4,387	4,428	4,469	4,762	5,058	5,366
Refunds	(1,636)	(1,651)	(1,886)	(1,782)	(1,857)	(1,957)	(2,073)
Fringe benefit tax	500	487	501	505	535	562	580
Total individuals	25,859	24,922	25,396	25,955	27,423	29,017	30,918
Corporate Tax
Gross companies tax	8,245	7,077	6,301	7,802	8,096	8,635	9,027
Refunds	(430)	(345)	(360)	(345)	(344)	(371)	(378)
Non-resident withholding tax	1,451	1,107	1,060	1,086	1,154	1,201	1,250
Foreign-source dividend w/holding payments	10	13	3	13	13	13	13
Total corporate tax	9,276	7,852	7,004	8,556	8,919	9,478	9,912
Other Direct Income Tax
Resident w/holding tax on interest income	2,571	2,049	1,872	1,681	1,810	2,161	2,452
Resident w/holding tax on dividend income	65	211	146	293	304	312	320
Estate and gift duties	1	2	1	1	1	1	1
Total other direct income tax	2,637	2,262	2,019	1,975	2,115	2,474	2,773
Total direct income tax	37,772	35,036	34,419	36,486	38,457	40,969	43,603
Goods and Services Tax
Gross goods and services tax	20,551	21,121	18,835	20,397	22,369	24,057	25,428
Refunds	(9,000)	(9,960)	(7,428)	(8,156)	(9,495)	(10,653)	(11,511)
Total goods and services tax	11,551	11,161	11,407	12,241	12,874	13,404	13,917
Other Indirect Taxation
Road user charges	868	885	900	916	959	1,010	1,059
Petroleum fuels excise - domestic production	781	802	856	929	984	1,017	1,053
Alcohol excise - domestic production	616	657	640	663	684	706	730
Tobacco excise - domestic production	172	172	185	186	188	190	193
Petroleum fuels excise - imports(1)	514	—	547	594	629	651	674
Alcohol excise - imports(1)	213	—	219	227	234	242	250
Tobacco excise - imports(1)	891	—	904	910	919	930	941
Other customs duty	262	1,818	235	211	191	170	154
Gaming duties	215	224	239	241	243	247	252
Motor vehicle fees	171	167	166	167	165	163	162
Energy resources levies	39	38	38	38	38	36	36
Approved issuer levy and cheque duty	80	92	88	88	88	87	87
Total other indirect taxation	4,822	4,855	5,017	5,170	5,322	5,449	5,591
Total indirect taxation	16,373	16,016	16,424	17,411	18,196	18,853	19,508
Total taxation revenue	54,145	51,052	50,843	53,897	56,653	59,822	63,111
Other Sovereign Revenue (accrual)
ACC levies	2,880	3,226	3,248	4,050	4,214	4,362	4,515
Fire Service levies	299	307	302	309	322	333	345
EQC levies	86	88	88	89	90	91	91
Other miscellaneous items	853	1,239	996	1,399	1,421	1,636	1,853
Total other sovereign revenue	4,118	4,860	4,634	5,847	6,047	6,422	6,804
Total sovereign revenue	58,263	55,912	55,477	59,744	62,700	66,244	69,915

(1)  Customs excise-equivalent duty.

Notes to the Forecast Financial Statements

NOTE 1 (continued):  Receipts Collected Through the Crown’s Sovereign Power

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Income Tax Receipts (cash)
Individuals
Source deductions	22,567	21,630	22,305	22,723	23,942	25,311	27,004
Other persons	4,988	4,983	4,939	4,888	5,153	5,437	5,703
Refunds	(2,488)	(2,393)	(2,537)	(2,435)	(2,492)	(2,580)	(2,638)
Fringe benefit tax	506	487	491	494	529	555	575
Total individuals	25,573	24,707	25,198	25,670	27,132	28,723	30,644
Corporate Tax
Gross companies tax	7,742	7,801	8,111	8,665	8,891	9,484	9,885
Refunds	(2,013)	(1,379)	(1,501)	(1,221)	(1,290)	(1,368)	(1,410)
Non-resident withholding tax	1,437	1,106	1,059	1,085	1,153	1,200	1,249
Foreign-source dividend w/holding payments	(2)	13	13	13	13	13	13
Total corporate tax	7,164	7,541	7,682	8,542	8,767	9,329	9,737
Other Direct Income Tax
Resident w/holding tax on interest income	2,593	2,051	1,838	1,679	1,808	2,159	2,450
Resident w/holding tax on dividend income	97	210	146	293	304	312	320
Estate and gift duties	2	2	2	1	1	1	1
Total other direct income tax	2,692	2,263	1,986	1,973	2,113	2,472	2,771
Total direct income tax	35,429	34,511	34,866	36,185	38,012	40,524	43,152
Goods and Services Tax
Gross goods and services tax	19,715	20,252	18,525	20,095	22,063	23,751	25,119
Refunds	(8,894)	(9,360)	(7,428)	(8,156)	(9,495)	(10,653)	(11,511)
Total goods and services tax	10,821	10,892	11,097	11,939	12,568	13,098	13,608
Other Indirect Taxation
Petroleum fuels excise	786	802	836	909	964	997	1,033
Tobacco excise	170	172	185	186	188	190	193
Customs duty	1,957	1,818	1,905	1,942	1,973	1,993	2,019
Road user charges	864	885	900	916	959	1,010	1,059
Alcohol excise	587	657	640	663	684	706	730
Gaming duties	227	224	240	241	243	247	252
Motor vehicle fees	165	167	166	167	165	163	162
Energy resources levies	36	38	44	38	38	36	36
Approved issuer levy and cheque duty	77	102	88	88	88	87	87
Total other indirect taxation	4,869	4,865	5,004	5,150	5,302	5,429	5,571
Total indirect taxation	15,690	15,757	16,101	17,089	17,870	18,527	19,179
Total tax receipts collected	51,119	50,268	50,967	53,274	55,882	59,051	62,331
Other Sovereign Receipts (cash)
ACC levies	2,792	3,170	3,362	4,130	4,218	4,368	4,216
Fire Service levies	300	308	302	309	322	333	345
EQC levies	87	88	88	89	90	91	91
Other miscellaneous items	537	724	627	631	602	645	646
Total other sovereign receipts	3,716	4,290	4,379	5,159	5,232	5,437	5,298
Total sovereign receipts	54,835	54,558	55,346	58,433	61,114	64,488	67,629

Notes to the Forecast Financial Statements

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
NOTE 2: Interest Revenue and Dividends
By type
Interest revenue	3,000	2,765	3,228	3,535	3,821	3,999	3,984
Dividends	419	394	431	504	556	604	633
Total interest revenue and dividends	3,419	3,159	3,659	4,039	4,377	4,603	4,617
By source
Core Crown	1,872	2,076	2,312	2,240	2,492	2,715	2,671
Crown entities	1,248	832	881	1,026	1,131	1,240	1,342
State-owned enterprises	1,193	927	1,530	1,600	1,727	1,732	1,747
Inter-segment eliminations	(894)	(676)	(1,064)	(827)	(973)	(1,084)	(1,143)
Total interest revenue and dividends	3,419	3,159	3,659	4,039	4,377	4,603	4,617
NOTE 3: Transfer Payments and Subsidies
New Zealand superannuation	7,744	8,246	8,296	8,770	9,314	9,901	10,503
Domestic purposes benefit	1,530	1,647	1,696	1,784	1,843	1,887	1,933
Unemployment benefit	586	1,078	974	1,092	1,060	977	904
Invalids benefit	1,260	1,297	1,309	1,363	1,411	1,449	1,491
Family tax credit	2,062	2,158	2,186	2,204	2,217	2,313	2,281
Accommodation supplement	989	1,166	1,170	1,261	1,290	1,292	1,299
Sickness benefit	613	692	723	794	805	810	815
Student allowances	444	462	534	546	549	546	535
Disability allowances	390	417	416	438	461	481	502
Other social assistance benefits	2,605	2,632	2,617	2,708	2,773	2,837	2,925
Total social assistance grants	18,223	19,795	19,921	20,960	21,723	22,493	23,188
Subsidies
KiwiSaver subsidies	1,281	919	1,138	1,010	997	1,009	1,026
Other transfer payments
Official development assistance	458	461	474	486	510	559	559
Total transfer payments and subsidies	19,962	21,175	21,533	22,456	23,230	24,061	24,773
NOTE 4: Personnel Expenses
Core Crown	6,037	5,924	5,899	5,988	6,106	6,188	6,181
Crown entities	9,592	9,902	9,884	10,091	10,275	10,290	10,316
State-owned enterprises	2,447	2,501	2,425	2,473	2,552	2,600	2,673
Inter-segment eliminations	(12)	(3)	(7)	(7)	(8)	(8)	(8)
Total personnel expenses	18,064	18,324	18,201	18,545	18,925	19,070	19,162
NOTE 5: Depreciation and Amortisation and Other Operating Expenses
Core Crown	35,293	35,487	36,549	36,335	35,321	35,938	36,069
Crown entities	17,332	17,172	18,146	17,721	17,688	17,895	18,112
State-owned enterprises	10,172	11,506	9,493	10,181	10,908	11,190	11,680
Inter-segment eliminations	(24,376)	(25,184)	(26,500)	(25,772)	(25,758)	(25,878)	(26,087)
Total depreciation and amortisation and other operating expenses	38,421	38,981	37,688	38,465	38,159	39,145	39,774

Notes to the Forecast Financial Statements

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
NOTE 6: Interest Expenses
By type
Interest on financial liabilities	3,404	3,233	3,830	4,539	5,243	5,853	6,153
Interest unwind on provisions	88	116	76	87	123	158	191
Total interest expenses	3,492	3,349	3,906	4,626	5,366	6,011	6,344
By source
Core Crown	2,429	2,470	2,404	3,080	3,686	4,303	4,617
Crown entities	185	140	136	164	179	178	182
State-owned Enterprises	1,392	1,198	1,741	1,831	2,002	2,080	2,119
Inter-segment eliminations	(514)	(459)	(375)	(449)	(501)	(550)	(574)
Total interest expenses	3,492	3,349	3,906	4,626	5,366	6,011	6,344
NOTE 7: Insurance Expenses
By entity
ACC	3,762	3,834	3,190	3,426	4,208	4,841	5,300
Earthquake Commission	88	39	39	39	39	39	39
Other	32	17	17	18	18	18	19
Total insurance expenses	3,882	3,890	3,246	3,483	4,265	4,898	5,358
NOTE 8: Forecast New Operating Spending
Forecast new spending up to Budget 10	—	249	13	13	13	13	13
Forecast for future new spending	—	5	—	1,015	2,164	3,272	4,378
Total Forecast new operating spending	—	254	13	1,028	2,177	3,285	4,391
Top-down expense adjustment	—	(300)	(1,150)	(200)	(50)	(50)	(50)

Forecast new spending up to Budget 10 represents the unallocated allowance from Budget 2009.

Forecast for future new spending indicates expected spending increases that will be introduced in future budgets.

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
NOTE 9: Gains and Losses on Financial Instruments
By source
Core Crown	(1,616)	1,256	2,117	1,064	1,059	1,084	1,116
Crown entities	(669)	117	682	278	576	761	875
State-owned enterprises	(138)	140	7	(46)	(50)	(51)	(49)
Inter-segment eliminations	(211)	(97)	(121)	(139)	(149)	(157)	(160)
Net gains/(losses) on financial instruments	(2,634)	1,416	2,685	1,157	1,436	1,637	1,782
NOTE 10: Gains and Losses on Non-Financial Instruments
By type
Actuarial gains/(losses) on GSF liability	(695)	(12)	(206)	—	—	—	—
Actuarial gains/(losses) on ACC liability	(4,491)	—	39	—	—	—	—
Other	1,019	217	55	226	235	238	240
Net gains/(losses) on non-financial instruments	(4,167)	205	(112)	226	235	238	240
By source
Core Crown	125	39	(287)	49	46	42	39
Crown entities	(4,475)	(12)	17	—	—	—	—
State-owned enterprises	200	178	158	177	189	195	201
Inter-segment eliminations	(17)	—	—	—	—	1	—
Net Gains/(Losses) on Non-Financial Instruments	(4,167)	205	(112)	226	235	238	240

Notes to the Forecast Financial Statements

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
NOTE 11: Source of Operating Balance

Core Crown	(5,862)	(7,119)	(6,914)	(7,699)	(6,384)	(5,861)	(4,693)
Crown entities	(4,727)	328	1,966	2,165	1,877	1,674	1,573
State-owned enterprises	911	1,351	987	858	913	1,062	1,081
Inter-segment eliminations	(827)	(289)	(833)	(452)	(559)	(603)	(634)
Total operating balance	(10,505)	(5,729)	(4,794)	(5,128)	(4,153)	(3,728)	(2,673)
NOTE 12: Financial Assets
Cash and cash equivalents	6,268	5,042	7,997	8,023	7,980	8,137	8,282
Tax receivables	7,649	7,378	6,245	5,723	5,576	5,444	5,324
Trade and other receivables	6,970	6,715	6,617	7,207	7,612	8,003	7,811
Student loans (refer note 13)	6,553	7,658	6,937	7,312	7,659	7,962	8,211
Kiwibank mortgages	8,492	8,843	10,632	12,411	14,411	14,411	14,411
Long-term deposits	3,136	2,635	2,480	2,311	2,397	2,611	2,999
Reserve position at the IMF	454	901	2,261	2,261	2,262	2,262	2,262
Other advances	559	767	563	502	434	431	446
Share investments	11,160	11,867	13,357	14,772	16,232	18,044	19,171
Derivatives in gain	3,745	1,176	2,575	2,061	1,851	1,531	1,224
Other marketable securities	38,373	44,971	37,833	38,642	35,257	33,689	36,420
Total financial assets	93,359	97,953	97,497	101,225	101,671	102,525	106,561
Financial assets by entity
NZDMO	22,831	15,593	22,956	22,132	15,571	10,896	10,524
Reserve Bank of New Zealand	22,372	28,661	19,862	20,117	19,836	19,513	19,425
NZ Superannuation Fund	12,877	13,340	14,836	15,704	16,716	17,973	18,927
Other core Crown	17,399	17,470	17,503	16,937	16,968	17,062	17,135
Intra-segment eliminations	(9,866)	(4,722)	(8,598)	(7,589)	(5,914)	(4,842)	(4,449)
Total core Crown segment	65,613	70,342	66,559	67,301	63,177	60,602	61,562
ACC portfolio	14,281	14,543	16,069	18,456	21,340	24,511	27,246
EQC portfolio	5,639	6,148	5,968	6,384	6,834	7,314	7,832
Other Crown entities	6,929	6,288	6,489	6,207	6,239	6,308	6,373
Intra-segment eliminations	(1,521)	(1,425)	(1,513)	(1,510)	(1,517)	(1,524)	(1,529)
Total Crown entities segment	25,328	25,554	27,013	29,537	32,896	36,609	39,922
Total State-owned enterprises segment	14,702	14,451	16,755	17,738	19,547	19,863	20,347
Inter-segment eliminations	(12,284)	(12,394)	(12,830)	(13,351)	(13,949)	(14,549)	(15,270)
Total financial assets	93,359	97,953	97,497	101,225	101,671	102,525	106,561
NOTE 13: Student Loans
Nominal value (including accrued interest)	10,259	11,110	11,107	11,958	12,776	13,540	14,242
Opening book value	6,741	7,131	6,553	6,937	7,312	7,659	7,962
Amount borrowed during the year	1,350	1,478	1,549	1,631	1,667	1,684	1,703
Initial fair value write down on new borrowings	(532)	(573)	(739)	(778)	(795)	(803)	(812)
Repayments made during the year	(710)	(794)	(801)	(887)	(963)	(1,042)	(1,128)
Interest unwind	465	516	475	508	537	563	586
Impairment	(779)	(110)	(110)	(110)	(110)	(110)	(110)
Other movements	18	10	10	11	11	11	10
Closing book value	6,553	7,658	6,937	7,312	7,659	7,962	8,211

Notes to the Forecast Financial Statements

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
NOTE 14: Property, Plant and Equipment
By Class of asset
Net Carrying Value
Land (valuation)	16,289	17,348	16,618	16,701	16,771	16,912	16,996
Buildings (valuation)	23,719	23,179	24,490	25,188	25,420	25,306	25,138
Electricity distribution network (cost)	2,046	2,572	2,297	2,896	3,366	3,648	3,812
Electricity generation assets (valuation)	11,664	12,221	12,103	12,503	12,919	13,188	13,169
Aircraft (excluding military) (valuation)	1,952	2,344	2,171	2,542	3,071	3,420	3,412
State highways (valuation)	24,067	22,628	24,830	25,489	26,246	26,999	27,798
Rail network (valuation)	12,506	12,720	12,882	13,288	13,509	13,652	13,573
Specialist military equipment (valuation)	3,927	3,464	4,087	3,983	3,791	3,571	3,306
Specified cultural and heritage assets (valuation)	8,582	7,990	8,614	8,633	8,652	8,668	8,688
Other plant and equipment (cost)	5,383	5,785	6,129	6,418	6,449	6,438	6,381
Total property, plant and equipment	110,135	110,251	114,221	117,641	120,194	121,802	122,273
By source
Core Crown	30,487	29,740	31,401	31,655	31,469	31,181	30,763
Crown entities	46,553	45,757	48,212	49,479	50,519	51,356	52,206
State-owned enterprises	33,095	34,755	34,607	36,505	38,205	39,265	39,303
Inter-segment eliminations	—	(1)	1	2	1	—	1
Total property, plant and equipment	110,135	110,251	114,221	117,641	120,194	121,802	122,273
NOTE 15: Intangible Assets and Goodwill
By type
Net Kyoto position(1)	207	231	184	184	184	184	184
Goodwill	461	183	456	456	456	456	456
Other intangible assets	1,500	1,719	1,672	1,781	1,820	1,748	1,671
Total intangible assets and goodwill	2,168	2,133	2,312	2,421	2,460	2,388	2,311
By source
Core Crown	1,135	1,036	1,198	1,225	1,205	1,169	1,129
Crown entities	425	404	440	444	441	415	394
State-owned enterprises	607	693	674	752	813	805	787
Inter-segment eliminations	1	—	—	—	1	(1)	1
Total intangible assets and goodwill	2,168	2,133	2,312	2,421	2,460	2,388	2,311

Analysis of Provision for Kyoto

(1) A full copy of the Net Position Report 2009 can be found on the Ministry for the Environment’s website:  www.mfe.govt.nz

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
NOTE 16: NZ Superannuation Fund
Revenue	383	397	355	385	405	430	456
Less current tax expense	4	—	117	274	289	299	316
Less other expenses	(323)	461	481	129	130	138	144
Add gains/(losses)	(3,495)	1,129	1,880	877	924	967	1,020
Operating balance	(2,793)	1,065	1,637	859	910	960	1,016
Opening net worth	14,212	13,275	13,688	15,573	16,431	17,342	18,301
Gross contribution from the Crown	2,242	250	250	—	—	—	—
Operating balance	(2,793)	1,065	1,637	859	910	960	1,016
Other movements in reserves	27	—	(2)	(1)	1	(1)	—
Closing net worth	13,688	14,590	15,573	16,431	17,342	18,301	19,317
comprising:
Financial assets	12,877	13,340	14,836	15,704	16,716	17,973	18,927
Net other assets	811	1,250	737	727	626	328	390
Closing net worth	13,688	14,590	15,573	16,431	17,342	18,301	19,317

Notes to the Forecast Financial Statements

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
NOTE 17: Payables
By type
Accounts payable	5,380	5,845	6,771	7,173	6,846	7,082	7,635
Taxes repayable	3,759	4,451	3,759	3,759	3,759	3,759	3,759
Total payables	9,139	10,296	10,530	10,932	10,605	10,841	11,394
By source
Core Crown	6,885	7,373	7,707	7,967	7,426	7,541	7,934
Crown entities	3,968	3,457	3,667	3,597	3,604	3,662	3,752
State-owned enterprises	4,324	4,715	4,782	4,990	5,209	5,328	5,467
Inter-segment eliminations	(6,038)	(5,249)	(5,626)	(5,622)	(5,634)	(5,690)	(5,759)
Total payables	9,139	10,296	10,530	10,932	10,605	10,841	11,394
NOTE 18: Insurance Liabilities
By entity
ACC liability	26,446	25,171	26,919	27,728	29,215	31,272	33,010
EQC property damage claims	87	91	86	86	86	86	86
Other insurance liabilities	34	83	32	34	35	7	6
Total insurance liabilities	26,567	25,345	27,037	27,848	29,336	31,365	33,102

ACC liability

Calculation information

PricewaterhouseCoopers Actuarial Pty Ltd have prepared an independent actuarial estimate of the ACC outstanding claims liability as at 30 June 2009.  This estimate includes the expected future payments relating to accidents that occurred prior to balance date (whether or not the associated claims have been reported to, or accepted by, ACC) and also the expected future administrative expenses of managing these claims.  The estimate has been updated as at 30 September 2009 to reflect material changes to those expected future payments identified since 30 June 2009.

The key economic variables that impact on changes to the valuation are the long-term Labour Cost Index (LCI), average weekly earnings and the discount rate of 5.79% (5.86% at 30 June 2009).  Other key variables in each valuation are the forecast increases in claim costs over and above the economic variables above, and the assumed rate at which long-term claimants will leave the scheme over the period.  This assessment is largely based on scheme history.

Presentation approach

The projected outstanding claims liability is included within total liabilities.  ACC has available to it a portfolio of assets that partially offset the claims liability.  The assets (less cross holdings of NZ Government stock) are included in the asset portion of the Crown’s overall Statement of Financial Position.

The fiscal forecasts include indicative amounts for the likely impact of increases in ACC levy rates now before parliament.

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Gross ACC liability
Opening gross liability	20,374	23,958	26,446	26,919	27,728	29,215	31,272
Net change	6,072	1,213	473	809	1,487	2,057	1,738
Closing gross liability	26,446	25,171	26,919	27,728	29,215	31,272	33,010
Less net assets available to ACC
Opening net asset value	12,397	13,135	13,695	15,736	18,234	21,114	24,277
Net change	1,298	1,253	2,041	2,498	2,880	3,163	2,725
Closing net asset value	13,695	14,388	15,736	18,234	21,114	24,277	27,002
Net ACC reserves (net liability)
Opening reserves position	(7,977)	(10,823)	(12,751)	(11,183)	(9,494)	(8,101)	(6,995)
Net change	(4,774)	40	1,568	1,689	1,393	1,106	987
Closing reserves position (net liability)	(12,751)	(10,783)	(11,183)	(9,494)	(8,101)	(6,995)	(6,008)

Notes to the Forecast Financial Statements

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
NOTE 19: Retirement Plan Liabilities
Government Superannuation Fund	8,988	10,307	8,916	8,633	8,464	8,350	8,224
Other funds	5	—	5	2	2	2	2
Total retirement plan liabilities	8,993	10,307	8,921	8,635	8,466	8,352	8,226

The net liability of the Government Superannuation Fund (the Fund) liabilities have been calculated by the Government Actuary as at 31 October 2009.  These liabilities arise from closed schemes for past and present public sector employees as set out in the Government Superannuation Fund Act 1956.  A Projected Unit Credit method is used to calculate the liabilities as at 31 October 2009, based on membership data as at that date.  The funding method requires the benefits payable from the Fund in respect of past service to be calculated and then discounted back to the valuation date.

The Fund liabilities at this valuation were calculated using discount rates derived from the market yield curve as at the balance date and then blended to the long-term pre-tax discount rate of 6.00% (unchanged from 30 June 2009).  Other principal long-term financial assumptions were an inflation rate, as measured by the increase in the Consumer Price Index, of 2.25% reducing to 2% over the five years to 2025 (unchanged from 30 June 2009) and an annual salary growth rate, before any promotional effects, of 3.0% (unchanged from 30 June 2009).

The 2009/10 projected movement in the net liability is $72 million, reflecting an increase in the GSF liability of $110 million and an increase in the GSF assets of $182 million.

The unfunded liability increased in the four months to 31 October 2009 by $101 million.  This was principally due to the change in the financial assumptions (a loss of $236 million) offset by investment performance ($161 million).

The changes in the projected GSF net liability from 2010/11 onwards reflect the net of the expected current service cost, interest cost, investment returns and contributions.

GSF net defined benefit retirement liability

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
GSF liability
Opening GSF liability	11,831	13,115	11,792	11,902	11,628	11,458	11,337
Net projected change	(39)	(282)	110	(274)	(170)	(121)	(138)
Closing GSF liability	11,792	12,833	11,902	11,628	11,458	11,337	11,199

Less net assets available to GSF
Opening net asset value	3,574	2,559	2,804	2,986	2,995	2,994	2,987
Investment valuation changes	(583)	121	168	140	140	139	139
Contribution and other income less membership payments	(187)	(153)	14	(131)	(141)	(146)	(151)
Closing net asset value	2,804	2,527	2,986	2,995	2,994	2,987	2,975

Net GSF liability
Opening unfunded liability	8,257	10,556	8,988	8,916	8,633	8,464	8,350
Net projected change	731	(250)	(72)	(283)	(169)	(114)	(126)
Closing unfunded liability	8,988	10,307	8,916	8,633	8,464	8,350	8,224

Notes to the Forecast Financial Statements

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
NOTE 20: Provisions
Provision for ETS credits	—	173	7	109	105	523	523
Provision for future retail deposit guarantee scheme payments	831	—	470	—	—	—	—
Provision for National Provident Fund guarantee	954	919	922	883	843	802	761
Provision for employee entitlements	2,580	2,369	2,496	2,539	2,558	2,564	2,577
Other provisions	1,188	1,018	1,213	1,121	1,156	1,272	1,394
Total provisions	5,553	4,479	5,108	4,652	4,662	5,161	5,255
By source
Core Crown	3,081	2,231	2,612	2,226	2,218	2,607	2,578
Crown entities	1,598	1,496	1,623	1,581	1,609	1,617	1,636
State-owned enterprises	919	798	925	904	920	1,035	1,139
Inter-segment eliminations	(45)	(46)	(52)	(59)	(85)	(98)	(98)
Total provisions	5,553	4,479	5,108	4,652	4,662	5,161	5,255

Provision for ETS credits

The Emissions Trading Scheme (ETS) was established to encourage reduction in greenhouse gas emissions.  The ETS creates a limited number of tradable units (the NZ Unit) which the Government can allocate freely or sell to entities.  The allocation of NZ Units creates a provision (and an expense if allocated for free).  The provision is reduced, and revenue recognised, as NZ Units are surrendered to the Crown by emitters.  Emitters can also use international Kyoto units to settle their emission obligation, which will occur where emissions exceed the number of allocated NZ units.

The ETS impact on the fiscal forecast is as follows:

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Revenue	—	321	31	408	408	598	790
Expenses	—	471	38	510	404	1,016	790
OBEGAL	—	(150)	(7)	(102)	4	(418)	—
Provision for ETS credits	—	173	7	109	105	523	523

Notes to the Forecast Financial Statements

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
NOTE 21: Net Worth attributable to the Crown
Taxpayers funds	36,382	31,803	31,702	26,578	22,426	18,698	16,025
Property, plant and equipment revaluation reserve	62,612	57,723	62,737	62,737	62,736	62,736	62,736
Investment revaluation reserve	56	80	49	49	49	49	49
Cash flow hedge reserve	18	(98)	(151)	(144)	(138)	(137)	(136)
Foreign currency translation reserve	—	59	25	38	38	38	38
Total net worth attributable to the Crown	99,068	89,567	94,362	89,258	85,111	81,384	78,712
Taxpayers Funds
Opening taxpayers funds	46,700	37,534	36,382	31,702	26,578	22,426	18,698
Operating balance excluding minority interest	(10,505)	(5,729)	(4,794)	(5,128)	(4,153)	(3,728)	(2,673)
Transfers from/(to) other reserves	187	(2)	114	4	1	—	—
Closing taxpayers funds	36,382	31,803	31,702	26,578	22,426	18,698	16,025
Property, Plant and Equipment Revaluation Reserve
Opening revaluation reserve	58,566	57,723	62,612	62,737	62,737	62,736	62,736
Net revaluations	4,235	(1)	232	—	—	—	—
Transfers from/(to) other reserves	(189)	1	(107)	—	(1)	—	—
Closing property, plant and equipment revaluation reserve	62,612	57,723	62,737	62,737	62,736	62,736	62,736
Investment Revaluation Reserve
Opening investment revaluation reserve	1	1	56	49	49	49	49
Valuation gain/(losses) on investments available for sale taken to reserves	55	79	(7)	—	—	—	—
Closing investment revaluation reserve	56	80	49	49	49	49	49
Cash Flow Hedge Reserve
Opening cash flow hedge reserve	(151)	(83)	18	(151)	(144)	(138)	(137)
Transfer into reserve	322	(18)	(148)	6	5	1	1
Transfer to the statement of financial performance	—	—	—	1	1	—	—
Transfer to initial carrying value of hedged item	(153)	3	(21)	—	—	—	—
Closing cash flow hedge reserve	18	(98)	(151)	(144)	(138)	(137)	(136)
Foreign Currency Translation Reserve
Opening foreign currency translation reserve	(17)	59	—	25	38	38	38
Movement arising from translation of foreign operations	17	—	25	13	—	—	—
Closing foreign currency translation reserve	—	59	25	38	38	38	38

Notes to the Forecast Financial Statements

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
NOTE 22: Reconciliation of core Crown operating cash flows to residual core Crown cash
Core Crown Cash Flows from Operations
Total tax receipts	51,362	50,742	51,503	53,946	56,613	59,897	63,260
Total other sovereign receipts	489	678	577	578	549	591	593
Interest, profits and dividends	1,441	1,338	1,637	1,489	1,711	1,884	1,788
Sale of goods & services and other receipts	2,288	1,943	2,308	1,964	2,009	2,118	2,229
Transfer payments and subsidies	(19,953)	(21,536)	(21,733)	(22,810)	(23,607)	(24,447)	(25,182)
Personnel and operating costs	(35,394)	(37,724)	(38,857)	(38,541)	(37,862)	(37,191)	(37,248)
Finance costs	(2,200)	(2,159)	(2,032)	(2,776)	(3,546)	(4,258)	(4,517)
Forecast for future new operating spending	—	(254)	(13)	(1,028)	(2,177)	(3,285)	(4,391)
Top-down expense adjustment	—	300	1,150	200	50	50	50
Net cash flows from core Crown operations	(1,967)	(6,672)	(5,460)	(6,978)	(6,260)	(4,641)	(3,418)
Net purchase of physical assets	(1,625)	(2,375)	(2,370)	(1,835)	(1,358)	(1,223)	(1,082)
Net increase in advances	(860)	(953)	(1,244)	(804)	(700)	(692)	(739)
Net purchase of investments	(1,944)	(1,643)	(1,279)	(1,057)	(915)	(848)	(827)
Contribution to NZ Superannuation Fund	(2,243)	(250)	(250)	—	—	—	—
Forecast for future new capital spending	—	(72)	(38)	(675)	(1,120)	(1,277)	(1,377)
Top-down capital adjustment	—	100	550	—	—	—	—
Residual Cash	(8,639)	(11,865)	(10,091)	(11,349)	(10,353)	(8,681)	(7,443)
Financed by:
Other net sale/(purchase) of marketable securities and deposits	(512)	4,579	871	322	5,713	4,068	181
Total operating and investing activities	(9,151)	(7,286)	(9,220)	(11,027)	(4,640)	(4,613)	(7,262)
Used in:
Net (repayment)/issue of other New Zealand-dollar borrowing	9,359	6,056	8,151	1,636	717	435	346
Net (repayment)/issue of foreign currency borrowing	(1,973)	(3,783)	(5,137)	(1,464)	(899)	(503)	(287)
Issues of circulating currency	475	181	16	101	103	106	108
Decrease/(increase) in cash	(1,761)	(116)	(578)	(218)	(142)	(137)	(114)
	6,100	2,338	2,452	55	(221)	(99)	53
Net cash inflow/(outflow) to be offset by domestic bonds	(3,051)	(4,948)	(6,768)	(10,972)	(4,861)	(4,712)	(7,209)
Gross Cash Proceeds from Domestic Bonds
Domestic bonds (market)	5,775	8,919	10,818	10,756	12,614	12,504	6,962
Domestic bonds (non-market)	541	948	803	216	1,091	1,313	247
Total gross cash proceeds from domestic bonds	6,316	9,867	11,621	10,972	13,705	13,817	7,209
Repayment of domestic bonds (market)	(2,750)	(4,247)	(4,197)	—	(7,967)	(8,000)	—
Repayment of domestic bonds (non-market)	(515)	(672)	(656)	—	(877)	(1,105)	—
Net cash proceeds from domestic bonds	3,051	4,948	6,768	10,972	4,861	4,712	7,209

Forecast Statement of Segments

Statement of Financial Performance

for the year ended 30 June 2009

	Core Crown 2009 Actual $m	Crown Entities 2009 Actual $m	State-owned Enterprises 2009 Actual $m	Inter-segment eliminations 2009 Actual $m	Total Crown 2009 Actual $m
Revenue
Taxation revenue	54,681	—	—	(536)	54,145
Other sovereign revenue	808	4,417	—	(1,107)	4,118
Sales of goods and services	1,237	13,901	12,592	(12,374)	15,356
Interest revenue and dividends	1,872	1,248	1,193	(894)	3,419
Other revenue	884	11,763	1,117	(10,874)	2,890
Total Revenue (excluding gains)	59,482	31,329	14,902	(25,785)	79,928
Expenses
Social assistance and official development assistance	20,244	—	—	(282)	19,962
Personnel expenses	6,037	9,592	2,447	(12)	18,064
Other operating expenses	35,292	21,184	10,201	(24,374)	42,303
Interest expenses	2,429	185	1,392	(514)	3,492
Forecast for future new spending and top down adjustment	—	—	—	—	—
Total Expenses (excluding losses)	64,002	30,961	14,040	(25,182)	83,821
Operating Balance before gains/(losses)	(4,520)	368	862	(603)	(3,893)
Total Gains/(losses)	(1,494)	(5,144)	61	(224)	(6,801)
Net surplus/(deficit) from associates and joint ventures	155	49	8	—	212
Gain/(loss) from discontinued operations	(3)	—	5	—	2
Attributable to minority interest in Air NZ	—	—	(25)	—	(25)
Operating Balance	(5,862)	(4,727)	911	(827)	(10,505)
Expenses by functional classification
Social security and welfare	11,455	4,727	—	(15,527)	655
Health	3,089	10,839	—	(1,463)	12,465
Education	1,757	8,757	22	(5,399)	5,137
Transport and communications	1,002	2,032	6,767	(2,106)	7,695
Other	44,270	4,421	5,859	(173)	54,377
Finance costs	2,429	185	1,392	(514)	3,492
Forecast for future new spending and top down adjustment	—	—	—	—	—
Total Crown Expenses excluding losses	64,002	30,961	14,040	(25,182)	83,821

Statement of Financial Position

as at 30 June 2009

	Core Crown 2009 Actual $m	Crown Entities 2009 Actual $m	State-owned Enterprises 2009 Actual $m	Inter-segment eliminations 2009 Actual $m	Total Crown 2009 Actual $m
Assets
Cash and cash equivalents	3,375	2,526	583	(216)	6,268
Receivables	10,243	4,725	1,846	(2,195)	14,619
Other financial assets	51,995	18,072	12,273	(9,868)	72,472
Property, plant & equipment	30,487	46,553	33,095	—	110,135
Equity accounted investments	27,536	7,468	257	(26,484)	8,777
Intangible assets and goodwill	1,449	425	607	(313)	2,168
Other assets	1,116	306	1,000	290	2,712
Forecast for new capital spending and top down adjustment	—	—	—	—	—
Total Assets	126,201	80,075	49,661	(38,786)	217,151
Liabilities
Borrowings	49,889	4,939	16,963	(9,838)	61,953
Other liabilities	23,242	32,358	6,239	(6,156)	55,683
Total Liabilities	73,131	37,297	23,202	(15,994)	117,636
Total Assets less Total Liabilities	53,070	42,778	26,459	(22,792)	99,515
Net Worth
Taxpayer funds	36,766	16,460	8,898	(25,742)	36,382
Reserves	16,304	26,318	17,008	3,056	62,686
Net worth attributable to minority interest in Air NZ	—	—	553	(106)	447
Total Net Worth	53,070	42,778	26,459	(22,792)	99,515

Statement of Financial Performance

for the year ended 30 June 2010

	Core Crown 2010 Forecast $m	Crown Entities 2010 Forecast $m	State-owned Enterprises 2010 Forecast $m	Inter-segment eliminations 2010 Forecast $m	Total Crown 2010 Forecast $m
Revenue
Taxation revenue	51,248	—	—	(405)	50,843
Other sovereign revenue	951	4,980	—	(1,297)	4,634
Sales of goods and services	1,386	14,205	11,592	(13,178)	14,005
Interest revenue and dividends	2,312	881	1,530	(1,064)	3,659
Other revenue	854	12,543	1,352	(11,918)	2,831
Total Revenue (excluding gains)	56,751	32,609	14,474	(27,862)	75,972
Expenses
Social assistance and official development assistance	21,802	—	—	(269)	21,533
Personnel expenses	5,899	9,884	2,425	(7)	18,201
Other operating expenses	36,552	21,375	9,509	(26,502)	40,934
Interest expenses	2,404	136	1,741	(375)	3,906
Forecast for future new spending and top down adjustment	(1,137)	—	—	—	(1,137)
Total Expenses (excluding losses)	65,520	31,395	13,675	(27,153)	83,437
Operating Balance before gains/(losses)	(8,769)	1,214	799	(709)	(7,465)
Total Gains/(losses)	1,830	699	165	(121)	2,573
Net surplus/(deficit) from associates and joint ventures	25	51	25	(3)	99
Gain/(loss) from discontinued operations	—	—	(1)	—	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(6,914)	1,964	988	(833)	(4,794)
Expenses by functional classification
Social security and welfare	21,155	4,147	—	(1,034)	24,268
Health	13,434	11,019	—	(11,564)	12,889
Education	11,649	9,055	23	(8,369)	12,358
Transport and communications	2,807	2,222	6,048	(2,656)	8,421
Other	15,208	4,816	5,863	(3,155)	22,732
Finance costs	2,404	136	1,741	(375)	3,906
Forecast for future new spending and top down adjustment	(1,137)	—	—	—	(1,137)
Total Crown Expenses excluding losses	65,520	31,395	13,675	(27,153)	83,437

Statement of Financial Position

as at 30 June 2010

	Core Crown 2010 Forecast $m	Crown Entities 2010 Forecast $m	State-owned Enterprises 2010 Forecast $m	Inter-segment eliminations 2010 Forecast $m	Total Crown 2010 Forecast $m
Assets
Cash and cash equivalents	5,269	2,413	525	(210)	7,997
Receivables	7,962	4,707	2,073	(1,880)	12,862
Other financial assets	53,329	19,893	14,157	(10,741)	76,638
Property, plant & equipment	31,401	48,212	34,607	1	114,221
Equity accounted investments	28,810	7,530	354	(27,734)	8,960
Intangible assets and goodwill	1,199	440	674	(1)	2,312
Other assets	1,415	306	947	(29)	2,639
Forecast for new capital spending and top down adjustment	(512)	—	—	—	(512)
Total Assets	128,873	83,501	53,337	(40,594)	225,117
Liabilities
Borrowings	59,031	4,919	20,232	(10,793)	73,389
Other liabilities	23,590	32,526	6,535	(5,732)	56,919
Total Liabilities	82,621	37,445	26,767	(16,525)	130,308
Total Assets less Total Liabilities	46,252	46,056	26,570	(24,069)	94,809
Net Worth
Taxpayer funds	29,960	19,663	9,139	(27,060)	31,702
Reserves	16,292	26,393	16,878	3,097	62,660
Net worth attributable to minority interest in Air NZ	—	—	553	(106)	447
Total Net Worth	46,252	46,056	26,570	(24,069)	94,809

Statement of Financial Performance

for the year ended 30 June 2011

	Core Crown 2011 Forecast $m	Crown Entities 2011 Forecast $m	State-owned Enterprises 2011 Forecast $m	Inter-segment eliminations 2011 Forecast $m	Total Crown 2011 Forecast $m
Revenue
Taxation revenue	54,330	—	—	(433)	53,897
Other sovereign revenue	1,350	5,783	—	(1,286)	5,847
Sales of goods and services	1,381	14,184	12,680	(13,110)	15,135
Interest revenue and dividends	2,240	1,026	1,600	(827)	4,039
Other revenue	744	12,283	914	(11,140)	2,801
Total Revenue (excluding gains)	60,045	33,276	15,194	(26,796)	81,719
Expenses
Social assistance and official development assistance	22,712	—	—	(256)	22,456
Personnel expenses	5,988	10,091	2,473	(7)	18,545
Other operating expenses	36,338	21,186	10,197	(25,773)	41,948
Interest expenses	3,080	164	1,831	(449)	4,626
Forecast for future new spending and top down adjustment	828	—	—	—	828
Total Expenses (excluding losses)	68,946	31,441	14,501	(26,485)	88,403
Operating Balance before gains/(losses)	(8,901)	1,835	693	(311)	(6,684)
Total Gains/(losses)	1,113	278	131	(139)	1,383
Net surplus/(deficit) from associates and joint ventures	87	51	36	—	174
Gain/(loss) from discontinued operations	—	—	—	(1)	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(7,701)	2,164	860	(451)	(5,128)
Expenses by functional classification
Social security and welfare	22,243	4,411	—	(955)	25,699
Health	13,452	11,002	—	(11,595)	12,859
Education	11,766	9,066	23	(8,384)	12,471
Transport and communications	2,217	2,090	6,142	(2,212)	8,237
Other	15,360	4,708	6,505	(2,890)	23,683
Finance costs	3,080	164	1,831	(449)	4,626
Forecast for future new spending and top down adjustment	828	—	—	—	828
Total Crown Expenses excluding losses	68,946	31,441	14,501	(26,485)	88,403

Statement of Financial Position

as at 30 June 2011

	Core Crown 2011 Forecast $m	Crown Entities 2011 Forecast $m	State-owned Enterprises 2011 Forecast $m	Inter-segment eliminations 2011 Forecast $m	Total Crown 2011 Forecast $m
Assets
Cash and cash equivalents	5,260	2,402	570	(209)	8,023
Receivables	7,902	4,764	2,116	(1,852)	12,930
Other financial assets	54,140	22,371	15,053	(11,292)	80,272
Property, plant & equipment	31,655	49,479	36,505	2	117,641
Equity accounted investments	29,873	7,583	473	(28,796)	9,133
Intangible assets and goodwill	1,225	444	752	—	2,421
Other assets	1,434	299	979	(28)	2,684
Forecast for new capital spending and top down adjustment	163	—	—	—	163
Total Assets	131,652	87,342	56,448	(42,175)	233,267
Liabilities
Borrowings	69,930	4,857	22,703	(11,314)	86,176
Other liabilities	23,170	33,221	6,726	(5,731)	57,386
Total Liabilities	93,100	38,078	29,429	(17,045)	143,562
Total Assets less Total Liabilities	38,552	49,264	27,019	(25,130)	89,705
Net Worth
Taxpayer funds	22,260	22,865	9,574	(28,121)	26,578
Reserves	16,292	26,399	16,892	3,097	62,680
Net worth attributable to minority interest in Air NZ	—	—	553	(106)	447
Total Net Worth	38,552	49,264	27,019	(25,130)	89,705

Statement of Financial Performance

for the year ended 30 June 2012

	Core Crown 2012 Forecast $m	Crown Entities 2012 Forecast $m	State-owned Enterprises 2012 Forecast $m	Inter-segment eliminations 2012 Forecast $m	Total Crown 2012 Forecast $m
Revenue
Taxation revenue	57,149	—	—	(496)	56,653
Other sovereign revenue	1,372	5,983	—	(1,308)	6,047
Sales of goods and services	1,397	14,256	13,573	(13,104)	16,122
Interest revenue and dividends	2,492	1,131	1,727	(973)	4,377
Other revenue	737	12,269	911	(11,044)	2,873
Total Revenue (excluding gains)	63,147	33,639	16,211	(26,925)	86,072
Expenses
Social assistance and official development assistance	23,480	—	—	(250)	23,230
Personnel expenses	6,106	10,275	2,552	(8)	18,925
Other operating expenses	35,322	21,935	10,925	(25,758)	42,424
Interest expenses	3,686	179	2,002	(501)	5,366
Forecast for future new spending and top down adjustment	2,127	—	—	—	2,127
Total Expenses (excluding losses)	70,721	32,389	15,479	(26,517)	92,072
Operating Balance before gains/(losses)	(7,574)	1,250	732	(408)	(6,000)
Total Gains/(losses)	1,106	576	139	(150)	1,671
Net surplus/(deficit) from associates and joint ventures	81	51	46	(1)	177
Gain/(loss) from discontinued operations	—	—	(1)	—	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(6,387)	1,877	916	(559)	(4,153)
Expenses by functional classification
Social security and welfare	23,055	5,247	—	(928)	27,374
Health	13,415	11,006	—	(11,626)	12,795
Education	11,812	9,087	23	(8,326)	12,596
Transport and communications	2,051	2,074	6,406	(2,217)	8,314
Other	14,575	4,796	7,048	(2,919)	23,500
Finance costs	3,686	179	2,002	(501)	5,366
Forecast for future new spending and top down adjustment	2,127	—	—	—	2,127
Total Crown Expenses excluding losses	70,721	32,389	15,479	(26,517)	92,072

Statement of Financial Position

as at 30 June 2012

	Core Crown 2012 Forecast $m	Crown Entities 2012 Forecast $m	State-owned Enterprises 2012 Forecast $m	Inter-segment eliminations 2012 Forecast $m	Total Crown 2012 Forecast $m
Assets
Cash and cash equivalents	5,313	2,461	414	(208)	7,980
Receivables	7,984	4,908	2,219	(1,923)	13,188
Other financial assets	49,881	25,527	16,913	(11,818)	80,503
Property, plant & equipment	31,469	50,519	38,205	1	120,194
Equity accounted investments	30,698	7,633	509	(29,696)	9,144
Intangible assets and goodwill	1,205	441	813	1	2,460
Other assets	1,419	301	984	(29)	2,675
Forecast for new capital spending and top down adjustment	1,283	—	—	—	1,283
Total Assets	129,252	91,790	60,057	(43,672)	237,427
Liabilities
Borrowings	74,600	5,009	25,691	(11,855)	93,445
Other liabilities	22,484	34,743	6,964	(5,767)	58,424
Total Liabilities	97,084	39,752	32,655	(17,622)	151,869
Total Assets less Total Liabilities	32,168	52,038	27,402	(26,050)	85,558
Net Worth
Taxpayer funds	15,876	25,636	9,956	(29,042)	22,426
Reserves	16,292	26,402	16,893	3,098	62,685
Net worth attributable to minority interest in Air NZ	—	—	553	(106)	447
Total Net Worth	32,168	52,038	27,402	(26,050)	85,558

Statement of Financial Performance

for the year ended 30 June 2013

	Core Crown 2013 Forecast $m	Crown Entities 2013 Forecast $m	State-owned Enterprises 2013 Forecast $m	Inter-segment eliminations 2013 Forecast $m	Total Crown 2013 Forecast $m
Revenue
Taxation revenue	60,390	—	—	(568)	59,822
Other sovereign revenue	1,587	6,171	—	(1,336)	6,422
Sales of goods and services	1,482	14,290	14,202	(13,113)	16,861
Interest revenue and dividends	2,715	1,240	1,732	(1,084)	4,603
Other revenue	737	12,404	820	(11,024)	2,937
Total Revenue (excluding gains)	66,911	34,105	16,754	(27,125)	90,645
Expenses
Social assistance and official development assistance	24,305	—	—	(244)	24,061
Personnel expenses	6,188	10,290	2,600	(8)	19,070
Other operating expenses	35,943	22,774	11,208	(25,882)	44,043
Interest expenses	4,303	178	2,080	(550)	6,011
Forecast for future new spending and top down adjustment	3,235	—	—	—	3,235
Total Expenses (excluding losses)	73,974	33,242	15,888	(26,684)	96,420
Operating Balance before gains/(losses)	(7,063)	863	866	(441)	(5,775)
Total Gains/(losses)	1,126	761	145	(157)	1,875
Net surplus/(deficit) from associates and joint ventures	73	50	50	—	173
Gain/(loss) from discontinued operations	—	—	(1)	—	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(5,864)	1,674	1,060	(598)	(3,728)
Expenses by functional classification
Social security and welfare	23,876	5,933	—	(984)	28,825
Health	13,387	10,991	—	(11,609)	12,769
Education	11,813	9,123	23	(8,337)	12,622
Transport and communications	2,042	2,185	6,572	(2,258)	8,541
Other	15,318	4,832	7,213	(2,946)	24,417
Finance costs	4,303	178	2,080	(550)	6,011
Forecast for future new spending and top down adjustment	3,235	—	—	—	3,235
Total Crown Expenses excluding losses	73,974	33,242	15,888	(26,684)	96,420

Statement of Financial Position

as at 30 June 2013

	Core Crown 2013 Forecast $m	Crown Entities 2013 Forecast $m	State-owned Enterprises 2013 Forecast $m	Inter-segment eliminations 2013 Forecast $m	Total Crown 2013 Forecast $m
Assets
Cash and cash equivalents	5,364	2,505	475	(207)	8,137
Receivables	7,979	5,064	2,362	(1,958)	13,447
Other financial assets	47,261	29,040	17,026	(12,386)	80,941
Property, plant & equipment	31,181	51,356	39,265	—	121,802
Equity accounted investments	31,316	7,683	555	(30,529)	9,025
Intangible assets and goodwill	1,169	415	805	(1)	2,388
Other assets	1,379	301	1,006	(29)	2,657
Forecast for new capital spending and top down adjustment	2,560	—	—	—	2,560
Total Assets	128,209	96,364	61,494	(45,110)	240,957
Liabilities
Borrowings	78,954	5,001	26,435	(12,414)	97,976
Other liabilities	22,948	36,837	7,201	(5,836)	61,150
Total Liabilities	101,902	41,838	33,636	(18,250)	159,126
Total Assets less Total Liabilities	26,307	54,526	27,858	(26,860)	81,831
Net Worth
Taxpayer funds	10,015	28,124	10,412	(29,853)	18,698
Reserves	16,292	26,402	16,893	3,099	62,686
Net worth attributable to minority interest in Air NZ	—	—	553	(106)	447
Total Net Worth	26,307	54,526	27,858	(26,860)	81,831

Statement of Financial Performance

for the year ended 30 June 2014

	Core Crown 2014 Forecast $m	Crown Entities 2014 Forecast $m	State-owned Enterprises 2014 Forecast $m	Inter-segment eliminations 2014 Forecast $m	Total Crown 2014 Forecast $m
Revenue
Taxation revenue	63,767	—	—	(656)	63,111
Other sovereign revenue	1,804	6,380	—	(1,380)	6,804
Sales of goods and services	1,333	14,353	14,767	(13,144)	17,309
Interest revenue and dividends	2,671	1,342	1,747	(1,143)	4,617
Other revenue	737	12,521	852	(11,066)	3,044
Total Revenue (excluding gains)	70,312	34,596	17,366	(27,389)	94,885
Expenses
Social assistance and official development assistance	25,019	—	—	(246)	24,773
Personnel expenses	6,181	10,316	2,673	(8)	19,162
Other operating expenses	36,070	23,451	11,698	(26,087)	45,132
Interest expenses	4,617	182	2,119	(574)	6,344
Forecast for future new spending and top down adjustment	4,341	—	—	—	4,341
Total Expenses (excluding losses)	76,228	33,949	16,490	(26,915)	99,752
Operating Balance before gains/(losses)	(5,916)	647	876	(474)	(4,867)
Total Gains/(losses)	1,155	875	152	(160)	2,022
Net surplus/(deficit) from associates and joint ventures	70	50	55	(2)	173
Gain/(loss) from discontinued operations	—	—	(1)	—	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(4,691)	1,572	1,082	(636)	(2,673)
Expenses by functional classification
Social security and welfare	24,591	6,444	—	(1,098)	29,937
Health	13,407	11,006	—	(11,602)	12,811
Education	11,858	9,195	23	(8,391)	12,685
Transport and communications	2,051	2,245	6,948	(2,244)	9,000
Other	15,363	4,877	7,400	(3,006)	24,634
Finance costs	4,617	182	2,119	(574)	6,344
Forecast for future new spending and top down adjustment	4,341	—	—	—	4,341
Total Crown Expenses excluding losses	76,228	33,949	16,490	(26,915)	99,752

Statement of Financial Position

as at 30 June 2014

	Core Crown 2014 Forecast $m	Crown Entities 2014 Forecast $m	State-owned Enterprises 2014 Forecast $m	Inter-segment eliminations 2014 Forecast $m	Total Crown 2014 Forecast $m
Assets
Cash and cash equivalents	5,393	2,557	536	(204)	8,282
Receivables	7,768	4,897	2,476	(2,006)	13,135
Other financial assets	48,403	32,468	17,335	(13,062)	85,144
Property, plant & equipment	30,763	52,206	39,303	1	122,273
Equity accounted investments	32,191	7,733	450	(31,341)	9,033
Intangible assets and goodwill	1,129	394	787	1	2,311
Other assets	1,392	301	1,061	(29)	2,725
Forecast for new capital spending and top down adjustment	3,937	—	—	—	3,937
Total Assets	130,976	100,556	61,948	(46,640)	246,840
Liabilities
Borrowings	86,097	4,998	26,181	(13,086)	104,190
Other liabilities	23,265	38,681	7,446	(5,901)	63,491
Total Liabilities	109,362	43,679	33,627	(18,987)	167,681
Total Assets less Total Liabilities	21,614	56,877	28,321	(27,653)	79,159
Net Worth
Taxpayer funds	5,322	30,475	10,874	(30,646)	16,025
Reserves	16,292	26,402	16,894	3,099	62,687
Net worth attributable to minority interest in Air NZ	—	—	553	(106)	447
Total Net Worth	21,614	56,877	28,321	(27,653)	79,159

4

Core Crown Expense Tables(9)

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Social security and welfare	14,682	15,598	16,768	17,877	19,382	21,155	22,243	23,055	23,876	24,591
GSF	718	761	645	690	655	357	396	525	587	575
Health	8,813	9,547	10,355	11,297	12,368	13,434	13,452	13,415	13,387	13,407
Education	7,930	9,914	9,269	9,551	11,455	11,649	11,766	11,812	11,813	11,858
Core government services	2,567	2,507	4,816	3,371	5,293	4,071	4,034	3,856	3,891	3,888
Law and order	1,977	2,235	2,699	2,894	3,089	3,269	3,314	3,300	3,315	3,315
Defence	1,275	1,383	1,517	1,562	1,757	1,844	1,856	1,819	1,819	1,819
Transport and communications	1,635	1,818	2,405	2,244	2,663	2,807	2,217	2,051	2,042	2,051
Economic and industrial services	1,444	1,592	1,595	2,889	2,960	3,167	2,672	2,634	2,615	2,631
Primary services	394	467	438	541	534	589	524	532	539	519
Heritage, culture and recreation	991	891	844	1,107	1,002	1,142	1,470	1,355	1,962	1,708
Housing and community development	163	202	255	260	297	338	354	358	344	336
Other	32	49	68	254	118	431	740	196	246	572
Finance costs	2,274	2,356	2,329	2,460	2,429	2,404	3,080	3,686	4,303	4,617
Forecast for future new spending	—	—	—	—	—	13	1,028	2,177	3,285	4,391
Top- down expense adjustment	—	—	—	—	—	(1,150)	(200)	(50)	(50)	(50)
Core Crown expenses	44,895	49,320	54,003	56,997	64,002	65,520	68,946	70,721	73,974	76,228

Source:   The Treasury

Table 4.1 — Social security and welfare expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Welfare benefits	13,326	14,246	15,435	16,288	17,366	19,108	20,130	20,883	21,664	22,364
Social rehabilitation & compensation	152	145	163	199	336	329	319	315	315	314
Departmental expenses	781	858	845	850	1,092	1,146	1,126	1,105	1,104	1,104
Other non-departmental expenses	423	349	325	540	588	572	668	752	793	809
Social security and welfare expenses	14,682	15,598	16,768	17,877	19,382	21,155	22,243	23,055	23,876	24,591

(9)     Historical data contained in the expense tables have been restated on a NZ IFRS basis for material changes.

Source:    The Treasury

Table 4.2 — New Zealand superannuation and welfare benefit expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
New Zealand Superannuation	6,083	6,414	6,810	7,348	7,744	8,296	8,770	9,314	9,901	10,503
Domestic Purposes Benefit	1,547	1,493	1,468	1,478	1,530	1,696	1,784	1,843	1,887	1,933
Unemployment Benefit	831	712	613	458	586	974	1,092	1,060	977	904
Invalids Benefit	1,026	1,073	1,132	1,216	1,260	1,309	1,363	1,411	1,449	1,491
Family Tax Credit	846	1,285	1,699	1,897	2,062	2,186	2,204	2,217	2,313	2,281
Accommodation Supplement	750	843	877	891	989	1,170	1,281	1,290	1,292	1,299
Sickness Benefit	510	541	573	582	613	723	794	805	810	815
Disability Allowance	267	261	270	278	390	416	438	461	481	502
Income Related Rents	370	395	434	465	512	533	575	622	667	712
In Work Tax Credit	—	70	461	563	584	604	597	576	591	599
Child Tax Credit	141	154	44	11	6	4	3	3	2	2
Special Benefit	175	162	106	71	—	—	—	—	—	—
Benefits paid in Australia	91	80	71	58	50	45	39	37	21	17
Paid Parental Leave	76	96	122	135	143	153	163	170	179	188
Childcare Assistance	79	110	139	150	159	178	195	212	224	236
War Disablement Pensions	107	113	122	134	125	144	145	145	143	140
Veteran’s Pension	119	128	143	161	176	180	180	180	179	178
Other benefits	308	316	351	392	437	497	507	537	548	564
Benefit expenses	13,326	14,246	15,435	16,288	17,366	19,108	20,130	20,883	21,664	22,364

Source:    The Treasury

Table 4.3 — Beneficiary numbers

(Thousands)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
New Zealand Superannuation	469	482	495	508	522	540	556	576	600	621
Domestic Purposes Benefit	109	106	100	97	101	110	113	113	114	114
Unemployment Benefit	78	64	52	37	48	80	88	83	76	69
Accommodation Supplement	243	249	251	245	267	315	333	335	332	330
Invalids Benefit	74	76	78	82	86	88	90	91	92	93
Sickness Benefit	45	47	48	48	50	59	63	63	62	61

Source:    Ministry of Social Development

Table 4.4 — GSF pension expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Pension expenses	718	761	645	690	655	357	396	525	587	575
Core Crown GSF	718	761	645	690	655	357	396	525	587	575

Source:    The Treasury

Table 4.5 — Health expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Departmental outputs	157	174	180	206	206	213	213	213	213	213
Health service purchasing	8,113	8,805	9,614	10,503	11,354	12,233	12,284	12,245	12,214	12,213
Other non-departmental outputs	160	135	99	97	98	108	102	102	99	99
Health payments to ACC	356	372	425	463	667	832	804	805	810	832
Other expenses	27	61	37	28	43	48	49	50	51	50
Health expenses	8,813	9,547	10,355	11,297	12,368	13,434	13,452	13,415	13,387	13,407

Source:    The Treasury

Table 4.6 — Health service purchasing

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Payments to District Health Boards	7,262	7,814	8,547	9,312	10,038	10,760	10,850	10,852	10,846	10,861
National Disability Support Services	620	699	755	834	889	934	937	937	937	937
Public Health Service Purchasing	231	292	312	357	427	539	497	457	431	415
Health service purchasing	8,113	8,805	9,614	10,503	11,354	12,233	12,284	12,245	12,214	12,213

Source:    The Treasury

Table 4.7 — Education expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Early childhood education	444	555	617	860	1,030	1,148	1,268	1,361	1,386	1,399
Primary and secondary schools	3,934	4,153	4,325	4,552	4,939	5,179	5,202	5,195	5,226	5,261
Tertiary funding	2,496	4,047	3,322	3,266	4,319	4,283	4,272	4,242	4,222	4,220
Departmental expenses	737	821	875	828	904	946	934	931	909	909
Other education expenses	319	338	130	45	263	93	90	83	70	69
Education expenses	7,930	9,914	9,269	9,551	11,455	11,649	11,766	11,812	11,813	11,858
Places	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
Early childhood education(1)	113,009	115,903	123,196	133,903	137,542	144,793	153,028	159,876	161,373	162,221

(1) Full-time equivalent based on 1,000 funded child hours per year.

Sources:    Ministry of Education, The Treasury

Table 4.8 — Primary and secondary education expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Primary	1,964	2,062	2,141	2,262	2,485	2,622	2,643	2,637	2,663	2,690
Secondary	1,524	1,618	1,682	1,761	1,900	1,980	1,987	1,980	1,979	1,978
School transport	109	118	125	131	152	159	162	167	172	180
Special needs support	231	245	263	278	290	302	307	310	311	312
Professional Development	95	101	104	108	101	102	89	87	87	87
Schooling Improvement	11	9	10	12	11	14	14	14	14	14
Primary and secondary education expenses	3,934	4,153	4,325	4,552	4,939	5,179	5,202	5,195	5,226	5,261
Places	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
Primary(1)	482,570	480,586	477,967	475,820	474,630	476,890	478,594	484,766	491,244	498,767
Secondary(1)	274,245	275,869	277,619	277,582	280,062	280,254	279,929	278,240	278,789	278,695

(1)  From 1999, these have been restated and are now snapshots based as at 1 July for primary year-levels (years 1 to 8) and 1 March for secondary year-levels (years 9 to 15). These numbers include special school rolls but exclude health camps, hospital schools and home schooling.

Sources:    Ministry of Education, The Treasury

Table 4.9 — Tertiary education expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Tuition	1,647	1,865	1,962	2,172	2,211	2,359	2,332	2,290	2,284	2,283
Other tertiary funding	68	110	339	358	543	540	505	497	479	479
Tertiary student allowances	359	354	382	386	444	534	546	549	537	535
Initial fair value change in student loans	—	1,415	—	—	—	—	—	—	—	—
Student loans	422	303	639	350	1,121	850	889	906	922	923
Tertiary education expenses	2,496	4,047	3,322	3,266	4,319	4,283	4,272	4,242	4,222	4,220
Places (year)	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
EFT students(1)	242,986	226,891	230,319	229,276	234,434	243,087	237,357	237,642	237,225	237,277

(1)  Tertiary EFTS numbers from 2000 to 2008 include all delivered EFTS.  EFTS numbers from 2009 onwards have been estimated on the basis of funded EFTS. Note that historical EFTS numbers have been revised so will differ from previous published EFU numbers.

EFTS numbers are based on calendar years rather than fiscal years.

Sources:    Ministry of Education, The Treasury

Table 4.10 — Core Government service expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Official development assistance	297	330	330	362	458	484	486	510	559	559
Indemnity and guarantee expenses	—	—	—	—	992	62	60	59	58	58
Departmental expenses	1,570	1,403	1,402	1,557	1,668	1,683	1,679	1,669	1,643	1,638
Non-Departmental Expenses			237	277	117	274	245	269	280	287
Tax receivable write-down and impairments	350	338	2,479	701	1,654	1,210	1,210	1,005	1,005	1,005
Science expenses	170	157	163	168	179	194	196	195	195	195
Other expenses	180	279	205	306	225	164	158	149	151	146
Core Government service expenses	2,567	2,507	4,816	3,371	5,293	4,071	4,034	3,856	3,891	3,888

Source:    The Treasury

Table 4.11 – Law and order expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Police	896	976	1,086	1,198	1,326	1,336	1,376	1,368	1,370	1,370
Ministry of Justice	257	299	454	367	379	402	388	391	390	390
Department of Corrections	483	572	662	787	829	936	974	971	985	985
Department for Courts	—	—	—	—	—	—	—	—	—	—
Other departments	72	76	60	91	92	105	109	109	109	109
Department expenses	1,708	1,923	2,262	2,443	2,626	2,779	2,847	2,839	2,854	2,854
Non-departmental outputs	218	262	354	326	380	397	364	359	359	359
Other expenses	51	50	83	125	83	93	103	102	102	102
Law and order expenses	1,977	2,235	2,699	2,894	3,089	3,269	3,314	3,300	3,315	3,315

Source:                          The Treasury

Table 4.12 – Defence expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
NZDF Core expenses	1,203	1,306	1,459	1,517	1,697	1,779	1,788	1,764	1,763	1,763
Other expenses	72	77	58	45	60	65	68	55	56	56
Defence expenses	1,275	1,383	1,517	1,562	1,757	1,844	1,856	1,819	1,819	1,819

Source:                          The Treasury

Table 4.13 – Transport and communication expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
New Zealand Transport Agency	1,346	1,482	1,874	1,966	1,562	1,835	1,714	1,712	1,826	1,885
Departmental outputs	97	101	113	137	83	68	63	63	63	63
Other non-departmental expenses	79	109	221	104	170	163	101	80	75	75
Asset impairments	47	47	47	—	320	—	—	—	—	—
Rail write-offs					—	—	—	—	—	—
Rail costs	63	77	142	24	507	715	315	172	53	3
Other expenses	3	2	8	13	21	26	24	24	25	25
Transport and communication expenses	1,635	1,818	2,405	2,244	2,663	2,807	2,217	2,051	2,042	2,051

Source:                          The Treasury

Table 4.14 – Economic and industrial services expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Departmental outputs	508	549	546	603	389	410	390	383	381	381
Employment initiatives	224	202	207	186	185	222	176	168	166	166
Non-departmental outputs	549	751	873	822	809	976	800	774	774	770
Reserve Electricity Generation	—	26	16	81	20	111	27	26	17	17
Flood relief	52	8	—	—	—	—	—	—	—	—
KiwiSaver	—	—	—	1,102	1,281	1,138	1,013	1,002	1,016	1,037
Research & Development tax credits	—	—	—	37	154	—	—	—	—	—
Other expenses	111	56	(47)	58	122	310	266	281	261	260
Economic and industrial services expenses	1,444	1,592	1,595	2,889	2,960	3,167	2,672	2,634	2,615	2,631

Source:                          The Treasury

Table 4.15 – Employment initiatives

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Training incentive allowance	36	32	29	27	30	23	20	16	15	15
Community employment projects	6	—	—	—	—	—	—	—	—	—
Subsidised work	102	84	88	67	63	107	64	60	59	59
Employment support for disabled	74	82	86	88	88	88	88	88	88	88
Other employment assistance schemes	6	4	4	4	4	4	4	4	4	4
Employment initiatives	224	202	207	186	185	222	176	168	166	166

Source:                          The Treasury

Table 4.16 – Primary service expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Departmental expenses	272	350	342	354	360	382	363	362	362	361
Non-departmental outputs	114	97	80	109	89	172	147	156	162	143
Other expenses	8	20	16	78	85	35	14	14	15	15
Primary service expenses	394	467	438	541	534	589	524	532	539	519

Source:                          The Treasury

Table 4.17 – Heritage, culture and recreation expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Community grants	6	7	7	7	8	8	8	10	10	10
Kyoto protocol	310	42	—	—	—	—	—	—	—	—
Emmission Trading Scheme	—	—	—	—	17	38	510	404	1,016	790
Departmental outputs	292	322	357	392	426	442	418	426	429	430
Non-departmental outputs	317	351	411	469	467	441	426	400	394	395
Other expenses	66	169	69	239	84	213	108	115	113	83
Heritage, culture and recreation expenses	991	891	844	1,107	1,002	1,142	1,470	1,355	1,962	1,708

Source:                          The Treasury

Table 4.18 – Housing and community development expenses

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Housing subsidies	31	23	25	28	37	37	60	66	58	51
Departmental outputs	100	117	134	141	148	158	151	149	143	142
Other non-departmental expenses	32	62	96	91	112	143	143	143	143	143
Housing and community development expenses	163	202	255	260	297	338	354	358	344	336

Source:                          The Treasury

Glossary of Terms

ACC insurance liability

The ACC insurance liability is the gross liability of the future cost of past ACC claims.  The net ACC liability is the gross liability less the asset reserves held to meet these claims.

Baselines

The level of funding approved for any given spending area (eg, Education).  All amounts within baselines are included in the forecasts.

Consumers Price Index (CPI)

A measure of change in the prices of goods and services bought by households.

Contingent liability

Contingent liabilities are costs, which the Crown will have to face if a particular uncertain and not probable event occurs.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.

Contingent assets

Contingent assets are potential assets dependent on an uncertain event occurring.

Core Crown

The core Crown represents the revenues, expenses, assets and liabilities of the Crown, departments, Offices of Parliament, the Reserve Bank, and the NZS Fund.

Core Crown revenue

Core Crown revenue mostly consists of tax revenue collected by the Government, but also includes investment income, sales of goods and services and other revenue.

Core Crown expenses

The day-to-day spending (eg, salaries, welfare benefit payments, finance costs and maintaining national defence etc) that does not build physical assets for the Government.  This is an accrual measure of expenses and includes items such as depreciation on physical assets.

Corporate tax

The sum of net company tax, non-resident withholding tax (NRWT), foreign-source dividend withholding payments (FDWP).

Current account (Balance of Payments)

A measure of the flows of income between New Zealand and the rest of the world.  A net inflow to New Zealand is a current account surplus, while a net outflow is a deficit.  The current account balance is commonly expressed as a percentage of GDP.

Cyclically adjusted or structural fiscal balance

An estimate of the fiscal balance (eg, operating balance (before gains and losses)) adjusted for short-term fluctuations of actual GDP around trend GDP.  The estimate provides a picture of the underlying trend fiscal position and an indication of the effects of policy decisions.  Because it is based on a number of assumptions and is sensitive to new information, the estimate is subject to some uncertainty.

Demographic changes

Changes to the structure of the population.  For example the age, sex or ethnic make-up of the population.

Domestic bond programme

The amount and timing of new government stock expected to be issued over the financial year.

Excise duties

Tax levied on the domestic production of alcohol, tobacco and light petroleum products (CNG, LPG and petrol).

Financial assets

Cash or shares (equity), a right to receive cash or shares (equity), or a right to exchange a financial asset or liability on favourable terms.

Fiscal impulse

A summary measure of how changes in fiscal policy affect aggregate demand.  To isolate discretionary changes, fiscal impulse is calculated on a cyclically-adjusted basis and excluding net interest payments.  To better capture the role of capital spending the indicator is derived from cash flow information.

Fiscal intentions (short-term)

Under the Public Finance Act 1989, the Government must indicate explicitly its intentions for operating expenses, operating revenues, the operating balance, debt and net worth over (at least) the next three years.

Fiscal objectives (long-term)

The Government’s long-term goals for operating expenses, operating revenue, the operating balance, debt and net worth, as required by the Public Finance Act 1989.  The objectives must be consistent with the principles of responsible fiscal management outlined in the Act and cover a period of ten or more years.

Forecast new capital spending

An amount provided in the forecasts to represent the balance sheet impact of capital initiatives expected to be introduced over the forecast period.

Forecast new operating spending

An amount included in the forecasts to provide for the operating balance impact of policy initiatives and changes to demographics and other forecasting changes expected to occur over the forecast period.

Gains and Losses

Gains and losses typically arise from the revaluation of assets and liabilities, such as investments in financial assets and long-term liabilities for ACC and GSF.  Gains and losses are reported directly as a movement in net worth (eg, asset revaluation reserves) or indirectly through the Statement of Financial Performance.  The impact of gains and losses on the operating balance can be volatile so the operating balance (before gains and losses) indicator can provide a more useful measure of underlying stewardship.

Gross domestic product (GDP)

A measure of the value of all goods and services produced in New Zealand; changes in GDP measure growth in economic activity or output.  GDP can be measured as the actual dollar value of goods and services measured at today’s prices (nominal GDP), or excluding the effects of price changes over time (real GDP).

Gross domestic product (expenditure)

This is the sum of total final expenditures on goods and services in the economy.

Gross national expenditure (GNE)

Measures total expenditure on goods and services by New Zealand residents.

Gross sovereign-issued debt (GSID)

Debt issued by the sovereign (the core Crown) including Government stock held by the NZS Fund, ACC and EQC.

Labour force participation rate

Measures the percentage of the working-age population in work or actively looking for and available for work.

Labour productivity

Measures output per input of labour (where labour inputs might be measured as hours worked or people).

Line-by-line consolidation

This is a term used to refer to the general approach to the presentation of the Crown financial statements.  It means that the individual line items for revenues, expenses, assets and liabilities in the Crown financial statements include all departments, Offices of Parliament, the Reserve Bank, SOEs, Crown entities, and other entities controlled by the Government.

Marketable securities

Assets held with financial institutions.  These assets are held for both cash flow and investment purposes, and include any funds the Government has invested in the International Monetary Fund.

Monetary conditions

The combination of interest rates and the exchange rate.

Monetary policy

Action taken by the Reserve Bank to affect interest rates and the exchange rate in order to control inflation.  Tightening monetary policy refers to actions taken by the Reserve Bank to raise interest rates (which can influence the exchange rate) in order to moderate aggregate demand pressures and so reduce inflationary pressures.

Net core Crown cash flow from operations

Operating balance (before gains and losses) less retained items (eg, net surplus of SOEs, CEs and NZS Fund net revenue) less non-cash items (eg, depreciation).

Net core Crown debt

Represents GSID less core Crown financial assets (excluding advances and financial assets held by the NZS Fund).  Advances and financial assets held by the NZS Fund are excluded as these assets are less liquid and they are made for public policy reasons rather than for the purposes associated with government financing.  Net core Crown debt provides information about the sustainability of the Government’s accounts, and is used by some international agencies when determining the creditworthiness of a country

Net core Crown debt (incl NZS Fund)

Represents net core Crown debt plus the financial assets of the New Zealand Superannuation Fund.

Net worth

Total assets less total liabilities (also referred to as the Crown balance).  The change in net worth in any given forecast year is largely driven by the operating balance.

Net worth excluding social assets

Net worth excluding social assets provides the government with an idea of how its assets that earn a financial return match its liabilities.  The measure consists of the financial assets of the core Crown and Crown Entities, all the assets of State-Owned Enterprises (excluding KiwiRail), and total liabilities.

NZ IFRS

New Zealand equivalents to International Financial Reporting Standards.  These standards are approved by the Accounting Standards Review Board in New Zealand and are based on the requirements of the international financial reporting standards issued by the International Accounting Standards Board adjusted where appropriate for entities that are not profit oriented.

Operating allowance

The amount included in the Fiscal Strategy Report projections for new initiatives, including spending and cost pressures.  The allowance is a projection assumption.  The projections in the Fiscal Strategy Report also include an allowance for capital spending.

Operating balance

The operating balance is the residual of revenues less expenses plus surpluses from state-owned enterprises and Crown entities.  It includes gains and losses not reported directly as a movement against net worth.

Operating balance before gains and losses

The operating balance (before gains and losses) is the operating balance excluding gains and losses.  The impact of gains and losses on the operating balance can be volatile so the operating balance (before gains and losses) indicator (because it excludes gains and losses) can provide a more useful measure of underlying stewardship.

Projections

Projections of the key fiscal indicators beyond the five-year forecast period.  The projections are based on long-run economic and fiscal assumptions.  For example, the projections assume no economic cycle and constant long-run interest, inflation and unemployment rates.

Residual cash

The level of money the Government has available to repay debt or, alternatively, needs to borrow in any given year.  Residual cash is alternatively termed “Cash available/(shortfall to be funded)”.

Residual cash is equal to net core Crown cash flow from operations excluding NZS Fund activity less core Crown capital commitments (eg, contributions to NZS Fund, purchase of assets, loans to others).

Settlement cash

This is the amount of money deposited with the Reserve Bank by banks.  It is a liquidity mechanism used to settle wholesale obligations between banks and provides the basis for settling most of the retail banking transactions that occur every working day between corporate and individuals.

Specific fiscal risks

These are a category of Government decisions or circumstances which may have a material impact on the fiscal position (excluding contingent liabilities).  They are not included in the main forecasts because their fiscal impact cannot be reasonably quantified, the likelihood of realisation is uncertain and/or the timing is uncertain.

System of National Accounts (SNA)

SNA is a comprehensive, consistent and flexible set of macroeconomic accounts to meet the needs of government and private sector analysts, policy-makers, and decision-takers.

Tax revenue

The accrual, rather than the cash (“tax receipts”) measure of taxation.  It is a measure of tax due, regardless of whether or not it has actually been paid.

Top-down adjustment

The adjustment to expenditure forecasts to reflect the extent to which departments use appropriations (upper spending limits) for their expenditure forecasts.  As appropriations apply to the core Crown only, no adjustment is required to SOE or Crown Entity forecasts.

Total borrowings

Total borrowings represents the Government’s debt obligations to external parties.  Total borrowings can be split into sovereign-guaranteed debt and non-sovereign-guaranteed debt.  Non-sovereign-guaranteed debt represents the debt obligations of SOEs and Crown entities that are not explicitly guaranteed by the Crown.

Trade weighted index (TWI)

A measure of movements in the New Zealand dollar against the currencies of our major trading partners.  The currencies comprise the US dollar, the Australian dollar, the Japanese yen, the euro and the UK pound.

Unit labour costs

The wages and other costs associated with employment per unit of output.

Year ended

Graphs and tables use different expressions of the timeframe.  For example, 2008/09 or 2009 will generally mean “year ended 30 June” unless otherwise stated.

Time Series of Fiscal and Economic Indicators

Fiscal Indicators

Nominal GDP ($ million)	99,046	101,558	104,664	111,046	118,358	125,824	132,750	143,187	152,079	158,713	169,400	179,024	180,210	184,466	193,966	203,873	213,738	223,980
June Years	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
$ millions	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Revenue and Expenses
Core Crown revenue	33,131	34,242	32,880	34,946	37,842	39,945	43,440	46,219	51,045	55,735	58,211	61,819	59,482	56,751	60,045	63,147	66,911	70,312
Core Crown expenses	31,368	32,982	33,939	34,829	36,559	37,513	39,897	41,882	44,895	49,320	54,003	56,997	64,002	65,520	68,946	70,721	73,974	76,228
Surpluses
Total Crown OBEGAL	1,801	2,345	128	594	1,422	2,471	4,366	5,573	7,075	7,091	5,860	5,637	(3,893)	(7,465)	(6,684)	(6,000)	(5,775)	(4,867)
Total Crown operating balance	1,863	2,048	1,705	1,405	1,208	2,286	1,621	7,309	5,931	9,542	8,023	2,384	(10,505)	(4,794)	(5,128)	(4,153)	(3,728)	(2,673)
Cash Position
Core Crown residual cash	3,913	484	2,048	(386)	349	216	1,217	520	3,104	2,985	2,877	2,057	(8,639)	(10,091)	(11,349)	(10,353)	(8,681)	(7,443)
Debt
GSID (excluding liquidity mgmt)	36,236	38,475	37,307	36,580	37,194	36,650	36,617	36,017	35,478	33,903	30,647	31,390	43,356	53,651	64,406	69,077	73,401	80,528
Net core Crown debt (incl NZS Fund)(1)	30,317	30,472	25,923	25,895	24,908	24,773	22,647	19,902	13,324	6,302	1,620	(2,676)	5,633	12,560	22,987	32,222	39,483	45,879
Net core Crown debt(1)	30,317	30,472	25,923	25,895	24,908	25,388	24,531	23,858	19,879	16,163	13,380	10,258	17,119	27,371	38,788	49,033	57,546	64,910
Net Worth
Total Crown net worth	12,570	14,579	10,121	12,605	15,450	22,825	28,012	39,595	54,240	83,971	96,827	105,514	99,515	94,809	89,705	85,558	81,831	79,159
NZS Fund net worth	—	—	—	—	—	615	1,884	3,956	6,555	9,861	12,973	14,212	13,688	15,573	16,431	17,342	18,301	19,317
1 Excludes advances
% GDP
Revenue and Expenses
Core Crown revenue	33.5	33.7	31.4	31.5	32.0	31.7	32.7	32.3	33.6	35.1	34.4	34.5	33.0	30.8	31.0	31.0	31.3	31.4
Core Crown expenses	31.7	32.5	32.4	31.4	30.9	29.8	30.1	29.2	29.5	31.1	31.9	31.8	35.5	35.5	35.5	34.7	34.6	34.0
Surpluses
Total Crown OBEGAL	1.8	2.3	0.1	0.5	1.2	2.0	3.3	3.9	4.7	4.5	3.5	3.1	(2.2)	(4.0)	(3.4)	(2.9)	(2.7)	(2.2)
Total Crown operating balance	1.9	2.0	1.6	1.3	1.0	1.8	1.2	5.1	3.9	6.0	4.7	1.3	(5.8)	(2.6)	(2.6)	(2.0)	(1.7)	(1.2)
Cash Position
Core Crown residual cash	4.0	0.5	2.0	(0.3)	0.3	0.2	0.9	0.4	2.0	1.9	1.7	1.1	(4.8)	(5.5)	(5.9)	(5.1)	(4.1)	(3.3)
Debt
GSID (excluding liquidity mgmt)	36.6	37.9	35.6	32.9	31.4	29.1	27.6	25.2	23.3	21.4	18.1	17.5	24.1	29.1	33.2	33.9	34.3	36.0
Net core Crown debt (incl NZS Fund)	30.6	30.0	24.8	23.3	21.0	19.7	17.1	13.9	8.8	4.0	1.0	(1.5)	3.1	6.8	11.9	15.8	18.5	20.5
Net core Crown debt	30.6	30.0	24.8	23.3	21.0	20.2	18.5	16.7	13.1	10.2	7.9	5.7	9.5	14.8	20.0	24.1	26.9	29.0
Net Worth
Total Crown net worth	12.7	14.4	9.7	11.4	13.1	18.1	21.1	27.7	35.7	52.9	57.2	58.9	55.2	51.4	46.2	42.0	38.3	35.3
NZS Fund net worth	—	—	—	—	—	0.5	1.4	2.8	4.3	6.2	7.7	7.9	7.6	8.4	8.5	8.5	8.6	8.6

Economic Indicators

March Years Annual average % change	1997 Actual	1998 Actual	1999 Actual	2000 Actual	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast

Private consumption	4.3	2.3	3.1	3.3	1.4	2.8	4.9	6.4	5.0	4.6	2.8	3.2	(0.8)	(0.2)	2.3	2.5	1.7	1.5
Public consumption	1.4	7.4	(0.4)	5.8	(2.1)	4.1	1.3	4.9	4.0	5.1	3.9	4.2	3.3	1.1	2.0	2.0	1.2	0.7
TOTAL CONSUMPTION	3.7	3.5	2.3	3.8	0.6	3.1	4.1	6.1	4.8	4.7	3.0	3.5	0.1	0.1	2.2	2.4	1.6	1.3
Residential investment	4.9	3.0	(13.0)	19.5	(13.3)	2.0	23.6	15.0	2.9	(5.2)	(2.3)	4.3	(23.4)	(7.3)	24.5	16.1	6.6	1.9
Non-market investment	18.3	14.0	(4.8)	13.0	(13.8)	21.9	13.7	15.6	14.2	(0.3)	(5.6)	7.4	16.7	5.1	(3.1)	(3.6)	3.8	4.6
Market investment	4.3	(2.2)	2.6	6.9	8.0	6.9	2.3	12.2	11.9	8.2	0.7	4.5	(4.7)	(11.1)	8.8	7.3	4.8	6.2
TOTAL INVESTMENT	5.1	0.2	(2.3)	10.6	0.4	6.8	7.8	13.1	9.2	4.4	(0.6)	4.2	(8.8)	(8.5)	11.8	9.3	5.6	5.4
Stock change (contribution to growth)	(0.4)	(0.2)	(0.3)	1.2	(0.3)	0.1	(0.1)	0.2	0.3	(0.4)	(0.7)	0.6	(0.2)	(1.8)	1.2	(0.1)	0.0	0.2
GROSS NATIONAL EXPENDITURE	3.5	2.6	0.9	6.3	0.3	3.9	4.7	7.6	6.1	4.2	1.5	4.2	(2.0)	(3.2)	4.9	3.9	2.6	2.6
Exports	4.7	3.9	2.9	7.4	6.3	3.0	7.8	1.1	4.8	(0.1)	2.9	3.1	(3.3)	0.4	(0.2)	5.4	5.1	4.4
Imports	6.4	2.5	2.1	11.3	(0.7)	4.0	7.2	12.7	12.5	4.2	(1.6)	10.0	(4.7)	(13.3)	9.7	7.7	3.7	3.7
EXPENDITURE ON GDP	3.1	2.9	1.2	5.2	2.4	3.5	5.0	4.0	3.9	3.0	2.9	2.1	(1.5)	0.8	2.5	3.1	3.0	2.8
GDP (production measure)	3.5	1.7	0.5	5.3	2.4	3.6	4.9	4.3	3.8	3.0	1.8	3.1	(1.1)	(0.4)	2.4	3.2	3.0	2.8
- annual % change	2.0	0.3	2.6	6.4	0.7	4.6	4.6	5.3	2.3	2.9	2.4	2.0	(2.6)	1.6	2.7	3.3	2.9	2.7
Real GDP per capita	1.9	0.5	(0.3)	4.7	1.8	2.7	3.0	2.4	2.3	1.8	0.6	2.1	(2.0)	(1.5)	1.1	2.2	2.1	1.9
Nominal GDP (expenditure basis)	4.9	3.7	1.7	6.0	5.7	7.5	5.1	6.8	7.2	4.9	5.5	7.1	1.1	1.7	4.8	5.2	4.9	4.9
GDP deflator	1.8	0.8	0.5	0.9	3.2	3.9	0.2	2.7	3.2	1.9	2.6	4.9	2.6	0.9	2.3	2.1	1.8	2.1
Output gap (% deviation, March year average)	0.6	0.2	(1.9)	0.6	0.0	0.1	1.1	1.5	1.8	2.0	1.6	3.0	0.2	(1.0)	(1.0)	(1.1)	(0.8)	(0.5)
Employment	2.2	0.3	(0.6)	1.9	2.0	2.9	2.8	3.0	3.6	2.8	2.2	1.3	0.9	(1.8)	(0.9)	1.0	2.5	2.6
Unemployment (% March quarter s.a.)	6.5	7.4	7.5	6.5	5.5	5.3	5.0	4.3	3.9	4.0	3.8	3.8	5.0	7.0	6.9	6.0	5.3	4.8
Wages (average ordinary-time hourly, ann % change)	4.3	2.5	3.1	1.7	3.1	3.6	2.2	3.4	3.5	5.2	4.6	4.5	5.3	2.8	3.1	2.8	2.7	2.9
CPI inflation (ann % change)	1.8	1.3	(0.1)	1.5	3.1	2.6	2.5	1.5	2.8	3.3	2.5	3.4	3.0	2.5	2.3	2.2	2.3	2.0
Merchandise terms of trade (SNA basis)	0.0	(1.8)	0.9	0.2	3.4	4.0	(5.6)	4.3	3.5	(2.1)	(1.1)	8.5	(0.8)	(8.1)	3.6	2.2	1.0	1.3
Current account balance - $billion	(5.8)	(5.4)	(4.4)	(7.0)	(5.1)	(3.9)	(4.5)	(6.6)	(10.1)	(14.5)	(13.5)	(14.1)	(14.6)	(5.2)	(10.3)	(13.6)	(14.9)	(15.7)
Current account balance - % of GDP	(6.0)	(5.3)	(4.2)	(6.4)	(4.4)	(3.1)	(3.4)	(4.7)	(6.7)	(9.2)	(8.1)	(7.9)	(8.1)	(2.9)	(5.4)	(6.8)	(7.1)	(7.1)
TWI (March quarter)	68.4	61.2	57.6	54.1	50.5	51.6	60.6	66.9	69.6	68.3	68.8	71.9	53.7	66.5	63.5	58.1	55.1	53.2
90-day bank bill rate (March quarter)	7.5	8.9	4.5	6.0	6.4	5.0	5.8	5.5	6.9	7.6	7.8	8.8	3.7	2.9	3.9	4.9	5.4	5.8
10-year bond rate (March quarter)	7.5	6.8	5.7	7.3	6.0	6.7	6.0	5.9	6.0	5.7	5.9	6.3	4.6	5.8	5.8	5.8	5.9	6.0